                                                                       Exhibit 1

BREAKWATER RESOURCES LTD.
2005 ANNUAL REPORT

GOLD

COPPER

ZINC

LEAD

SILVER

UNLOCKING POTENTIAL


ASSETS
Breakwater Resources Ltd. is a Canadian-based company engaged in the acquisition, exploration, development and mining of base metal deposits in the Americas and North Africa. Breakwater is focused on building a world-class diversified mining company.

MYRA FALLS
Zn Cu Ag Au
Myra Falls is an underground mine located in Strathcona-Westmin Provincial Park in central Vancouver Island, British Columbia. The mine is linked to the port of Campbell River by a 90 km paved road.

BOUCHARD-HEBERT
The Bouchard-Hebert mill is being left in place pending the results of exploration activities focused on 215 claims covering 7,982 hectares.

LANGLOIS
Zn Cu Ag Au
The Langlois mine is an underground mine located 47 kilometres north-east of Lebel-sur-Quevillon and 213 kilometres north of Val d'Or. The mine includes a 2,500 tonne per day concentrator and related infrastructure.

CARIBOU
Zn Pb Ag
The Caribou mine is being held on care and maintenance pending its sale.

BOUGRIN
The Bougrine mill is being left in place pending the results of exploration activities focused on a lead/zinc deposit located in northern Tunisia.

EL MOCHITO
Zn Pb Ag
The El Mochito mine, located in Honduras, Central America, is in its fifty-seventh year of production.

EL TOQUI
Zn Au
The El Toqui mine is located in Chile approximately 1,200 kilometres south of Santiago.


MESSAGE TO SHAREHOLDERS

"ZINC CONTINUES TO LEAD BASE METALS,SHARES RESPONDING"

                           BASE METALS - JANUARY 22, 2006

"UNSTOPPABLE ZINC FLIES EVER HIGHER"

                           METALS INSIDER - APRIL 11, 2006

"LME REVIEW - FUND BUYING PUSH ZINC, COPPER TO RECORD HIGHS"

                           DOW JONES - APRIL 12, 2006

"COPPER, ZINC PRICE FORECASTS RAISED AT MACQUARIE BANK (UPDATE 1)"

                           BLOOMBERG - APRIL 13, 2006

The above is a sampling of the headlines investors in the commodities markets are reading each day. In the face of such exuberance, it's hard to remember that less than a year ago Breakwater operated in a different market. Although the dark days of 2002, 2003 and 2004, where zinc averaged $0.35, $0.38 and $0.48 per pound respectively, were in the past, the world had yet to wake up to the fact that demand was outstripping supply. Given years of poor returns, zinc industry participants were not spending large sums of money to bring additional zinc mines into production. In the first quarter of 2005, the average LME official cash price for zinc was $0.60 per pound. In the first quarter of 2006, the average LME official cash price for zinc was $1.02. Today, April 13, 2006, the price is $1.40. In the same period inventories on the London Metal Exchange moved from 574,050 tonnes to 273,225 tonnes. On April 10, 2006 the Economic Times (India) wrote, "The non-ferrous metal sector has seen a dramatic shift in pecking order. Zinc, a poor cousin to the non-ferrous family of aluminium and copper, has emerged as the best wealth creator on the stock markets."

     Notwithstanding its position as primarily a zinc producer positioned in front of what I believed to be a market with excellent fundamentals, what also attracted me to Breakwater was its disciplined approach to operating. It's easy enough to make operating look easy in the face of robust prices but much more difficult to operate when money is tight. In 2004, Breakwater spent $7.9 million on reclamation and closure. In 2005, that number rose to $25.2 million. It is the mark of a good operator when operations are mined from beginning to end to the highest standards. It will stand us in good stead in future negotiations with governments and more senior mining companies, making us the partner of choice for both parties.

     For Breakwater, 2005 represented a year of change and of consolidation.

     The closures of Bouchard-Hebert in February and Bougrine in September were balanced with a full year's production from Myra Falls and a decision to bring Langlois into production. While capital expenditures were up considerably in 2005 to $39.0 million from $27.7 million in 2004 and $10.6 million in 2003, the operations continue to require additional investments to unlock their full potential. Accordingly, capital expenditures in 2006 are forecast to be $75.3 million with $9.7 million of that aimed directly at organic growth through the exploration of our considerable land holdings in the vicinity of our operating mines and our previously operated mines.

     Breakwater's business plan is simple and focussed. We will invest in capital projects to increase the productivity, efficiency and effectiveness of our operations. As noted above we will increase our investment in overall exploration and we will acquire value added projects or assets. We will do this while maintaining production costs that will sustain the Company through most market conditions.

     Looking ahead to the balance of 2006 and into 2007, we continue to see a strong zinc market as inventories continue to decline. Much of this improvement has been driven by the high levels of demand growth from China. In 2003, China accounted for 21% of global zinc demand compared to 8% in 1990. In 2005, this number had grown to 27%.

     While the markets will certainly not be without volatility, we expect that with our well managed and professionally staffed operations and a seasoned management team that is dedicated to the success and future growth of the Company, we will be well positioned to enjoy robust markets for several years. It is the efforts of our employees, combined with the support of our shareholders, that will enable us to continue to operate profitable and safe mines and expand our operations in a prudent manner. We wish to thank our employees and shareholders for this continued support.

     SIGNATURE

     GEORGE E. PIRIE
     President and Chief Executive Officer

     APRIL 13, 2006


2005 HIGHLIGHTS

                                                 2005              2004         % CHANGE
----------------------------------------------------------------------------------------

FINANCIAL                                     (`000s)           (`000s)
NET REVENUES                            $    207,574      $     158,443             31%

NET EARNINGS                                  14,739              2,624            462%

CAPITAL EXPENDITURES                          38,962             27,689             41%
WORKING CAPITAL                               44,419             36,603             21%
LONG-TERM DEBT                                 4,143              1,424            191%

SHAREHOLDERS' EQUITY                         162,746            141,408             15%

COMMON SHARES OUTSTANDING                    380,917            363,156              5%

----------------------------------------------------------------------------------------

OPERATIONAL
ORE MILLED                                   2,468.6            2,822.2           (13)%

CONCENTRATE PRODUCTION
     ZINC (TONNES)                             268.7              318.2           (16)%
     COPPER (TONNES)                            35.4               43.9           (19)%
     LEAD (TONNES)                              28.7               21.6             33%
     GOLD (TONNES)                               4.1                5.0           (18)%

METAL IN CONCENTRATES
     ZINC (TONNES)                             141.3              169.9            (17)%
     COPPER (TONNES)                             8.1                8.4             (4)%
     LEAD (TONNES)                              19.2               14.3              34%
     SILVER (OUNCES)                         3,059.9            2,538.0              21%
     GOLD (OUNCES)                              76.0               56.4              35%

TOTAL CASH COSTS
     PER POUND PAYABLE ZINC SOLD (US$)          0.40               0.34              18%
----------------------------------------------------------------------------------------


RESERVES AND RESOURCES
--------------------------------------------------------------------------------

     THE FOLLOWING TABLE LISTS BREAKWATER'S MINERAL RESERVES AND RESOURCES AS CALCULATED BY TORBEN JENSEN, VICE PRESIDENT, ENGINEERING, BREAKWATER'S QUALIFIED PERSON AS OF DECEMBER 31, 2005, ACCORDING TO THE "CIM STANDARDS ON MINERAL RESOURCES AND RESERVES: DEFINITIONS AND GUIDELINES" (AUGUST, 2000). ACCORDINGLY, THE RESOURCES HAVE BEEN CLASSIFIED AS MEASURED, INDICATED OR INFERRED AND THE RESERVES HAVE BEEN CLASSIFIED AS PROVEN AND PROBABLE BASED ON THE MEASURED AND INDICATED RESOURCES.
--------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------------------------
                                  DECEMBER 31, 2005                                        December 31, 2004

                     TONNES      ZN      PB       CU       AG       AU   Tonnes      Zn       Pb       Cu       Ag      Au
                    (000's)      (%)     (%)      (%)    (g/t)    (g/t)  (000's)     (%)      (%)      (%)    (g/t)   (g/t)
---------------------------------------------------------------------------------------------------------------------------
PROVEN AND PROBABLE
RESERVES
MYRA FALLS           6,000      6.4       -      1.1       46      1.3     6,392     6.7        -      1.1       49     1.4
BOUCHARD-HEBERT          -        -       -        -        -        -        99     4.9        -      0.5       26     0.7
BOUGRINE                 -        -       -        -        -        -       110    10.7      6.0        -        -       -
EL MOCHITO           2,413      6.6     2.2        -       87        -     1,986     6.5      2.0        -       91       -
EL TOQUI             2,591      7.8       -        -        -      2.1     2,565     7.4        -        -        -     2.0
LANGLOIS             3,323     10.8       -      0.8       52      0.1     3,323    10.8        -      0.8       52     0.1
CARIBOU              5,057      6.5     3.4      0.8       90        -     5,057     6.5      3.4      0.8       90       -
---------------------------------------------------------------------------------------------------------------------------

TOTAL               19,384      7.4       -        -        -        -    19,532     7.4        -        -        -       -


MEASURED AND INDICATED
RESOURCES*


MYRA FALLS           8,647      7.8       -      1.4       64      1.8     9,736     7.6        -      1.4       63     1.9
BOUCHARD-HEBERT          -        -       -        -        -        -        99     4.9        -      0.5       26     0.7
BOUGRINE                 -        -       -        -        -        -       188    12.6      5.0        -        -       -
EL MOCHITO           3,195      8.2     2.8        -      111        -     3,140     8.2      2.7        -       112      -
EL TOQUI             3,420      8.4       -        -        -      1.9     3,066     8.1        -        -        -     2.0
LANGLOIS             4,981     11.1       -      0.8       54      0.1     4,981    11.1        -      0.8        54    0.1
CARIBOU              5,152      7.4     3.9        -       95        -     5,152     7.4      3.9        -        95      -
---------------------------------------------------------------------------------------------------------------------------

TOTAL               25,395      8.5       -        -        -        -    26,362     8.4        -        -        -      -

* Includes proven and probable reserves but excludes inferred resources.

INFERRED
RESOURCES


MYRA FALLS           2,419      4.8       -      0.9       45      1.4     2,485     4.7        -       0.9       43    1.4
BOUCHARD-HEBERT         -         -       -        -        -        -         -       -        -        -         -      -
BOUGRINE                -         -       -        -        -        -        92     8.8      2.1        -         -      -
EL MOCHITO           2,174      7.2     4.3        -      131        -     3,221     7.3      3.7        -       106      -
EL TOQUI             3,012      7.9       -        -        -      0.5     2,310     7.1        -        -         -     0.9
LANGLOIS             1,255      9.7       -      0.5       40      0.1     1,255     9.7        -      0.5        40     0.1
CARIBOU              4,163      6.7     3.2        -       98       -      4,163     6.7      3.2        -        98      -
----------------------------------------------------------------------------------------------------------------------------

TOTAL               13,023      7.0       -        -        -        -    13,526     6.8        -       -         -

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of Breakwater Resources Ltd. prepared as of March 2, 2006, constitutes management's review of the factors that affected the Company's financial and operating performance for the year ended December 31, 2005, and factors reasonably expected to impact on future operations and results. The reporting currency is Canadian dollars. All amounts disclosed are in Canadian dollars unless otherwise stated.

The Company is a base metals mining company. It produces zinc, lead, copper and gold concentrates. During 2005, the Company's concentrate production was derived from two mines located in Canada, one each in British Columbia and Quebec; and a mine located each in Chile, Honduras and Tunisia. Its mine in Quebec, the Bouchard-Hebert mine, was closed in February 2005 and its mine in Tunisia was closed in September 2005; both due to depletion of mineral reserves. The Company also owns base metal and gold exploration properties in Canada, Honduras, Tunisia and Chile.

        OVERVIEW

o Breakwater realized net earnings of $14.7 million or $0.04 per share in 2005 compared with $2.6 million or $0.01 per share in 2004, a $12.1 million increase. These results were generated from a realized zinc price of US$1,297 per tonne of zinc compared with US$1,035 per tonne in 2004. This compares with a significantly higher current price of US$2,372 per tonne. Included in the 2005 net earnings was an amount of $6.5 million, set up to recognize future income tax assets at El Mochito and El Toqui. This amount was offset by an $8.1 million charge against Nanisivik for higher than estimated costs for reclamation and closure of that mine.
o Gross sales revenue increased by 30% to $313.0 million, a new high, from $240.3 million in the prior year.
o The contribution from mining activities was $28.0 million compared with $25.7 million in 2004.
o Reclamation and closure activities, and reclamation security funding consumed $31.9 million of the Company's cash, $25.2 million on actual reclamation work and severance payments and $6.7 million for reclamation security deposits.
o The development of Langlois was announced in November 2005 with commercial production expected from the mine by mid-2007.
o Breakwater announced a mineral resource for the El Toqui mine's Concordia deposit of 1.87 million tonnes grading 10.0 percent zinc, 5.2 percent lead and 68 grams of silver per tonne. Breakwater is working towards bringing Concordia into production in 2007.
o In May 2005, the Company entered into a contract with a customer whereby the customer made a prepayment of US$5.0 million against future deliveries of zinc concentrate for the years 2005 through to 2009. The facility was assigned to a third party to whom Breakwater has issued eight promissory notes, each for US$625,000, plus interest. The prepayment facility is repayable in eight tranches, one in each of the consecutive six month periods commencing July 1, 2005.
o In August 2005, the Company entered into a gold loan facility with Natexis Banques Populaires of France whereby the Company received US$10.0 million gold equivalent (sufficient gold was borrowed and then sold at the prevailing spot price of $431 per ounce to provide the equivalent US dollar value of the Facility). The funds were used for capital investment and working capital requirements at Myra Falls.
o In December 2005, the Company entered into a Royalty Agreement ("Agreement") with Red Mile Resources No. 4 Limited Partnership ("Red Mile") whereby the Company sold a "Basic Royalty" on a portion of the payable zinc production, over the life of the Myra Falls Mine. The Company received cash of $56.5 million which included royalty income of $50.5 million and indemnity fees and interest of $6.0 million. The royalty income is shown as Royalty Obligation on the balance sheet and will attract a level interest rate over the life of the obligation that will be recorded as interest expense. The fees and interest received will be brought into income over the life of the agreement. $50.5 million of the funds received were placed with a financial institution, for which the Company took back a restricted promissory note. Interest earned from the promissory note and a portion of the principal must be used to fund the expected Basic Royalty payments. The remaining funds of $6.0 million will be used for working capital and capital requirements at the Myra Falls Mine. (See note 10 of the consolidated financial statements for details).

        OUTLOOK

Our business plan is focused.  In 2006 we plan to:

     o Invest in capital projects to increase the productivity, efficiency and effectiveness of our operations;

     o    Increase the investment in overall exploration;

     o Advance mine exploration and development to increase reserves and resources, both quantitatively and qualitatively;

     o Advance the Langlois mine and Concordia projects to commercial production by mid-2007; and

     o    Acquire value added projects or assets.

Our production projections for 2006 are:

------------- ---------------------------------
                                    (payable)
------------- ---------------------------------
        Zinc               240,100,000 pounds
------------- ---------------------------------
      Copper                18,700,000 pounds
------------- ---------------------------------
        Lead                20,500,000 pounds
------------- ---------------------------------
      Silver                 1,889,500 ounces
------------- ---------------------------------
        Gold                    59,600 ounces
------------- ---------------------------------

The projections above are based on the following mine site production forecasts:

------------------------------- --------------- -------------- -------------- ---------------
 FORECAST 2006                     MYRA FALLS     EL MOCHITO      EL TOQUI       ALL SITES
------------------------------- --------------- -------------- -------------- ---------------
 Ore Milled (tonnes)                 1,000,000        650,000        515,600       2,165,600
------------------------------- --------------- -------------- -------------- ---------------
   Zinc (%)                                6.8            6.6            6.1             6.5
------------------------------- --------------- -------------- -------------- ---------------
   Copper (%)                              1.1            n/a            n/a             n/a
------------------------------- --------------- -------------- -------------- ---------------
   Lead (%)                                0.5            1.9            n/a             n/a
------------------------------- --------------- -------------- -------------- ---------------
   Gold (g/t)                              1.4            n/a            3.0             n/a
------------------------------- --------------- -------------- -------------- ---------------
   Silver (g/t)                           52.7           88.0            5.6             n/a
------------------------------- --------------- -------------- -------------- ---------------
 Concentrate Production
------------------------------- --------------- -------------- -------------- ---------------
   Zinc (tonnes)                       111,100         74,600         57,000         242,700
------------------------------- --------------- -------------- -------------- ---------------
   Copper (tonnes)                      34,300            n/a            n/a          34,300
------------------------------- --------------- -------------- -------------- ---------------
   Lead (tonnes)                           900         14,400            n/a          15,300
------------------------------- --------------- -------------- -------------- ---------------
   Gold (tonnes)                            56            n/a          4,100           4,156
------------------------------- --------------- -------------- -------------- ---------------
 Payable Metal
------------------------------- --------------- -------------- -------------- ---------------
   Zinc (pounds)                   114,900,000     73,200,000     52,000,000     240,100,000
------------------------------- --------------- -------------- -------------- ---------------
   Copper (pounds)                  18,700,000            n/a            n/a      18,700,000
------------------------------- --------------- -------------- -------------- ---------------
   Lead (pounds)                           n/a     20,500,000            n/a      20,500,000
------------------------------- --------------- -------------- -------------- ---------------
   Silver (ounces)                     781,600      1,100,000          7,900       1,889,500
------------------------------- --------------- -------------- -------------- ---------------
   Gold (ounces)                        22,100            n/a         37,500          59,600
------------------------------- --------------- -------------- -------------- ---------------

CAPITAL EXPENDITURES

Capital expenditures for Breakwater's operations are planned to be $75.3 million in 2006. Of this amount the bulk of funds are related to the development of Langlois, the improvements to Myra Falls' mine and mill, and upgrading both mobile and stationary equipment at Myra Falls. The balance will be spent at the other mines and for exploration.

----------------------------------------- --------------------
CAPITAL EXPENDITURES ($ millions)             2006 BUDGET
----------------------------------------- --------------------
Myra Falls                                        $24.1
----------------------------------------- --------------------
El Mochito                                         $9.1
----------------------------------------- --------------------
El Toqui                                           $9.0
----------------------------------------- --------------------
Langlois                                          $23.4
----------------------------------------- --------------------
Exploration*                                       $9.7
----------------------------------------- --------------------
TOTAL CAPITAL                                     $75.3
----------------------------------------- --------------------
*This amount is more fully described below in the exploration table.

EXPLORATION

It is expected that Breakwater will spend $15.1 million on exploration in 2006. The breakdown of the exploration is set forth in the following table:

---------------------------------------- ----------------
CAPITALIZED EXPLORATION                     ($ MILLIONS)
---------------------------------------- ----------------
El Mochito (US)                                  1.1
El Toqui (US)                                    4.0
Tunisia (US)                                     0.5
Langlois                                         3.1
---------------------------------------- ----------------
TOTAL CAPITALIZED EXPLORATION                    9.7
---------------------------------------- ----------------
EXPENSED EXPLORATION
---------------------------------------------------------
Bouchard-Hebert                                  2.9
Myra Falls                                       2.5
---------------------------------------- ----------------
TOTAL EXPENSED EXPLORATION                       5.4
---------------------------------------- ----------------
TOTAL EXPLORATION                               15.1
---------------------------------------- ----------------


SELECTED ANNUAL INFORMATION

The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles (GAAP).

STATEMENT OF OPERATIONS AND DEFICIT DATA                          Years ended December 31,
                                                  ------------------------------------------------------
                                                         2005               2004              2003
                                                  -----------------  -----------------  ----------------
                                                  ($ million's except for per share numbers and weights)
Tonnes of Concentrate Sold                              367,630           336,901            378,164
   (Zinc, Copper, Lead and Gold)
Gross Sales Revenue                                       313.0             240.3              207.6
Treatment and Marketing Costs                             105.4              81.9               83.6
Net Revenue                                               207.6             158.4              124.0
Total Operating Costs                                     179.6             132.7              132.8
Contribution (Loss) from Mining Activities                 28.0              25.7              (8.8)
Net Earnings                                               14.7               2.6                0.7
Earnings per Common Share                                  0.04              0.01               0.00
Diluted Earnings per Common Share                          0.04              0.01               0.00
Cash Provided by Operating Activities(1)                   19.5              29.3               15.5
Capital Expenditures                                       39.0              27.7               10.6
Weighted-Average Number of
   Common Shares Outstanding (000's)                    369,190           353,508            211,411
Number of Common Shares Outstanding (000's)             380,917           363,156            285,790

(1) Before changes in non-cash working capital items (see non-GAAP reconciliation below).

BALANCE SHEET DATA                                 As at December 31,
                                         ------------------------------------
                                                2005              2004
                                         ----------------- ------------------
Working Capital                                 44.4              36.6
Total Assets                                   357.2             287.5
Total Debt                                      18.7               1.7
Total Long-Term Liabilities                    121.9              65.8
Shareholders' Equity                           162.7             141.4
Capital Stock & Warrants                       344.1             335.0

        SENSITIVITY TO METAL PRICES AND EXCHANGE RATES

Breakwater's cash flow and common share price are highly sensitive to the price of zinc. The following table illustrates the sensitivity of cash flow to changes in the various metal prices and in the US$/C$ exchange rate based on production estimates for 2006 and on a US$/C$ exchange rate of $0.85/$1.00. Each of the sensitivities assumes the other prices and the exchange rate are held constant.

-------------------------------------------------------------- -----------------
CHANGE                                                           SENSITIVITIES
                                                                  (C$ million)
-------------------------------------------------------------- -----------------
Zinc (US$0.01/pound)                                                      1.8
-------------------------------------------------------------- -----------------
Lead (US$0.01/pound)                                                      0.2
-------------------------------------------------------------- -----------------
Copper (US$0.01/pound)                                                    0.2
-------------------------------------------------------------- -----------------
Silver (US$0.10/ounce)                                                    0.1
-------------------------------------------------------------- -----------------
Gold (US$10.00/ounce)                                                     0.5
-------------------------------------------------------------- -----------------
Exchange rate (US$0.01/C$1.00)*                                           1.7
-------------------------------------------------------------- -----------------
*When the Canadian dollar weakens against the US dollar cash flow would increase.

        SENSITIVITY TO SMELTER TREATMENT CHARGES

Breakwater sells zinc, lead, copper and gold concentrates to smelters in various parts of the world including Europe, Asia and the Americas. Smelters charge the Company for treating the zinc, lead, copper and gold concentrates. Treatment charges vary according to world demand for concentrates. In 2006 the zinc concentrate market will be undersupplied. Consequently base treatment charges will decline. However, this reduction will be offset by the effect of escalators, a form of price participation, built into our smelter contracts. The net effect is that realized treatment charges are expected to increase in 2006, assuming metal prices remain strong.

STATEMENT OF OPERATIONS REVIEW - 2005 AND 2004

        GROSS SALES REVENUE

Gross sales revenue from the sales of zinc, lead, copper and gold concentrates increased by 30 percent to $313.0 million. Higher metal prices and increased concentrate sales, 367,630 tonnes in 2005 compared with 336,901 tonnes in 2004, accounted for this increase, which was partially offset by the stronger Canadian dollar and a mark-to-market loss on hedge positions of $2.9 million. The higher tonnage sold in 2005 was drawn from inventories that built up during 2004 and the sale of the final concentrate production from the Bouchard-Hebert and Bougrine mines, both of which closed in 2005.

Total concentrate production in 2005 was 336,896 tonnes compared with 388,736 tonnes in 2004.

The recorded sales of concentrate can fluctuate from period to period due to the Company's revenue recognition policy (See note 1 to the consolidated financial statements). The amount of concentrate recorded as sold in a given period can vary due to production levels, shipping volumes, ship schedules, price determination, and risk and title transfer terms with our various customers. The recognition of final sales can be as much as six months after the date of production.

------------------------------------------------------------------------ ------------------ -----------------
GROSS SALES REVENUE BY METAL ($ millions)                                       2005              2004
------------------------------------------------------------------------ ------------------ -----------------
Zinc (US)                                                                      156.0             136.3
------------------------------------------------------------------------ ------------------ -----------------
Copper (US)                                                                     39.2               9.2
------------------------------------------------------------------------ ------------------ -----------------
Lead (US)                                                                       23.5              11.9
------------------------------------------------------------------------ ------------------ -----------------
Gold (US)                                                                       23.1              16.8
------------------------------------------------------------------------ ------------------ -----------------
Silver (US)                                                                     18.1              10.4
------------------------------------------------------------------------ ------------------ -----------------
Hedging Mark-to-Market                                                         (2.5)               0.1
------------------------------------------------------------------------ ------------------ -----------------
   TOTAL GROSS SALES REVENUE (US$)                                             257.4             184.7
------------------------------------------------------------------------ ------------------ -----------------
Realized exchange rate (C$/US$) yearly average                                1.2159            1.3010
------------------------------------------------------------------------ ------------------ -----------------
   TOTAL GROSS SALES REVENUE (C$)                                              313.0             240.3
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
SALES BY CONCENTRATE (tonnes)                                                   2005              2004
------------------------------------------------------------------------ ------------------ -----------------
Zinc                                                                         273,267            292,573
------------------------------------------------------------------------ ------------------ -----------------
Lead                                                                          40,685             22,087
------------------------------------------------------------------------ ------------------ -----------------
Copper                                                                        52,441             22,236
------------------------------------------------------------------------ ------------------ -----------------
Gold                                                                           1,237                  5
------------------------------------------------------------------------ ------------------ -----------------
TOTAL                                                                        367,630            336,901
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
SALES BY PAYABLE METAL                                                         2005               2004
------------------------------------------------------------------------ ------------------ -----------------
Zinc - tonnes                                                                 120,330           131,831
------------------------------------------------------------------------ ------------------ -----------------
Lead - tonnes                                                                  23,959            13,256
------------------------------------------------------------------------ ------------------ -----------------
Copper - tonnes                                                                11,059             3,194
------------------------------------------------------------------------ ------------------ -----------------
Gold - ounces                                                                  51,720            40,211
------------------------------------------------------------------------ ------------------ -----------------
Silver - ounces                                                             2,505,126         1,600,407
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
REALIZED PRICES & EXCHANGE RATE                                                2005               2004
------------------------------------------------------------------------ ------------------ -----------------
Zinc (US$/tonne)                                                              1,297             1,035
------------------------------------------------------------------------ ------------------ -----------------
Lead (US$/tonne)                                                                983               900
------------------------------------------------------------------------ ------------------ -----------------
Copper (US$/tonne)                                                            3,543             2,852
------------------------------------------------------------------------ ------------------ -----------------
Gold (US$/ounce)                                                                445               414
------------------------------------------------------------------------ ------------------ -----------------
Silver (US$/ounce)                                                             7.22              6.52
------------------------------------------------------------------------ ------------------ -----------------
Exchange rate (C$/US$) yearly average                                        1.2159            1.3010
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
AVERAGE LME METAL PRICES & EXCHANGE RATE                                       2005               2004
------------------------------------------------------------------------ ------------------ -----------------
Zinc (US$/tonne)                                                              1,381             1,048
------------------------------------------------------------------------ ------------------ -----------------
Lead (US$/tonne)                                                                975               886
------------------------------------------------------------------------ ------------------ -----------------
Copper (US$/tonne)                                                            3,678             2,864
------------------------------------------------------------------------ ------------------ -----------------
Gold (US$/ounce)                                                                445               409
------------------------------------------------------------------------ ------------------ -----------------
Silver (US$/ounce)                                                             7.32              6.65
------------------------------------------------------------------------ ------------------ -----------------
Exchange rate (C$/US$) yearly average                                        1.2111            1.3008
------------------------------------------------------------------------ ------------------ -----------------

Breakwater periodically hedges against fluctuations in metal prices and foreign exchange with the use of forward sales or options. The Company does not apply hedge accounting. Realized and mark-to-market gains or losses are included in gross sales revenue at the end of each period. The Company recorded a mark-to-market loss from hedging of US$2.6 million in 2005 compared with a gain of US$0.1 million in 2004. These are non-cash amounts that are reversed when the positions are closed as per the terms of the contract. The table below details the hedge positions outstanding at December 31, 2005.

------------------ --------------------- --------------------- --------------------- -----------------------
 METAL              POSITION              QUANTITY              STRIKE PRICE          STRIKE DATE
------------------ --------------------- --------------------- --------------------- -----------------------
 Gold               Call                  25,000 ounces         US$455                Dec 2006
------------------ --------------------- --------------------- --------------------- -----------------------
 Silver             Call                  1,050,000 ounces      US$7.50               Jan-Jun 2006
------------------ --------------------- --------------------- --------------------- -----------------------

        NET REVENUE

Net revenue, the value of concentrates sold after deducting treatment charges, freight and marketing costs, increased by 31 percent to $207.6 million in 2005 from $158.4 million in 2004. Total treatment charges, the amount paid to smelters for refining concentrates to produce metal, and shipping and marketing costs were 29 percent higher at $105.4 million in 2005 compared with $81.9 million in 2004. On a per tonne of concentrate basis these costs increased to $287 per tonne sold in 2005 compared with $243 per tonne in 2004. Despite lower average base treatment charges in 2005, higher metal prices triggered price escalators which resulted in higher realized treatment charges. Higher freight rates contributed to higher unit costs as well. These factors were partially offset by the stronger Canadian dollar as all these costs are incurred in US dollars.

        OPERATING COSTS

Direct operating costs were 42 percent higher in 2005 at $144.3 million compared with $101.9 million in 2004, as nine percent more tonnes of concentrate were sold and the average cost per tonne of concentrate sold increased to $393 in 2005 from $303 in 2004. The increase in the average cost per tonne was due to a greater percentage of higher cost copper and gold concentrates being sold in 2005 compared with 2004, the inclusion of a full year of production from Myra Falls in 2005 (only half a year in 2004), the loss of almost a full year of production from Bouchard-Hebert and a general increase in the cost of mine site labour and consumables.

--------------------------- ------------------------------------------- -------------------------------------------
DIRECT OPERATING COSTS                          2005                                    2004
--------------------------- ------------------------------------------- -------------------------------------------
                                             CONCENTRATE     COST PER                 CONCENTRATE      COST PER
                               AGGREGATE         SOLD          TONNE      AGGREGATE       SOLD           TONNE
                             ($ millions)      (tonnes)         ($)     ($ millions)    (tonnes)          ($)
--------------------------- -------------- --------------- ------------ ------------ -------------- ---------------
Myra Falls                       67.1          116,139          578         13.0          24,616          528
--------------------------- -------------- --------------- ------------ ------------ -------------- ---------------
El Mochito                       29.8          103,066          289         25.7          85,579          300
--------------------------- -------------- --------------- ------------ ------------ -------------- ---------------
El Toqui                         22.2           59,355          374         13.6          49,294          275
--------------------------- -------------- --------------- ------------ ------------ -------------- ---------------
Bougrine                         14.8           58,255          254         17.6          55,780          315
--------------------------- -------------- --------------- ------------ ------------ -------------- ---------------
Bouchard-Hebert                  10.4           30,815          337         32.0         121,632          263
--------------------------- -------------- --------------- ------------ ------------ -------------- ---------------
TOTAL                           144.3          367,630          393        101.9         336,901          303
--------------------------- -------------- --------------- ------------ ------------ -------------- ---------------

The total cash cost per pound of payable zinc sold, which includes all mine site cash costs, treatment charges, ocean freight and other marketing costs, net of by-product credits, was US$0.39 in 2005 compared with US$0.32 in 2004 (see non-GAAP reconciliation of the total cash cost per pound of payable zinc sold below). The increase was due to higher treatment charges and freight costs, the inclusion of the Myra Falls mine and increased prices for mine site consumables like fuel and steel grinding media.

        RECLAMATION AND CLOSURE COSTS

Reclamation and closure costs in 2005 were $12.1 million compared with $4.9 million in 2004. These costs include the accretion of the Company's estimated future reclamation obligations and any adjustments to reclamation obligations at closed mines where better information has caused Breakwater to revise its previous estimates. In 2005, $8.1 million of adjustments were made to the obligations related to the Nanisivik mine as the work required was significantly more than originally anticipated.

        OTHER EXPENSES (INCOME)

-------------------------------------------------------------------------- ----------------- ----------------
OTHER EXPENSES (INCOME) ($ millions)                                             2005              2004
-------------------------------------------------------------------------- ----------------- ----------------
General and administrative                                                        8.7               9.5
-------------------------------------------------------------------------- ----------------- ----------------
Stock-based compensation                                                          0.8               1.3
-------------------------------------------------------------------------- ----------------- ----------------
Interest and financing                                                            1.3               0.5
-------------------------------------------------------------------------- ----------------- ----------------
Investment and other income                                                      (2.6)             (0.8)
-------------------------------------------------------------------------- ----------------- ----------------
Loss on gold loan                                                                 1.8                 -
-------------------------------------------------------------------------- ----------------- ----------------
Other foreign exchange (gain) loss                                               (0.5)              0.4
-------------------------------------------------------------------------- ----------------- ----------------
Foreign exchange loss on US dollar denominated debt                               0.3               1.8
-------------------------------------------------------------------------- ----------------- ----------------
TOTAL OTHER EXPENSES (INCOME)                                                     9.8              12.7
-------------------------------------------------------------------------- ----------------- ----------------
Exploration costs                                                                 0.5                 -
-------------------------------------------------------------------------- ----------------- ----------------
Write-down of mineral property and fixed assets                                   0.9               1.2
-------------------------------------------------------------------------- ----------------- ----------------
Other non-producing property costs                                                9.0               8.6
-------------------------------------------------------------------------- ----------------- ----------------
Income and mining taxes (recovery)                                               (7.0)              0.6
-------------------------------------------------------------------------- ----------------- ----------------
TOTAL EXPENSE (INCOME)                                                           13.2              23.1
-------------------------------------------------------------------------- ----------------- ----------------

        GENERAL AND ADMINISTRATIVE

General and administrative costs decreased by $0.8 million to $8.7 million in 2005. The reduction was due to: lower capital taxes of $0.6 million; a reduction in the executive incentive plan of $0.2 million; lower costs related to the Company's corporate development activities of $0.2 million; lower shareholder communications costs of $0.1 million; and lower salaries and benefits of $0.1 million; partially offset by higher audit and consulting fees related to compliance with the new audit and public reporting requirements ($0.4 million).

        STOCK-BASED COMPENSATION

Stock-based compensation was $0.8 million in 2005 compared with $1.3 million in 2004; this non-cash expense was lower in 2005 as fewer stock options were granted. (See notes 1 and 13 (f) to the consolidated financial statements.)

        INTEREST AND FINANCING COSTS

Interest costs were slightly higher in 2005 at $1.3 million compared with $0.5 million in 2004. The 2005 cost included interest and costs for the Red Mile royalty obligations, the May 2005 concentrate prepayment and the August 2005 gold loan. Costs in 2004 were primarily for interest on the credit facility that was fully repaid at the end of January 2004.

        INVESTMENT AND OTHER INCOME

Investment and other income was $2.6 million in 2005 compared with $0.8 million in 2004. The increase in 2005 was mainly due to the interest and fees earned on the Red Mile transactions of $0.2 million, the gain of $0.8 million realized on the sale of Breakwater's holdings in Yukon Zinc Corporation, the gain realized from the disposal of various fixed assets of $0.6 million and interest earned on higher banks balances of $0.2 million.

        LOSS ON REMEASUREMENT OF GOLD LOAN

The Company recorded a non-cash charge of $1.8 million related to the marking-to-market of the gold loan that was drawn in August 2005. The gold loan is marked-to-market at the end of each quarter to reflect the spot price of gold. The mark-to-market amount is reversed as the gold is repaid from Breakwater's gold production.

        FOREIGN EXCHANGE (GAIN) LOSS ON US DOLLAR DENOMINATED DEBT

During 2005, the Company recorded a gain of $0.5 million on its US dollar denominated debt as the Canadian dollar strengthened during the year. In 2004, a loss of $0.4 million was recorded in January before the US dollar denominated debt was repaid at the end of that month.

        OTHER FOREIGN EXCHANGE LOSS

Breakwater's other foreign exchange loss was $0.3 million in 2005 compared with a loss of $1.8 million in 2004. This highlights the impact of the appreciation of the Canadian dollar on the Company's US dollar bank balances. In 2005, the Company had less funds invested in US dollar accounts and the Canadian dollar had only marginally strengthened during the year.

        WRITE-DOWN OF MINERAL PROPERTIES AND FIXED ASSETS

In 2005, the book value of certain fixed assets at Nanisivik was written-down by $0.7 million. Equipment to be used in the final reclamation activities may be left at the site if it proves uneconomic to remove it. Accordingly, the write-down noted above properly values this equipment and its probable resale or salvage values, if any. The balance of the equipment was shipped out for sale or transfer to other Company sites in October. In 2004, Breakwater wrote off its investment of $1.2 million in the exploration properties Heninga Lake in Nunavut and Bousquet Ferris in Quebec, as there was no further work planned at these sites.

        OTHER NON-PRODUCING PROPERTY COSTS

In 2005, other non-producing property costs were $9.0 million, which included the care and maintenance costs and holding costs for Caribou ($1.8 million), Langlois ($0.5 million), Bouchard-Hebert ($3.5 million), Bougrine ($0.8 million) and Nanisivik ($2.5 million). In 2004, other non-producing property costs were $8.6 million comprising $1.6 million for Caribou, $0.1 million for Langlois and $6.8 million for Nanisivik. Costs were higher in 2005 due to the closures of Bouchard-Hebert and Bougrine. With the closure work at Nanisivik almost complete and the re-development of Langlois under way other non-producing property costs should be substantially less in 2006.

        CASH PROVIDED FROM OPERATING ACTIVITIES (BEFORE CHANGES IN NON-CASH
             WORKING CAPITAL ITEMS) - 2005 AND 2004

Cash provided from operating activities (before changes in non-cash working capital items) was $19.5 million in 2005 compared with $29.3 million in 2004.

--------------------------------------------------------------------- ------------------ ----------------
($ millions)                                                                 2005              2004
--------------------------------------------------------------------- ------------------ ----------------
Contribution from mining activities                                           27.9              25.7
--------------------------------------------------------------------- ------------------ ----------------
Other (expenses) income                                                       (9.8)            (12.7)
--------------------------------------------------------------------- ------------------ ----------------
Other non-producing property (costs)                                          (9.0)             (8.6)
--------------------------------------------------------------------- ------------------ ----------------
Income and mining taxes recovery (expense)                                     7.0              (0.6)
--------------------------------------------------------------------- ------------------ ----------------
Exploration (costs)                                                           (0.5)              0.0
--------------------------------------------------------------------- ------------------ ----------------
Write-down of properties                                                      (0.9)             (1.2)
--------------------------------------------------------------------- ------------------ ----------------
NET EARNINGS                                                                  14.7               2.6
--------------------------------------------------------------------- ------------------ ----------------
Payment of reclamation and closure cost accruals                             (25.2)             (7.9)
--------------------------------------------------------------------- ------------------ ----------------
Payment for employee future benefits                                          (2.8)             (1.0)
--------------------------------------------------------------------- ------------------ ----------------
Non-cash expenses                                                             32.8              35.6
--------------------------------------------------------------------- ------------------ ----------------
CASH PROVIDED FROM OPERATING ACTIVITIES (BEFORE CHANGES IN NON-CASH
WORKING CAPITAL ITEMS)                                                        19.5              29.3
--------------------------------------------------------------------- ------------------ ----------------
(See non-GAAP reconciliation below)

LIQUIDITY AND FINANCIAL POSITION REVIEW

        WORKING CAPITAL

Working capital at the end of 2005 was $44.4 million, a $7.8 million increase over the $36.6 million at the end of 2004. Current assets in total were unchanged and current liabilities decreased by $7.8 million during the year.

        CURRENT ASSETS

Total current assets were unchanged at $116.9 million at the end of 2005. Increases in individual line items were offset by decreases in others.
     The increases were as follows:
          o $6.5 million due to the set up of a future income tax asset related to El Mochito and El Toqui;
          o $6.1 million in cash and cash equivalents reflecting improved metal prices, the completion of the Red Mile transaction and the flow-through share issue in December 2005;

          o $2.9 million in other receivables as the second $3.0 million payment for the Red Mile transaction was due February 15, 2006; and
          o $0.5 million in restricted cash for additional reclamation security posted in 2005.
     The decreases were as follows:
          o $3.6 million and $8.7 million, respectively, in accounts receivable concentrate and concentrate inventory due to the final sales of concentrate at both Bougrine and Bouchard-Hebert;
          o $2.5 million in materials and supplies inventory with the closure of Bougrine and Bouchard-Hebert; and,
          o $1.1 million in prepaid expenses due mainly to a reduction in prepaid freight for concentrate shipments.

         CURRENT LIABILITIES

Current liabilities decreased by $7.8 million to $72.5 million at the end of 2005.
     The decreases were as follows:
          o $2.8 million for accounts payable and accrued liabilities, and $8.1 million for provisional payments for concentrate inventory shipped, reflecting the closure of Bougrine and Bouchard-Hebert; and
          o $10.9 million for the current portion of reclamation, closure cost accruals and other environmental obligations as less reclamation work will be required in 2006 as the majority of the work at Nanisivik was completed in 2005. Income and mining taxes payable decreased by $0.3 million.
     The decreases were offset by an increase in short-term debt of $14.3 million as the Company entered into a concentrate prepayment facility and a gold loan facility in 2005.

        DEFERRED FINANCING

Deferred financing fees are costs related to both the concentrate prepayment facility and the gold loan facility that will be expensed over the term of those facilities.


        RESTRICTED CASH AND RECLAMATION DEPOSITS

At December 31, 2005, Breakwater had a total of $10.7 million in restricted cash ($3.9 million) and reclamation deposits ($6.8 million).

Of the restricted cash on deposit, $2.4 million is with the Province of Quebec and represents funds that will be returned to Breakwater over the next 12 months as the reclamation work at Bouchard-Hebert, related to those funds, is completed; $1.3 million is held by Natexis Banques Popularies as a cash reserve against the outstanding gold loan (this amount will be returned upon the final gold loan payment scheduled at the end of August 2006) and $0.2 million supports a letter of credit issued to the Nunavut government related to the operating permit for the Nanisivik mine.

Of the $6.8 million of reclamation deposits, $0.7 million are additional funds deposited with the Province of Quebec for security for future reclamation, $6.0 million is held by the Province of New Brunswick as reclamation security for the Caribou mine (these funds will be returned to the Company on the completion of the sale of Caribou to Blue Note Metals Inc.), and $0.1 million is held by the British Columbia government in support of a park use permit at the Myra Falls mine.

RESTRICTED CASH AND RECLAMATION DEPOSITS
-------------------------------------- ------------------------------ ------------- ------------------------
            JURISDICTION                         LOCATION              $ MILLIONS          PURPOSE
-------------------------------------- ------------------------------ ------------- ------------------------
Province of Quebec                     Bouchard-Hebert & Langlois          3.1       Reclamation Security
-------------------------------------- ------------------------------ ------------- ------------------------
Province of New Brunswick              Caribou                             6.0       Reclamation Security
-------------------------------------- ------------------------------ ------------- ------------------------
Natexis Banques Popularies             Gold Loan                           1.3       Cash Reserve
-------------------------------------- ------------------------------ ------------- ------------------------
Province of British Columbia           Myra Falls                          0.1       Park Use Permit
-------------------------------------- ------------------------------ ------------- ------------------------
Dept. of Indian & Northern Affairs     Nanisivik                           0.2       Operating Permit
-------------------------------------- ------------------------------ ------------- ------------------------
TOTAL                                                                     10.7
-------------------------------------- ------------------------------ ------------- ------------------------

On January 31, 2006, the Company provided a Safe Keeping Agreement supported with a Guaranteed Investment Certificate in the amount of $13.4 million to the British Columbia government to satisfy the environmental security requirements at the Myra Falls mine.

        LONG-TERM INVESTMENTS

The Company acquired the Taseko Mines Limited debenture with the purchase of Boliden Westmin (Canada) Limited. As this is considered a long-term asset it is carried at cost, $5.6 million, which was the estimated fair value at the time of acquisition (See note 7 of the consolidated financial statements.)

        RESTRICTED PROMISSORY NOTE

The Company held restricted promissory notes at the end of 2005 of $62.5 million compared with $11.7 million at the end of 2004. The 2005 amount comprises $11.7 million for the restricted promissory note related to the 2004 Red Mile transaction and $50.5 million for the restricted promissory note related to the 2005 Red Mile transaction. The interest earned and a portion of the principal of these restricted promissory notes will be used to meet the company's Red Mile transaction royalty obligation. (See note 10 to the consolidated financial statements.)

        DEFERRED INCOME

Deferred income was $6.8 million at the end of 2005 compared with $1.8 million at the end of 2004. $5.5 million relates to the indemnity agreement fees and interest that the Company received in relation to the Red Mile transactions in 2004 and 2005; these amounts will be brought into income over the lives of the two agreements. (See note 10 to the consolidated financial statements.) The remaining balance in deferred income is the advance of a non-refundable royalty payment (US$1.0 million) received on the sale of the Lapa properties in June 2003. This amount will be taken into revenue as earned when the Lapa properties are put into production.

        LONG-TERM LEASE OBLIGATIONS

Long-term lease obligation of $1.0 million at the end of 2005 represents lease obligations for equipment at the Myra Falls mine.

        ROYALTY OBLIGATION

The Royalty Obligation of $62.5 million relates to the royalty amounts received from the 2004 ($11.7 million) and 2005 ($50.5 million) Red Mile transactions. (See note 10 to the consolidated financial statements.)

        EMPLOYEE FUTURE BENEFITS

With the acquisition of the Myra Falls mine, the Company assumed the obligations of a defined benefit plan for the employees of that mine. The liability at December 31, 2005 was $5.4 million down from $6.4 million at the end of 2004. (See note 12 to the consolidated financial statements.)

        DEBT

Total debt was $18.7 million at December 31, 2005, compared with $1.7 million at the end of 2004. The Company entered into a concentrate prepayment contract (the "Prepayment Facility") with a customer in May 2005 whereby the customer advanced the Company US$5.0 million against future deliveries of zinc concentrate. The Prepayment Facility is repayable in eight equal installments. One installment is due in each six month period commencing with the July 1, 2005 to December 31, 2005 period. As at December 31, 2005 one repayment had been made.

In August 2005, the Company completed a Gold Based Pre-production Advance Facility (the "Facility"). The lender of the Facility was Natexis Banques Popularies of France. Under the terms of the Facility, the Company received US$10.0 million gold equivalent (sufficient gold was borrowed and then sold at the prevailing spot price of $431 per ounce to provide the dollar value of the Facility). The term of the Facility is 13 months with six principal payments commencing October 2005 and ending August 2006. The principal repayments will be in the form of gold. The interest rate is at the fixed Gold Base Rate of 0.4 percent plus 2.5 percent and paid monthly in arrears in US dollars. The funds were used for capital investment and working capital requirements at Myra Falls. Security for the Facility is a charge on Myra Falls' concentrate inventories and related smelter accounts receivable; an assignment of certain smelting contracts for the Myra Falls mine production; a cash collateral account; and, unsecured guarantees of the Company and NVI Holdings Ltd., a wholly-owned subsidiary. As at December 31, 2005 one repayment had been made, a second repayment was made on January 3, 2006. (See note 9 to the consolidated financial statements.)

        RECLAMATION AND CLOSURE COST ACCRUAL

Reclamation and closure costs represent the Company's obligation for reclamation and severance costs accrued for its mine sites. At December 31, 2005, total accrued reclamation and closure costs were $50.3 million compared with $63.8 million at December 31, 2004. Of the $50.3 million, $10.2 million is classified as current and is expected to be spent over the next 12 months at Nanisivik, Bouchard-Hebert, Bougrine and Myra Falls. The Company incurred expenditures of $25.2 million in reclamation and closure costs in 2005 compared with $7.9 million in 2004. Currently the Company is not able to setup a liability for reclamation at El Mochito as there is no law, regulation or contract related to this asset's retirement.

RECLAMATION AND CLOSURE COST ACCRUAL AT DECEMBER 31, 2005

---------------------------- ------------------------ -------------------------- -------------------------
 ($ millions)                        Current                   Long-term                   Total
---------------------------- ------------------------ -------------------------- -------------------------
 Myra Falls                            2.0                       24.8                      26.8
---------------------------- ------------------------ -------------------------- -------------------------
 El Mochito                            0.0                        1.3                       1.3
---------------------------- ------------------------ -------------------------- -------------------------
 El Toqui                              0.0                        3.9                       3.9
---------------------------- ------------------------ -------------------------- -------------------------
 Langlois                              0.0                        1.3                       1.3
---------------------------- ------------------------ -------------------------- -------------------------
 Bouchard-Hebert                       3.3                        2.7                       6.0
---------------------------- ------------------------ -------------------------- -------------------------
 Caribou                               0.0                        5.2                       5.2
---------------------------- ------------------------ -------------------------- -------------------------
 Nanisivik                             2.7                        0.3                       3.0
---------------------------- ------------------------ -------------------------- -------------------------
 Bougrine                              2.2                        0.6                       2.8
---------------------------- ------------------------ -------------------------- -------------------------
 TOTAL                                10.2                       40.1                      50.3
---------------------------- ------------------------ -------------------------- -------------------------

        EQUITY

During 2005, the Company issued 17,761,348 Common Shares for net proceeds of $9.1 million. Thirteen million of the shares issued were flow through shares for exploration to be conducted around Breakwater's properties in Quebec. 2,841,000 were issued on the exercise of employee share options, 1,500,000 were issued on the exercise of banker warrants and 420,348 were issued pursuant to the Company's employee share purchase plan. At the end of 2005, the Company had issued and outstanding Common Shares of 380,917,489 compared with 363,156,141 at the end of 2004.

Shareholders' equity at December 31, 2005, was $162.7 million compared with $141.4 million at December 31, 2004, an increase of $21.3 million. This reflects a net profit of $14.7 million for 2005 plus proceeds of $9.1 million from the issue of Common Shares and warrants, an increase in the contributed surplus of $0.2 million, offset by a reduction in Cumulative Translation Adjustments of $2.7 million.

        CAPITAL EXPENDITURES

The following table sets forth a breakdown of the Company's investment in mineral properties and fixed assets in 2005 compared with the amounts invested in 2004.

---------------------------------- -------------------------------- --------------------------------
($ millions)                                     2005                            2004
---------------------------------- -------------------------------- --------------------------------
Myra Falls                                       17.8                             4.0
---------------------------------- -------------------------------- --------------------------------
El Mochito                                        8.2                             6.8
---------------------------------- -------------------------------- --------------------------------
El Toqui                                          7.1                            11.0
---------------------------------- -------------------------------- --------------------------------
Bougrine                                          0.1                             0.4
---------------------------------- -------------------------------- --------------------------------
Bouchard-Hebert                                   0.6                             1.2
---------------------------------- -------------------------------- --------------------------------
Langlois                                          5.2                             4.0
---------------------------------- -------------------------------- --------------------------------
Other                                             0.0                             0.3
---------------------------------- -------------------------------- --------------------------------
TOTAL                                            39.0                            27.7
---------------------------------- -------------------------------- --------------------------------

MYRA FALLS

In 2005, of the $17.8 million spent on capital at Myra Falls, $9.1 million was for mine development (to provide additional access to the known reserves and to identify new resources and reserves), $2.9 million was for the first phase of the surface ramp (to provide ventilation, exploration platforms and eventual access to the western portion of the property which had little exploration to date), $3.4 million was for mine equipment, $1.4 million was for the new Lynx tailings facility, and $0.7 million was for mill equipment and the initial work related to the installation of the lead circuit.

EL MOCHITO

At El Mochito, of the $8.2 million spent on capital in 2005; $4.5 million was for environment purposes, (primarily on the new tailings facility), $2.1 million was for ongoing mine development, $1.1 million was for mine equipment and infrastructure, $0.4 million was primarily for surface infrastructure, and $0.2 million on mill equipment.

EL TOQUI

In 2005, total capital at El Toqui was $7.1 million. Of this amount $3.8 million related to equipment replacement, $1.5 million to ongoing mine development (primarily in Estatuas), and $1.8 million to exploration, with the bulk of these funds being spent on the Concordia deposit.

LANGLOIS

$5.2 million of capital was spent on the initial redevelopment of the mine.

BOUCHARD-HEBERT,

$ 0.6 million was spent on exploration in the immediate vicinity of the mine.

        FINANCIAL CAPABILITY

With the existing working capital, the current metal prices and current US$/C$ exchange rate the Company is positioned to carry out its operating, capital and environmental programs in 2006. The Company's financial capability is sensitive to metal prices and the US/Canadian dollar exchange rate.

OPERATING REVIEW - 2005 AND 2004

Myra Falls' contribution from mining activities improved to $2.4 million in 2005 from a loss of $5.1 million in 2004. As the Company acquired the mine in July of 2004, 2004 results are not comparable. 2005 unit cost of sales at Myra Falls have been higher than expected due to lower mine production at lower head grades.

El Mochito's contribution from mining activities was 89 percent higher in 2005 due to more concentrate sold in 2005 than in the same period in 2004 and higher metal prices.

El Toqui contribution from mining activities was lower in 2005. Although more concentrate was sold in 2005 and metal prices were higher, these were more than offset by higher unit production costs.

Bougrine's contribution from mining activities improved significantly in 2005 to $7.4 million from a loss of $5.2 million in 2004. This improvement was the result of higher metal prices and of higher lead production due to a better lead head grade. These factors resulted in more concentrate sold at a lower unit cost.

Bouchard-Hebert contributed $6.7 million from mining activities on the sale of 30,815 tonnes of concentrate in 2005 but, as the mine ceased production in February, this result is not comparable with the 2004 results.

---------------------------- -------------------------------------------------------------
   Operating review for                         CONCENTRATE TONNES
     the year ended
       December 31
---------------------------- -------------------------------------------------------------
                                          2005                          2004
---------------------------- ------------------------------ ------------------------------
                                     SOLD        PRODUCED          SOLD        PRODUCED
---------------------------- --------------- -------------- -------------- ---------------
Myra Falls                        116,139         122,497        24,616          52,305
---------------------------- --------------- -------------- -------------- ---------------
El Mochito                        103,066          96,625        85,579          91,786
---------------------------- --------------- -------------- -------------- ---------------
El Toqui                           59,355          60,662        49,294          58,813
---------------------------- --------------- -------------- -------------- ---------------
Bougrine                           58,255          42,785        55,780          60,648
---------------------------- --------------- -------------- -------------- ---------------
Bouchard-Hebert                    30,815          14,327       121,632         125,184
---------------------------- --------------- -------------- -------------- ---------------
TOTAL                             367,630         336,896       336,901         388,736
---------------------------- --------------- -------------- -------------- ---------------


---------------------------- ------------------- ------------------- -------------------- -------------------
                                                    CONTRIBUTION
   Operating review for                              (LOSS) FROM
      the year ended                                   MINING                                   CAPITAL
        December 31              NET REVENUE         ACTIVITIES(1)     NON-CASH COSTS(2)     EXPENDITURES(4)
---------------------------- ------------------- ------------------- -------------------- -------------------
($ millions)                   2005      2004     2005      2004       2005      2004       2005      2004
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Myra Falls                      79.1      11.8      2.4      (5.1)       9.5        3.8      17.8       4.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
El Mochito                      56.0      40.4     19.8       10.5       6.3        4.2       8.2       6.8
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
El Toqui                        30.6      23.2      3.9        6.2       4.6        3.5       7.1      11.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Bougrine                        26.5      20.8      7.4      (5.2)       4.3        8.4       0.1       0.4
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Bouchard-Hebert                 18.3      62.2      6.7       21.3       1.3        8.9       0.6       1.2
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Nanisivik                        0.0       0.0    (8.6)      (0.7)       8.6        0.7       0.0      (0.2)
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Langlois                         0.0       0.0    (0.1)      (0.1)       0.1        0.1       5.2        4.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Other                        (2.9)(3)   0.0(3)    (3.5)      (1.2)       0.6        1.2       0.0        0.5
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
TOTAL                          207.6     158.4     28.0       25.7      35.3       30.8      39.0       27.7
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------

(1)  After non-cash costs.
(2)  Depreciation, depletion and accretion costs.
(3)  Net realised from metal hedging activities.
(4)  Includes assets under capital lease.

PRODUCTION RESULTS

In 2005, Breakwater's production of metals in concentrate was affected by three major factors. We reported a full year of production from Myra Falls and we closed Bouchard-Hebert in February 2005 and Bougrine in September 2005.

Consolidated production is set forth in the following table.

------------------------------------ ------------------------------------- -------------------------------------
All Mines                                    YEAR ENDED DECEMBER 31                   FOURTH QUARTER
                                     ------------------------------------- -------------------------------------
                                            2005               2004               2005               2004
==================================== ================== ================== ================== ==================
Ore Milled (tonnes)                          2,468,565          2,822,228            540,949            802,040
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Zinc (%)                                        6.5                6.8                6.1                6.2
------------------------------------ ------------------ ------------------ ------------------ ------------------
Concentrate Production
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Zinc (tonnes)                               268,688            318,206             56,576             82,526
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Copper (tonnes)                              35,361             43,882              7,410             15,702
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Lead (tonnes)                                28,702             21,633              3,741              6,473
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Gold (tonnes)                                 4,145              5,015              1,114              1,540
------------------------------------ ------------------ ------------------ ------------------ ------------------
Metal in Concentrates
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Zinc (tonnes)                               141,310            169,909             29,521             43,630
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Copper (tonnes)                               8,110              8,363              1,698              3,194
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Lead (tonnes)                                19,196             14,347              2,579              4,205
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Silver (ounces)                           3,059,914          2,538,021            758,008            736,113
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Gold (ounces)                                75,993             56,388             17,521             19,217
------------------------------------ ------------------ ------------------ ------------------ ------------------
Total Cash Costs
------------------------------------ ------------------ ------------------ ------------------ ------------------
   Per lb. payable zinc (US$)                     0.40               0.34               0.45               0.43
------------------------------------ ------------------ ------------------ ------------------ ------------------

The following table sets forth zinc production at each site for the full year and the fourth quarter together with the change from the prior period.

------------------------------------------- -------------------------------- ------------------------------
                                                  YEAR ENDED DECEMBER 31             FOURTH QUARTER
Zinc Production (million pounds of zinc     -------------------------------- ------------------------------
contained in concentrate)                      2005       2004    % (DELTA)     2005     2004    % (DELTA)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
Myra Falls*                                    106.0      40.2       164        23.3     19.3        21
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
El Mochito                                      94.1      91.3        3         24.6     24.3        1
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
El Toqui                                        62.5      59.9        4         17.2     13.9        24
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
Bouchard-Hebert                                 13.9      120.9      (89)       0.0      23.8      (100)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
Bougrine                                        35.0      62.3       (44)       0.0      14.9      (100)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
TOTAL ZINC PRODUCTION                          311.5      374.6      (17)       65.1     96.2       (32)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
*Acquired July 2004

Production of copper in concentrate was marginally lower, year over year, despite the closure of Bouchard-Hebert in the first quarter of 2005. Production of copper in concentrate during the fourth quarter of 2005 decreased 47 percent from the same period in 2004 due to the aforementioned closure combined with lower copper grades and concentrate recoveries at Myra Falls.

------------------------------------------- -------------------------------- ------------------------------
                                                   YEAR ENDED DECEMBER 31            FOURTH QUARTER
Copper Production (million pounds of        -------------------------------- ------------------------------
copper contained in concentrate)               2005       2004    % (DELTA)     2005     2004    % (DELTA)
------------------------------------------- -------------------------------- ------------------------------
Myra Falls*                                     16.8       9.8        71        3.7       4.8       (23)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
Bouchard-Hebert**                                1.0       8.6       (89)       0.0       2.3      (100)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
TOTAL COPPER PRODUCTION                         17.9      18.4       (3)        3.7       7.0       (47)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
*Acquired July  2004
**Closed February 2005

Production of lead in concentrate increased 34 percent in 2005 due to higher lead grades at Bougrine and more tonnes milled at El Mochito. In the fourth quarter of 2005 production of lead in concentrate decreased 39 percent due to the closure of Bougrine.

------------------------------------------- -------------------------------- ------------------------------
                                                   YEAR ENDED DECEMBER 31            FOURTH QUARTER
Lead Production (million pounds of lead     -------------------------------- ------------------------------
contained in concentrate)                      2005       2004    % (DELTA)     2005     2004    % (DELTA)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
El Mochito                                      23.1      19.6        18        5.7       5.1        12
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
Bougrine*                                       19.2      12.1        59        0.0       4.2      (100)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
TOTAL LEAD PRODUCTION                           42.3      31.6        34        5.7       9.3       (39)
------------------------------------------- ----------- -------- ----------- --------- -------- -----------
*Closed September 2005

Gold in concentrate increased due to higher gold production from the Aserradero zone at El Toqui and due to metallurgical improvements made in the recovery of gold in the gravity circuit at Myra Falls. In the fourth quarter of 2005 gold in concentrate decreased due to the closure of Bouchard-Hebert and lower gold grades at El Toqui. This was partially offset by increased gold production from Myra Falls.

-------------------------------------- ------------------------------------- ------------------------------
                                                 YEAR ENDED DECEMBER 31             FOURTH QUARTER
Gold Production (ounces of gold        ------------------------------------- ------------------------------
contained in concentrate)                   2005         2004     % (DELTA)    2005       2004    % (DELTA)
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
Myra Falls                                  31,744      11,239       182       8,254      5,171       60
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
El Toqui                                    41,605      27,865        49       9,267     11,077      (16)
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
Bouchard-Hebert*                             2,644      17,284       (85)        0        2,969     (100)
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
TOTAL GOLD PRODUCTION                       75,993      56,388        35       17,521    19,217      (9)
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
*Closed February 2005

Silver in concentrate increased 21 percent due to higher silver grades and a full year's production from Myra Falls. Silver in concentrate increased three percent in the fourth quarter due to higher grades at Myra Falls and El Mochito which were partially offset by lower grades at El Toqui and the closure of Bouchard-Hebert.

-------------------------------------- ------------------------------------- ------------------------------
                                               YEAR ENDED DECEMBER 31               FOURTH QUARTER
Silver Production (ounces of silver    ------------------------------------- ------------------------------
contained in concentrate)                  2005         2004     % (DELTA)     2005       2004    % (DELTA)
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
Myra Falls                               1,165,056      445,997      161      286,554    212,598      35
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
El Mochito                               1,723,825    1,550,232       11      446,445    396,631      13
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
El Toqui                                   131,020      231,872      (43)      25,009     61,537     (59)
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
Bouchard-Hebert*                            40,013      309,920      (87)           0     65,346    (100)
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------
TOTAL SILVER PRODUCTION                  3,059,914    2,538,021       21      758,008    736,112       3
-------------------------------------- -------------- ---------- ----------- --------- ---------- ---------

MYRA FALLS PRODUCTION

The following table sets forth Myra Falls' production for the periods presented.

---------------------------------------- ------------------------------ ---------------------------
                                               YEAR ENDED DECEMBER 31            QUARTERS
                                         ------------------------------ ---------------------------
                                              2005           2004          4TH 2005       4TH 2004
======================================== ============== =============== ============== ============
Ore Milled (tonnes)                            912,656         381,698        226,962      197,215
---------------------------------------- -------------- --------------- -------------- ------------
   Zinc (%)                                        6.1             5.6            5.5          5.3
---------------------------------------- -------------- --------------- -------------- ------------
   Copper (%)                                      1.2             1.5            1.0          1.4
---------------------------------------- -------------- --------------- -------------- ------------
   Silver (g/t)                                     51              49             50           45
---------------------------------------- -------------- --------------- -------------- ------------
   Gold (g/t)                                      1.8             1.7            2.0          1.6
---------------------------------------- -------------- --------------- -------------- ------------
Concentrate Production
---------------------------------------- -------------- --------------- -------------- ------------
   Zinc (tonnes)                                90,129          34,155         19,984       16,751
---------------------------------------- -------------- --------------- -------------- ------------
         Recovery (%)                             86.3            85.3           84.4         84.1
---------------------------------------- -------------- --------------- -------------- ------------
         Grade (%)                                53.4            53.3           53.2         52.2
---------------------------------------- -------------- --------------- -------------- ------------
   Copper (tonnes)                              32,333          18,144          7,410        8,908
---------------------------------------- -------------- --------------- -------------- ------------
         Recovery (%)                             69.6            78.1           71.5         78.5
---------------------------------------- -------------- --------------- -------------- ------------
         Grade (%)                                23.6            24.5           22.8         24.4
---------------------------------------- -------------- --------------- -------------- ------------
   Gold (tonnes)                                  34.7            5.34            9.9         3.59
---------------------------------------- -------------- --------------- -------------- ------------
         Recovery (%)                             18.3             8.7           15.2          9.8
---------------------------------------- -------------- --------------- -------------- ------------
         Grade (g/t)                             8,741           8,498          6,890        7,268
---------------------------------------- -------------- --------------- -------------- ------------
Metal in Concentrates
---------------------------------------- -------------- --------------- -------------- ------------
   Zinc (tonnes)                                48,084          18,218         10,591        8,750
---------------------------------------- -------------- --------------- -------------- ------------
   Copper (tonnes)                               7,640           4,449          1,698        2,170
---------------------------------------- -------------- --------------- -------------- ------------
   Silver (ounces)                           1,165,056         445,997        286,554      212,598
---------------------------------------- -------------- --------------- -------------- ------------
   Gold (ounces)                                31,744          11,239          8,254        5,171
---------------------------------------- -------------- --------------- -------------- ------------
Total Cash Costs
---------------------------------------- -------------- --------------- -------------- ------------
   Per lb. payable zinc sold (US$)                0.47            0.54           0.52         0.59
---------------------------------------- -------------- --------------- -------------- ------------

MYRA FALLS OUTLOOK

Work continues on improving mine planning, materials handling and metallurgical recoveries. Test work to develop a lead concentrate of marketable quality was carried out during the fourth quarter of 2005. The ultimate goal is to reduce the quantity of lead and zinc in the copper concentrate. The test work indicated that copper recoveries could be increased from the current 70 percent range to a range of 85-90 percent with a dramatic reduction in impurities and zinc concentrate grades could be increased from the current 53.0 to 53.4 percent range to 55.0 to 56.0 percent. A lead flash flotation test cell was installed in the grinding circuit during the month of February and test work with this unit is in progress. It is anticipated that a revision to the reagent scheme as well as the installation of zinc conditioner tanks would further improve recoveries and concentrate grades. A revised flow sheet is being developed for the final lead circuit and engineering work and procurement has commenced.

Installation of the shaking table in the gold circuit was delayed and should be completed in the first quarter of 2006. It is expected to improve gold recoveries and allow for the production of gold dore, thereby eliminating the need to process a portion of the gold production through high-cost smelting.

Underground exploration, consisting of drift development and diamond drilling is now concentrated on three prospective areas: the Marshall zone to the northwest; the Extension zone to the west of Battle-Gap; and the 43 Block to the east of HW.

The Company continues to review its near-term and long-term plans for the Myra Falls operation. The goal is to stabilize the operation by maintaining a steady flow of ore to the mill and to ensure that recoveries of all economic metals are maximized. The long-term goal is to define orebodies lying adjacent to and west of the current mining areas. The Company will aggressively explore the Myra Falls area to fully test its potential, which is believed to be excellent. Work towards this long-term goal has commenced with the Lynx Ramp and the drive towards the Marshall zone to the west of the Battle-Gap area.

EL MOCHITO PRODUCTION

The following table sets forth El Mochito's production for the periods presented.

--------------------------------- ------------------------------ -----------------------------
                                       YEARS ENDED DECEMBER 31             QUARTERS
                                  ------------------------------ -----------------------------
                                        2005           2004         4TH 2005       4TH 2004
================================= =============== ============== ============== ==============
Ore Milled (tonnes)                      700,190        650,017        185,597        170,560
--------------------------------- --------------- -------------- -------------- --------------
   Zinc (%)                                  6.7            6.9            6.5            7.0
--------------------------------- --------------- -------------- -------------- --------------
   Lead (%)                                  1.8            1.7            1.7            1.7
--------------------------------- --------------- -------------- -------------- --------------
   Silver (g/t)                               87             84             86             82
--------------------------------- --------------- -------------- -------------- --------------
Concentrate Production
--------------------------------- --------------- -------------- -------------- --------------
   Zinc (tonnes)                          81,296         78,652         21,142         21,083
--------------------------------- --------------- -------------- -------------- --------------
   Recovery (%)                             91.7           91.8           92.0           92.2
--------------------------------- --------------- -------------- -------------- --------------
   Grade (%)                                52.5           52.7           52.6           52.3
--------------------------------- --------------- -------------- -------------- --------------
   Lead (tonnes)                          15,329         13,134          3,741          3,416
--------------------------------- --------------- -------------- -------------- --------------
   Recovery (%)                             80.9           80.5           80.1           80.4
--------------------------------- --------------- -------------- -------------- --------------
   Grade (%)                                68.4           67.6           68.8           67.9
--------------------------------- --------------- -------------- -------------- --------------
Metal in Concentrates
--------------------------------- --------------- -------------- -------------- --------------
   Zinc (tonnes)                          42,698         41,413         11,147         11,034
--------------------------------- --------------- -------------- -------------- --------------
   Lead (tonnes)                          10,488          8,877          2,579          2,319
--------------------------------- --------------- -------------- -------------- --------------
   Silver (ounces)                     1,723,825      1,550,232        446,445        396,631
--------------------------------- --------------- -------------- -------------- --------------
Total Cash Costs
--------------------------------- --------------- -------------- -------------- --------------
   Per lb. payable zinc sold                0.32           0.31           0.20           0.23
(US$)
--------------------------------- --------------- -------------- -------------- --------------

EL MOCHITO OUTLOOK

During 2005, the Company continued to explore, develop and delineate new mineral resources and reserves along extensions of the productive Salva Vida and Santo Nino trends. The projected intersection of these trends is the key exploration focus at El Mochito, as major orebodies are typically found at structural intersections in favourable ground.

Surface geological exploration began during the second quarter on several target areas. During the third quarter, broad element spectrum geochemical surveys were carried out over zones previously surveyed in the 1960s and 1970s by Rosario and Asarco to validate these older surveys. During the fourth quarter, NSAMT geophysical surveys were carried out over promising zones adjacent to mine workings and target anomalies identified in previous campaigns.

During the quarter, construction continued on the new Soledad tailings storage facility. Work will continue on this facility until the second quarter 2006 when Pozo Azul, the current tailings impoundment facility, will be phased out and reclaimed.

EL TOQUI PRODUCTION

The milled tonnage at El Toqui increased 11 percent in 2005 over 2004 reflecting the changes made to the grinding circuit in the mill in mid-2004. Despite the increase in mill throughput zinc grades were lower resulting in a modest four percent increase in zinc contained in concentrate. The lower zinc grades were due to mining remnant areas in the Mina Rosa and Mallin-Monica zones with an unexpectedly lower zinc grades and development delays in the Estatuas deposit due to the complex geology of the deposit.

During the fourth quarter of 2005, gold head grades were 26 percent lower reflecting an increase in mining from the Estatuas deposit, which doesn't contain any gold.

--------------------------------- ------------------------------ -----------------------------
                                     YEARS ENDED DECEMBER 31               QUARTERS
                                  ------------------------------ -----------------------------
                                       2005           2004         4TH 2005       4TH 2004
================================= =============== ============== ============== ==============
Ore Milled (tonnes)                      519,963        466,953        128,390        116,345
--------------------------------- --------------- -------------- -------------- --------------
   Zinc (%)                                  6.0            6.4            6.6            6.0
--------------------------------- --------------- -------------- -------------- --------------
   Gold (g/t)                                2.9            2.3            2.6            3.5
--------------------------------- --------------- -------------- -------------- --------------
Concentrate Production
--------------------------------- --------------- -------------- -------------- -------------
   Zinc (tonnes)                          56,552         53,804         15,450        12,469
--------------------------------- --------------- -------------- -------------- -------------
   Recovery (%)                             90.4           91.0           90.8          89.8
--------------------------------- --------------- -------------- -------------- -------------
   Grade (%)                                50.1           50.5           50.4          50.5
--------------------------------- --------------- -------------- -------------- -------------
   Gold (tonnes)                           4,110          5,009          1,104         1,536
--------------------------------- --------------- -------------- -------------- -------------
   Recovery (%)                             51.4           57.2           49.8          61.3
--------------------------------- --------------- -------------- -------------- -------------
   Grade (%)                               221.7          122.0          181.4         164.9
--------------------------------- --------------- -------------- -------------- -------------
Metal in Concentrates
--------------------------------- --------------- -------------- -------------- -------------
   Zinc (tonnes)                          28,347         27,190          7,786         6,295
--------------------------------- --------------- -------------- -------------- -------------
   Gold (ounces)                          41,605         27,865          9,267        11,077
--------------------------------- --------------- -------------- -------------- -------------
   Silver (ounces)                       131,020        231,872         25,009        61,537
--------------------------------- --------------- -------------- -------------- -------------
Total Cash Costs
--------------------------------- --------------- -------------- -------------- -------------
   Per lb. payable zinc sold                0.44           0.28           0.29        (0.05)
(US$)
--------------------------------- --------------- -------------- -------------- -------------

EL TOQUI OUTLOOK

As noted previously, during 2005 it was discovered that the Estatuas deposit is highly faulted and more difficult to mine than originally planned. Additional infill drilling was carried out earlier in 2005 to better understand the degree and nature of the faulting. While we believe Estatuas can be mined economically, it continues to be the case that short-term problems may occur which could result in lower than expected tonnages or higher operating costs.

The Company is in the process of exploring the Aserradero deposit to the south and southeast. Work will also continue at Concordia to develop a feasibility study by the end of the second quarter of 2006. The Concordia deposit is located close to the existing mill infrastructure, is relatively shallow allowing for inexpensive ramp access and hosts zinc grades that are 40 percent higher than the current reserves with significant lead and silver content. Based on the drilling carried out to September 2005 an indicated and inferred mineral resource of 1.87 million tonnes grading 10.2 percent zinc, 5.1 percent lead and 68 grams per tonne silver has been estimated.

Work is currently underway on a regional exploration program on our extensive land holdings in the Toqui area. Our primary goal is to discover a gold skarn deposit similar to the Aserradero deposit.

During the fourth quarter, metallurgical testing was completed at El Toqui which examined the feasibility of treating the gold concentrate onsite with the goal of producing dore bars. Flotation concentrate samples were leached under intensive cyanidation conditions using the Gekko Mini Inline Leach Reactor ("ILR"). The procedure used mimics the conditions in a full sized batch ILR unit. Test results indicated that gold recoveries could reach 88-90 percent. This process could provide significant cost savings over third party treatment of the concentrate and provide a more stable cash flow from the mine. In 2005, over 29,000 ounces of gold were contained in the gold concentrate produced. Engineering work has commenced on a full size batch ILR unit.

LANGLOIS

Langlois, which is situated in north-western Quebec approximately 213 kilometres north of Val-d'Or, is currently being developed to reach commercial production in mid-2007.

A feasibility study to reopen the Langlois mine, including a technical solution for the ore pass problem, was completed by SRK in August 2001, following an extensive drilling program. The SRK feasibility study was updated in 2003 and the project economics were reviewed again by Breakwater late in 2005. The 2005 Breakwater review concluded that based on a life-of-mine average price for zinc of US$0.53 per pound, a copper price of US$1.05 per pound, a silver price of US$6.59 per ounce and an exchange rate of US$0.80 per C$1.00 the project had an internal rate of return of 16.6 percent based on mining and milling the proven and probable mineral reserves of 3.3 million tonnes at the grades and recoveries set forth in the Proven and Probable Mineral Reserves Production table below.

Proven and Probable Mineral Reserves Production Table
----------------------------------------------------------------
Tonnes Milled                                     3,323,000
----------------------------------------------------------------
Head Grade                          Zn (%)        10.8
                                    Cu (%)        0.8
                                    Au (g/t)      0.1
                                    Ag (g/t)      52.1
Recoveries                          Zn (%)        93.6
                                    Cu (%)        82.6
                                    Au (%)        29.0
                                    Ag (%)        35.5
Concentrate Grade                   Zn (%)        54.7
                                    Cu (%)        23.8
Tonnes Concentrate                  Zn (t)        613,100
                                    Cu (t)        96,300
Contained  Metal                    Zn (t)        335,100
                                    Cu (t)        22,900
                                    Au (oz)       2,600
                                    Ag (oz)       1,961,300
----------------------------------------------------------------

The operating plan incorporates several improvements to ensure the reliability of production and to control costs. These improvements include the elimination of ore passes for Zone 97, a new, level 9, ore dump and loading pocket, pre-development of several sublevels in Zone 97 and improvements for the underground mobile equipment fleet. Additionally, the operating plan includes continuing the exploration of Zone 97 which remains open to the east and at depth.

The high-grade mining alternative in the feasibility study does not isolate the lower grade mineral resources, some of which could be brought into the production plan under the current economic conditions.

The following table sets forth the mineral resources and mineral reserves as they have been calculated pursuant to National Instrument 43-101.

Mineral Resources and Mineral Reserves

Category                                        Tonnage       Zinc      Copper    Silver    Gold
                                                              (%)        (%)      (g/t)     (g/t)
----------------------------------------------------------------------------------------------------
Proven & Probable Mineral Reserves
----------------------------------------------------------------------------------------------------
Zones 3 and 4                                   1,203,500      9.49     0.49      39.52     0.07
Zone 97                                         2,119,200     11.51     1.02      59.28     0.09
----------------------------------------------------------------------------------------------------
Total                                           3,322,700     10.78     0.82      52.13     0.09
----------------------------------------------------------------------------------------------------

Measured & Indicated Resources*
----------------------------------------------------------------------------------------------------
Zones 3 and 4                                   1,779,200      9.98     0.53      34.82     0.08
Zone 97                                         3,201,500     11.80     0.93      64.60     0.09
----------------------------------------------------------------------------------------------------
Total                                           4,980,700     11.15     0.79      53.96     0.09
----------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------
Inferred
----------------------------------------------------------------------------------------------------
Zones 3 and 4                                     750,500     8.68      0.29      26.04     0.12
Zone 97                                           504,000    11.24      0.86      60.83     0.17
----------------------------------------------------------------------------------------------------
Total                                           1,254,500     9.71      0.52      40.02     0.14
----------------------------------------------------------------------------------------------------
*Measured and Indicated Mineral Resources include Proven and Probable Mineral Reserves

Total Cash Costs

The total cash costs, including smelting, shipping and by-product credits for copper, silver and gold, is forecast to average US$0.42 per pound of payable zinc.

Capital Costs

The development capital, including inventory build up, is forecast to be $27.0 million during 2006 and 2007, net of revenue from development ore. The majority of the capital requirements are related to underground development, with the mill accounting for only $1.5 million of the total. Total capital required to extract the above noted tonnages is estimated to be $47.6 million.

BOUGRINE MINE

In accordance with the life-of-mine plan, the Bougrine mine closed permanently on September 10, 2005, due to exhaustion of the known mineral reserves. The Company is presently investigating other uses for the Bougrine infrastructure. Closure of the tailings facility commenced during the fourth quarter.

--------------------------------------- ---------------------------------- --------------------------------
                                              YEAR ENDED DECEMBER 31                FOURTH QUARTER
                                        ---------------------------------- --------------------------------
                                              2005             2004              2005             2004
======================================= =============== ================== ================ ===============
Ore Milled (tonnes)                            216,823            330,392                -          84,395
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Zinc (%)                                        9.1               10.4                -             9.8
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Lead (%)                                        4.8                2.1                -             2.7
--------------------------------------- --------------- ------------------ ---------------- ---------------
Concentrate Production
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Zinc (tonnes)                                29,412             52,149                -          12,377
--------------------------------------- --------------- ------------------ ---------------- ---------------
         Recovery (%)                             80.6               82.2                -            81.7
--------------------------------------- --------------- ------------------ ---------------- ---------------
         Grade (%)                                54.0               54.2                -            54.5
--------------------------------------- --------------- ------------------ ---------------- ---------------
  Lead (tonnes)                                 13,373              8,499                -           3,057
--------------------------------------- --------------- ------------------ ---------------- ---------------
         Recovery (%)                             83.9               79.9                -            82.3
--------------------------------------- --------------- ------------------ ---------------- ---------------
         Grade (%)                                65.1               64.4                -            61.7
--------------------------------------- --------------- ------------------ ---------------- ---------------
Metal in Concentrates
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Zinc (tonnes)                                15,889             28,265                -           6,748
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Lead (tonnes)                                 8,708              5,470                -           1,886
--------------------------------------- --------------- ------------------ ---------------- ---------------
Total Cash Costs
--------------------------------------- --------------- ------------------ ---------------- ---------------
   Per lb. payable zinc sold (US$)                0.36               0.40           (0.01)            0.40
--------------------------------------- --------------- ------------------ ---------------- ---------------

BOUGRINE MINE OUTLOOK

Reclamation of the Bougrine mine has commenced and is expected to be 90 percent complete in 2006. The mill building will be kept in place pending the results of an exploration program on a zinc lead prospect 170 kilometres to the north-west of the Bougrine mine site. Exploration of this prospect, budgeted at $0.5 million, is expected to commence during the first half of 2006.

BOUCHARD-HEBERT PRODUCTION

The Bouchard-Hebert mine closed permanently on February 20, 2005. Reclamation work, consisting of rock removal and covering the tailings disposal area, continued during the fourth quarter. The Company explored the area immediately around the mine, but no economic mineralization was encountered. Based on the results, the Company removed the mobile equipment and some of the underground infrastructure, and allowed the mine to flood.

---------------------------------------- -------------------------------------- ---------------------------------------
                                                 YEAR ENDED DECEMBER 31                      FOURTH QUARTER
                                         -------------------------------------- ---------------------------------------
                                                2005               2004                2005                2004
======================================== =================== ================== =================== ===================
Ore Milled (tonnes)                                 118,933            993,168                   -             233,525
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Zinc (%)                                             5.8                6.1                   -                 5.2
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Copper (%)                                           0.5                0.5                   -                 0.5
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Silver (g/t)                                          31                 29                   -                  28
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Gold (g/t)                                           1.1                1.0                   -                 0.8
---------------------------------------- ------------------- ------------------ ------------------- -------------------
Concentrate Production
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Zinc (tonnes)                                     11,299             99,446                   -              19,846
---------------------------------------- ------------------- ------------------ ------------------- -------------------
         Recovery (%)                                  91.1               90.3                   -                88.9
---------------------------------------- ------------------- ------------------ ------------------- -------------------
         Grade (%)                                     55.7               55.1                   -                54.4
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Copper (tonnes)                                    3,028             25,738                   -               6,794
---------------------------------------- ------------------- ------------------ ------------------- -------------------
         Recovery (%)                                  86.5               82.3                   -                83.8
---------------------------------------- ------------------- ------------------ ------------------- -------------------
         Grade (%)                                     15.5               15.2                   -                15.1
---------------------------------------- ------------------- ------------------ ------------------- -------------------
Metal in Concentrates
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Zinc (tonnes)                                      6,292             54,823                   -              10,803
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Copper (tonnes)                                      470              3,914                   -               1,024
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Silver (ounces)                                   40,013            309,920                   -              65,346
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Gold (ounces)                                      2,644             17,284                   -               2,969
---------------------------------------- ------------------- ------------------ ------------------- -------------------
Total Cash Costs
---------------------------------------- ------------------- ------------------ ------------------- -------------------
   Per lb. payable zinc sold (US$)                     0.30               0.25                   -                0.30
---------------------------------------- ------------------- ------------------ ------------------- -------------------

BOUCHARD-HEBERT MINE OUTLOOK

The Company will continue to explore for mineral deposits on the 7,982 hectares of exploration claims surrounding the mining leases. The concentrator building and equipment will be left intact pending any success in discovering economic mineralization in the near term.

Exploration commenced in October 2005 to test targets outside the current mine area. The program, which is to test multiple targets, will continue throughout 2006. In February, 2006 an airborne Megatem survey was carried out over the Bouchard-Hebert property.

NANISIVIK

Reclamation continued at the site until mid-October when the winter season set in and the contractor's equipment was shipped off site via the sea-lift. The major earth moving activities required for closure are now complete.

To date, approximately 2.8 million tonnes of earth have been moved. This includes covering the tailings area, removing waste rock, backfilling and covering the open pits, covering the landfill, removing any contaminated soils, and the backfilling/closure of the mine access ways (with the exception of two adits which will remain open for backhauling demolition debris in 2006).

The remaining reclamation work will be completed by Wolfden Resources Inc.'s contractor who has remained on-site to complete its own work, comprising the dismantling of the mill complex and the concentrate storage facilities. Wolfden will use the Nanisivik fleet of equipment to finish reclamation of the site which includes the demolition of the town site accommodations and removal of any remaining contaminated soil. We expect this will be completed in 2006 and all remaining salvageable equipment will be shipped off site at that time for sale on the open market or transfer to other Breakwater properties.

CARIBOU

On July 12, 2004, the Company and its wholly-owned subsidiary CanZinco Ltd. signed a revised letter of intent ("LOI") with Forest Gate Resources Ltd. and its wholly-owned subsidiary, Blue Note Metals Inc., regarding the acquisition of the Caribou and Restigouche mines. Under the terms of the LOI, after raising sufficient funds, Blue Note will acquire the Caribou and Restigouche mines by replacing the reclamation deposits of approximately $6.0 million with the New Brunswick government and issuing to CanZinco a $15 million convertible debenture with a maturity of five years. In the interim, the Caribou and Restigouche properties are managed on a care and maintenance basis under a contractual agreement with Bioteq Environmental Technologies Inc.

FOURTH QUARTER REVIEW

The Company realized net earnings in the fourth quarter of 2005 of $9.8 million compared with a net loss of $6.3 million in the same period in 2004. The 2005 fourth quarter net earnings included a $6.5 million tax recovery related to the setup of a tax asset for El Mochito and El Toqui, this is a non-cash gain.

In the fourth quarter ended December 31, 2005, gross sales revenues generated were seven percent lower despite stronger metal prices due to the sale of 24 percent fewer tonnes of concentrate and a stronger Canadian dollar. Fewer tonnes were sold because Breakwater had three producing mines in the fourth quarter of 2005 compared with five in the same period of 2004 thereby reducing production.

Treatment charges and freight costs averaged $292 per tonne of concentrate sold in the fourth quarter of 2005 compared with $250 per tonne in the same period in 2004. Treatment charge escalators were triggered by the higher metal prices and realized freight rates were higher in 2005. Direct operating costs were higher in 2005 at $406 per tonne of concentrate sold compared with $357 per tonne in 2004.

---------------------------- --------------------------------------------------------------
    Operating review for                          CONCENTRATE TONNES
  the fourth quarter ended   --------------------------------------------------------------
        December 31                       2005                           2004
---------------------------- ------------------------------- ------------------------------
                                  SOLD          PRODUCED         SOLD          PRODUCED
---------------------------- ---------------- -------------- -------------- ---------------
Myra Falls                       16,710          27,404          17,574         25,663
---------------------------- ---------------- -------------- -------------- ---------------
El Mochito                       21,834          24,883          11,165         24,499
---------------------------- ---------------- -------------- -------------- ---------------
El Toqui                         13,643          16,554          10,535         14,005
---------------------------- ---------------- -------------- -------------- ---------------
Bougrine                         8,204             0             11,408         15,434
---------------------------- ---------------- -------------- -------------- ---------------
Bouchard-Hebert                    0               0             29,172         26,640
---------------------------- ---------------- -------------- -------------- ---------------
TOTAL                            60,391          68,841          79,854        106,241
---------------------------- ---------------- -------------- -------------- ---------------

---------------------------- ------------------- ------------------- -------------------- -------------------
                                                    CONTRIBUTION
   Operating review for                             (LOSS) FROM
 the fourth quarter ended                              MINING                                  CAPITAL
       December 31               NET REVENUE        ACTIVITIES(1)      NON-CASH COSTS(2)    EXPENDITURES(4)
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
($ millions)                   2005      2004     2005      2004       2005      2004       2005      2004
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Myra Falls                      12.5       8.9      0.6      (3.6)       1.4        2.3       5.7       2.9
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
El Mochito                      14.9       5.2      6.8        1.5       2.0        1.2       2.3       2.2
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
El Toqui                        10.4      10.0      3.3        4.8       1.3        0.9       2.2       4.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Bougrine                         4.2       4.2      1.9       (1.2)      0.4        1.8       0.0      (0.2)
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Bouchard-Hebert                  0.0      13.6      0.3        3.2      (0.3)       2.5       0.0       0.1
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Nanisivik                        0.0       0.0    (0.1)      (0.2)       0.1        0.2       0.0       0.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Langlois                         0.0       0.0      0.0        0.0       0.0        0.0       0.8       1.5
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
Other                        (2.3)(3)  (0.3)(3)    (2.5)      (0.6)      0.2        0.3       0.0       0.0
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------
TOTAL                           39.7      41.6     10.3        3.9       5.1        9.2      11.0      10.5
---------------------------- --------- --------- -------- ---------- --------- ---------- --------- ---------

(1)  After non-cash costs.
(2)  Depreciation, depletion and accretion costs.
(3)  Net realised from metal hedging activities.
(4)  Includes assets under capital lease.

General and administrative costs were slightly higher by $0.1 million due mainly to higher audit and regulatory compliance costs.

Stock based compensation was reduced to $0.2 million in 2005 compared with $0.6 million in 2004 as fewer options were issued in the 2005.

In the fourth quarter of 2005, the Company recorded a mark-to-market loss of $0.9 million on its gold loan facility, entered into in August 2005, as the result of the increase in the gold price during the quarter. This is a non-cash cost that will be reversed as the loan is repaid in physical gold during 2006.

Other non-producing property costs were significantly lower in the fourth quarter of 2005 at $1.7 million compared with $5.1 million in 2004. The main reason for the decrease was the $2.1 million write-down of supplies inventory at the Nanisivik mine and higher than expected holding costs at Nanisivik in 2004.

In the fourth quarter of 2005, a recovery of $6.3 million in income and mining taxes was recognized compared with an expense of $0.2 million in 2004 as the Company recorded a future income tax asset of $6.5 million related to tax loss pools at El Mochito and El Toqui as it is more likely than not that the tax losses carried forward will be used to reduce taxable income in 2006.

NON-GAAP RECONCILIATIONS

----------------------------------------------------------------------- --------------------------------------
NON-GAAP RECONCILIATION OF CASH PROVIDED FROM OPERATING
ACTIVITIES (BEFORE CHANGES IN NON-CASH WORKING CAPITAL ITEMS) TO
CONSOLIDATED FINANCIAL STATEMENTS ($ MILLIONS)                            2005         2004           2003
======================================================================= ========== ============= =============
Net Cash Provided By Operations Activities per Consolidated                22.0         24.1          17.9
Statements of Cash Flows
----------------------------------------------------------------------- ---------- ------------- -------------
Less changes in non-cash working capital                                   (2.5)         5.2          (2.4)
----------------------------------------------------------------------- ---------- ------------- -------------
CASH PROVIDED FROM OPERATING ACTIVITIES (BEFORE CHANGES IN NON-CASH
WORKING CAPITAL ITEMS)                                                     19.5         29.3          15.5
----------------------------------------------------------------------- ---------- ------------- -------------

Cash Provided from Operating Activities (before changes in non-cash working capital items) is furnished to provide additional information and is a non-GAAP measure. This measure should not be considered in isolation as a substitute for measures of performance prepared in accordance with generally accepted accounting principles and are not necessarily indicative of cash provided from operating activities as determined under generally accepted accounting principles. This measure intends to provide investors with information about the cash generating capabilities of the Company's operating activities on a cash basis in a given period; the Company uses this information for the same purpose. Mining operations are capital intensive. These measures exclude financing activities, investing activities and changes in non-cash working capital. These items are discussed throughout the MD&A and the consolidated financial statements.

------------------------------------------------------------------------ ------------------------------------
NON-GAAP RECONCILIATION OF TOTAL CASH COST PER POUND OF PAYABLE
ZINC SOLD TO CONSOLIDATED FINANCIAL STATEMENTS                                 2005               2004
------------------------------------------------------------------------ ------------------ -----------------
By-Product Credit ($ millions)
------------------------------------------------------------------------ ------------------ -----------------
   Gross sales revenue per financial statements                                 313.0             240.3
------------------------------------------------------------------------ ------------------ -----------------
   Less zinc sales revenue                                                     (189.7)           (177.6)
------------------------------------------------------------------------ ================== =================
                                                                                123.3              62.7
------------------------------------------------------------------------ ================== =================
Treatments & Freight Charges ($ millions)
------------------------------------------------------------------------ ================== =================
   Per financial statements                                                     105.4              81.9
------------------------------------------------------------------------ ================== =================
Direct operating costs ($ millions)
------------------------------------------------------------------------ ================== =================
   Per financial statements                                                     144.3             101.9
------------------------------------------------------------------------ ================== =================

------------------------------------------------------------------------ ------------------ -----------------
   Total cash costs - Canadian ($ millions)                                     126.4             121.1
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
    Exchange rate C$/US$                                                       1.2111            1.3001
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
Total cash costs - US ($ millions)                                              104.6              93.2
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
Zinc pounds sold (millions)                                                     265.3             290.6
------------------------------------------------------------------------ ------------------ -----------------

------------------------------------------------------------------------ ------------------ -----------------
Total cash cost per pound of payable zinc sold (US$)
------------------------------------------------------------------------ ------------------ -----------------
   By-product credit                                                            (0.39)            (0.17)
------------------------------------------------------------------------ ------------------ -----------------
   Treatment and marketing costs                                                 0.33              0.22
------------------------------------------------------------------------ ------------------ -----------------
   Direct operating costs                                                        0.45              0.27
------------------------------------------------------------------------ ------------------ -----------------
TOTAL                                                                            0.39              0.32
------------------------------------------------------------------------ ------------------ -----------------

Total Cash Costs per Pound of Payable Zinc Sold instead of Total Cash Costs per Pound of Payable Zinc Produced are furnished to provide additional information and is a non-GAAP measure. This measure should not be considered in isolation as a substitute for measures of performance prepared in accordance with GAAP and is not necessarily indicative of operating expenses as determined under GAAP. This measure is intended to provide investors with information about the cash generating capabilities of the Company's mining operations; the Company uses this information for the same purpose. Mining operations are capital intensive. These measures exclude capital expenditures. Capital expenditures are discussed throughout the MD&A and the consolidated financial statements.

SUMMARY OF QUARTERLY RESULTS

--------------------------------- -------------------------------------------- --------------------------------------------
                                                        2004                                       2005
--------------------------------- -------------------------------------------- --------------------------------------------
                                         Q1         Q2         Q3         Q4          Q1         Q2         Q3         Q4
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Gross Sales Revenue                    60.2       52.5       66.1       61.5        91.3       92.4       71.9       57.4
($ millions)
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Net Earning (Loss)                      2.2        4.4        2.4       (6.3)        4.1        2.4       (1.6)       9.8
($ millions)
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
     Per share - basic                $0.01      $0.01      $0.01     ($0.02)      $0.01      $0.01      $0.00      $0.03
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Weighted-average number of
Common Shares outstanding
(millions)                            343.8      344.5      362.7      363.0       365.7      367.4      369.5      374.2
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
     Per share - diluted              $0.01      $0.01      $0.00    ($0.02)       $0.01      $0.01      $0.00      $0.02
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
(C$/US$) realized
     exchange rate                   1.3172     1.3596     1.3127     1.2290      1.2274     1.2429     1.2019     1.1744
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Average realized
     zinc price (US$/t)               1,058      1,006        988      1,095       1,256      1,252      1,296      1,502
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Average realized
     zinc price (C$/t)                1,394      1,368      1,297      1,345       1,542      1,556      1,558      1,764
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Concentrate tonnes sold              86,031     76,061     94,957     79,854     108,507    118,022     80,196     60,391
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------
Concentrate tonnes produced          84,590     86,115    111,790    106,241     103,259     88,782     76,014     68,841
--------------------------------- ----------- ---------- ---------- ---------- ----------- ---------- ---------- ----------

The quantity of concentrate sold directly affects gross sales revenue. The recognition of revenue from the sale of concentrate can vary from quarter-to-quarter based on customer agreements, the availability of ships and compliance with the Company's revenue recognition policy. As all sales are based in US dollars, the US dollar weakening against the Canadian dollar has reduced the realized Canadian dollar gross sales revenue.

CONTRACTUAL OBLIGATIONS

----------------------------------- -------------------------------------------------------------------------
                                                             PAYMENTS DUE BY PERIOD
----------------------------------- -------------------------------------------------------------------------
CONTRACTUAL OBLIGATIONS                            (LESS THAN)    (GREATER THAN)               (GREATER THAN)
($ millions)                           TOTAL          1 YEAR        1-3 YEARS      4-5 YEARS       5 YEARS
----------------------------------- ------------- -------------- --------------- -------------- -------------
Capital Leases                            1.7            0.7             0.7            0.3           0.0
----------------------------------- ------------- -------------- --------------- -------------- -------------
Operating Leases                          3.8            1.1             1.3            1.1           0.3
----------------------------------- ------------- -------------- --------------- -------------- -------------
Purchase Obligations                     22.3           22.3             0.0            0.0           0.0
----------------------------------- ------------- -------------- --------------- -------------- -------------
Other Long-term Obligations              30.9           21.8             6.1            2.5           0.5
----------------------------------- ------------- -------------- --------------- -------------- -------------
Reclamation                              48.2            9.3             9.2            2.5          27.2
----------------------------------- ------------- -------------- --------------- -------------- -------------
Total                                   106.9           55.2            17.3            6.4          28.0
----------------------------------- ------------- -------------- --------------- -------------- -------------

RELATED PARTY TRANSACTIONS

In December 2005, a syndicate of investment dealers comprising Dundee Securities Corporation ("DSC") and GMP Securities ("GMP") participated in raising $6 million flow through financing for the Company. DSC is related to the significant shareholder of the Company. The Company paid DSC a commission of $120,000. The Company accrued expenses of $500,000 for services provided by Dundee Corporation during the period from October 2001 to December 2003.

CHANGES IN ACCOUNTING POLICIES

In 2005 the Company adopted the following policies:

On January 1, 2005, the Company adopted the Canadian Institute of Chartered Accountants ("CICA") Accounting Guideline No. 15 - "Consolidation of Variable Interest Entities" ("AcG-15") which requires that the Company consolidate a variable interest entity when the Company has a variable interest, or combination of variable interests, that will absorb a majority of the entity's expected losses, receive a majority of the entity's expected residual returns, or both. On October 17, 2005, the CICA issued EIC-157 - "Implicit Variable Interests Under AcG-15" which clarifies the identification of variable interest entity under AcG-15. As at December 31, 2005 the Company had no entities which would qualify as a variable interest entity under AcG-15.

On December 6, 2005, the CICA issued EIC-159 - "Conditional Asset Retirement Obligations" which clarifies the identification of conditional asset retirement obligations as used in CICA 3110 - Asset Retirement Obligation. The adoption of this policy had no impact on the Company's asset retirement obligations.

(See note 1 to the consolidated financial statements.)

CRITICAL ACCOUNTING ESTIMATES

        ASSET IMPAIRMENT
The carrying values of producing mineral properties, including properties placed on care and maintenance and related deferred expenditures, are reviewed regularly and, where necessary, are written down to the estimated net recoverable amounts. Estimated future net cash flows, on an undiscounted basis, are calculated for each property using: estimated recoverable reserves, on the basis of current proven and probable reserves, except for Langlois mine where the conversion of resources was considered, taking into account the cost of conversion; estimated future metal price realization (considering historical and current prices, price trends and related factors); and estimated operating and capital cash flows. Estimates of future cash flows are subject to risks and uncertainties. It is possible that changes could occur that may affect the recoverability of the carrying value of mineral properties. No write-downs were required in 2005.

        RESERVES
Every year the Company estimates its proven and probable mineral reserves (the "Reserves") in accordance with National Instrument 43-101 ("NI 43-101"), a rule adopted by Canadian securities administrators as the standard of disclosure for mineral projects. This estimate is used to determine mine viability, mine life and amortization rates. The estimation of Reserves is based on drill hole information, historical mining results, historical metallurgical results, estimated future operating costs and estimated future metal prices. A "Qualified Person", as defined by NI 43-101, performs the Reserves estimate. As all of the Company's operations have had significant operating history the factor that could have the greatest impact on the Reserves estimate is future metal prices.

        AMORTIZATION
The Company uses the units of production method for amortization of Mineral Properties and some of its Fixed Assets based on the reserves. Any significant changes in the Reserves could impact the amount of annual amortization.

        INVENTORY
The Company values its concentrate inventories at the lower of cost or realizable value at the end of the reporting period. Costs represent the average cost, and include direct labour and materials costs, mine site overhead and depreciation and amortization. Realizable value includes metal prices, net of treatment charges and freight. Metal prices can be subject to significant change from period to period. At December 2005 all concentrate inventories were recorded at cost.

        FUTURE TAX ASSETS AND LIABILITIES
Future tax assets and liabilities are calculated using the asset and liability method. Under the asset and liability method, future tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax assets and liabilities are measured using current tax rates. The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period the change is known. To the extent that the Company considers it to be more likely than not that a future tax asset will be recovered, a tax asset will be setup, otherwise it provides a valuation allowance against the excess. It is possible that changes could occur in the future that may affect the recoverability of the carrying value of future tax assets and a write-down may be required.

        RECLAMATION
The Company provides for the fair value of liabilities and capitalized costs for asset retirement obligations in the period in which they are incurred. Over time, the liability is accreted to its present value and the capitalized cost is amortized over the useful life of the related asset. Asset retirement obligations are obligations of the Company that arise as a result of an existing law, regulation or contract related to asset retirements. Estimates of the liability associated with the retirement of an asset are based on current laws and regulations and the expected resulting costs, all of which are subject to change. If actual costs of reclamation exceed the recorded amount Breakwater will record a loss. Alternatively, if reclamation costs incurred are less than those recorded the Company will record a gain. Currently the Company is not able to setup a liability for reclamation at El Mochito as there is no law, regulation or contract related to this asset's retirement.

RISKS AND UNCERTAINTIES

The most significant risk affecting the profitability and viability of the Company is the fluctuation of metal prices, particularly zinc, as the Company's earnings and cash flow are highly sensitive to changes in the realized metal prices. Low metal prices can impair the Company's liquidity and, if they persist for an extended period, the Company would be required to look to alternatives other than cash flow to maintain its liquidity until metal prices recover. Other risks facing the Company include fluctuations in treatment charges, operating, geological and environmental risks associated with mining and, due to the varied geographic locations of the Company's operations, political risks.

        PRICE RISK
The profitability of any mining operation owned by the Company is significantly affected by the market price of zinc. It is estimated that each US$0.01 per pound change in the price of zinc will impact earnings and cash flow by approximately $1.8 million during 2006. An earlier table shows the approximate impact on the Company's cash flows of variations in metal prices and the US/Canadian dollar exchange rate, based on current plans for 2006, and assuming that the changes remain in effect for the full year.

Fluctuations in metal prices are influenced by numerous factors beyond the control of the Company. Exchange rates, interest rates, inflation, and the world's supply and demand for metals can each cause significant fluctuations in metal prices. Such external economic factors are, in turn, influenced by changes in international economic growth patterns and political developments.

        FOREIGN EXCHANGE RISK
The Company operates using the Canadian dollar and the American dollar as well as several other currencies, and as such may be affected by fluctuations in foreign exchange rates. Currency fluctuations may affect the revenues which Breakwater realizes from its operations, as concentrates are sold in American dollars, while a significant percentage of its expenses are denominated in non-American currencies. This exposes the Company to increased volatility in earnings as reported in Canadian dollars due to fluctuations in foreign exchange rates. While foreign currencies are generally convertible into Canadian and American dollars, there is no guarantee that they will continue to be so convertible or that fluctuations in the value of such currencies will not have an adverse effect on the Company.

        CREDIT RISK
The Company is subject to credit risk through trade receivables. The Company manages this risk through evaluation and monitoring processes and carries credit insurance when necessary. Although the Company has a number of significant customers, they are all established and creditworthy customers. Credit risk is further mitigated through the use of provisional payment arrangements and the use of letters of credit where appropriate. Credit risk also relates to derivative contracts arising from the possibility that a counterparty to an instrument in which the Company has an unrealized gain fails to perform. The Company transacts only with counterparties that have strong credit ratings. The Company does not consider the credit risk associated with these financial instruments to be significant.

        INTEREST RATE RISK
The Company had various operating lines of credit that tie interest payments to the bank prime or LIBOR lending rates. Therefore, the Company was exposed to interest rate risk through fluctuations in these interest rates. In addition, the Gold Loan carries a fixed rate of interest of 2.9%, thus, the Company is also exposed to interest rate price risk. The Company does not enter into financial instruments to mange its interest rate risk.

        OPERATING, GEOLOGICAL AND ENVIRONMENTAL RISK
The Company maintains high operating standards at all of its operations by adopting stringent social, safety and operating practices. The Company focuses on environmental protection, employee training and safety. A program of regular reviews is structured to continually identify risks and control loss at every level. Co-operation with the Company's insurers increases the effectiveness of the Company's loss control programs. Changing environmental laws and regulations can create uncertainty with regard to future reclamation costs. In addition, the review process can be lengthy and complex and delay both the commissioning and decommissioning of projects. To minimize this risk, the Company monitors environmental issues on an ongoing basis and believes reasonable provisions for future environmental costs have been made and are reflected in the financial statements.

        ENVIRONMENTAL SECURITY

As at December 31, 2005, the Company had $9.2 million of environmental security in place. These funds are held to partially fund reclamation requirements at the Company's various mine sites. The current amounts of these funds are expected to be returned to the Company as work planned in 2006 is completed.

In addition, the Company was obligated to post $13.4 million of security related to the Myra Falls mine. These funds were posted on January 31, 2006.

---------------------------------- -------------------- --------------------- ---------------------
Environmental Security
(million's)                              Current             Long-term               TOTAL
---------------------------------- -------------------- --------------------- ---------------------
Myra Falls                                 0.0                  0.1                   0.1
---------------------------------- -------------------- --------------------- ---------------------
Bouchard-Hebert                            2.4                  0.7                   3.1
---------------------------------- -------------------- --------------------- ---------------------
Caribou                                    0.0                  6.0                   6.0
---------------------------------- -------------------- --------------------- ---------------------
TOTAL                                      2.4                  6.8                   9.2
---------------------------------- -------------------- --------------------- ---------------------

As regulations regarding environmental restoration and the security related thereto can change from time to time, it is possible that demands may be made on the Company to provide additional security.

        FINANCIAL INSTRUMENTS

The Company manages its exposure to fluctuations in commodity prices, foreign exchange rates and interest rates by entering into derivative financial contracts in accordance with the formal risk management policy approved by the Company's Board of Directors and managed by the Company's Hedge Committee. The Company does not hold or issue derivative contracts for speculation or trading purposes.

The Company's short-term financial instruments, made up of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, and short-term debt excluding the Gold Loan are carried at cost which, due to their short-term nature, approximates their fair value. The Gold Loan is carried at fair value as described in note 8. The fair value of the long-term debt also approximates its carrying value as set out in note 9.

Such fair value estimates are management's best estimates, not necessarily indicative of the amounts the Company might pay or receive in actual market transactions, though the amounts realized in an actual transaction may differ from these estimates. Potential taxes and other transaction costs have not been considered in estimating fair value.

OUTSTANDING SHARE DATA AND FULL DILUTION CALCULATION

The Company is authorized to issue an unlimited number of Common Shares and 200,000,000 preferred shares, issueable in series; there are no preferred shares outstanding. Each Common Share entitles the holder of record thereof to one vote at all meetings of shareholders of the Corporation, except at meetings at which only holders of another class or series of shares of the Corporation are entitled to vote. The table set forth below summarizes the Capital Stock. For a more complete description of certain elements please refer to note 12 to the consolidated financial statements of the Company.

---------------------------------------------------------------------------------- ----------------------
 Common Shares or Securities Convertible into Common Shares                                March 2, 2006
---------------------------------------------------------------------------------- ----------------------
 Issued and Outstanding                                                                      381,695,510
---------------------------------------------------------------------------------- ----------------------
 Share Options Outstanding weighted average exercise price $0.89.                             10,084,667
---------------------------------------------------------------------------------- ----------------------
 Dundee Corporation 15,400,705 warrants granted at $0.20, will expire March 2,                30,801,410
 2007 and 15,400,705 expire May 2, 2007.
---------------------------------------------------------------------------------- ----------------------
 Lender Warrants to Dundee Corporation granted at $0.19, expire March 27, 2006.                1,000,000
---------------------------------------------------------------------------------- ----------------------
 Warrants granted at $1.00, expire January 28, 2009 - traded on TSX                           33,571,429
---------------------------------------------------------------------------------- ----------------------
 FUTURE FULLY DILUTED                                                                        457,153,016
---------------------------------------------------------------------------------- ----------------------

CONCLUSION RELATING TO DISCLOSURE CONTROLS AND PROCEDURES

An evaluation was performed under the supervision of and with the participation of management, including the President and Chief Executive Officer and the Chief Financial Officer, of the effectiveness of the

Company's disclosure controls and procedures as defined in the MULTILATERAL INSTRUMENT 52-109. Based on that evaluation, the President and Chief Executive Officer and the Chief Financial Officer concluded that the design and operation of the Company's disclosure controls and procedures were effective as at December 31, 2005.

OTHER INFORMATION

Additional information regarding the Company is included in the Company's Annual Information Form filed with the Canadian securities regulators and the United States Securities and Exchange Commission, a copy of which is posted on the SEDAR website at www.sedar.com.

CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

Certain statements included in this Management's Discussion and Analysis includes forward-looking statements, which are made pursuant to the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. They include estimates and statements that describe the Company's future plans, objectives and goals, including words to the effect that the Company or management expects a stated condition or result to occur. When used herein, words such as "forecast", "estimate", "expect", "believe", "intend", "will", "eventual", "ongoing", "anticipated", "explore", "projected", "could", "continue", "likely", "future", "budget", "plan", "projection" and other similar expressions are intended to identify forward-looking statements. In particular, statements relating to the estimated future metal prices, cash flows, expenses, capital costs, ore production, mine life, financing, development of mines, and exploration are forward-looking statements. Such forward-looking statements involve inherent risks and uncertainties and are subject to other factors, many of which are beyond our control, that may cause the actual results or performance to differ materially from those expressed or implied by such forward-looking statements. Such factors include, among others, asset impairment, metal price volatility, fluctuations in foreign exchange rates, economic and political events affecting metal supply and demand, fluctuations in ore grade or ore tonnes milled, geological, operating and environmental risks, problems during the development, construction and start-up phases of an underground mine, inadequacy of environmental insurance. For a more comprehensive review of risk factors, please refer to the Company's most recent annual report under "Management's Discussion and Analysis of Financial Results", Annual Information Form and Form 40-F under "Risk Factors" on file with the U.S. Securities and Exchange Commission and Canadian provincial securities regulatory authorities filed on SEDAR at www.sedar.com. The Company is under no obligation and it expressly disclaims any such obligation to update or alter any forward-looking statements whether as a result of new information, events or otherwise. Readers are cautioned not to put undue reliance on these forward-looking statements.

MANAGEMENT'S REPORT

     Management is responsible for the preparation of the accompanying consolidated financial statements of Breakwater Resources Ltd. (the "Company") and all of the information contained in the Annual Report. The consolidated financial statements have been prepared in conformity with Canadian generally accepted accounting principles and management believes that they present fairly the Company's consolidated financial position, results of operations and cash flows. The integrity of the information presented in the financial statements, including estimates and judgments relating to matters not concluded by fiscal year end, is the responsibility of management. To fulfill this responsibility, the Company maintains a system of internal accounting controls designed to provide reasonable assurance that the Company's assets are protected and that events and transactions are properly recorded as they occur. This system of internal control includes organizational arrangement with clearly defined lines of responsibility. Deloitte & Touche LLP, the independent auditors appointed by the shareholders to audit the consolidated financial statements, have full and unrestricted access to the Audit Committee to discuss their audit and their related findings as to the integrity of the financial reporting process. During the course of their audit, Deloitte & Touche LLP reviewed the Company's system of internal control to the extent necessary to render their opinion on the consolidated financial statements.
     The board of directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control. The board is assisted in exercising its responsibilities through the Audit Committee, which is composed of three unrelated directors.
     The Audit Committee meets periodically with management and the independent auditors to satisfy itself that management's responsibilities are properly discharged, to review the consolidated financial statements and to recommend approval of the consolidated financial statements to the Board.



GEORGE E. PIRIE                  RICHARD R. GODFREY

President and                    Vice President, Finance and
Chief Executive Officer          Chief Financial Officer

--------------------------------------------------------------------------------
AUDITORS' REPORT


             Report of Independent Registered Chartered Accountants

     TO THE SHAREHOLDERS OF BREAKWATER RESOURCES LTD.

     We have audited the consolidated balance sheets of Breakwater Resources Ltd. as at December 31, 2005 and 2004 and the consolidated statements of operations and deficit and of cash flows for each of the years in the three-year period ended December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and 2004 and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2005 in accordance with Canadian generally accepted accounting principles.

     The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly we express no such opinion.

Chartered Accountants
Toronto, Canada

March 2, 2006

     COMMENTS BY AUDITOR ON CANADA-UNITED STATES OF AMERICA REPORTING DIFFERENCE The standards of the Public Company Accounting Oversight Board (United
States) require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company's financial statements, such as the changes described in Note 1 to the consolidated financial statements. Our report to the Shareholders, dated March 2, 2006, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors' report when such changes are properly accounted for and adequately disclosed in the financial statements.


Chartered Accountants
Toronto, Canada

March 2, 2006

BREAKWATER RESOURCES LTD.
CONSOLIDATED BALANCE SHEETS
As at  December 31, 2005 and December 31, 2004
(Expressed in thousands of Canadian dollars)

-----------------------------------------------------------------------------------------------------------
                                                                                    2005             2004
===========================================================================================================
ASSETS
CURRENT ASSETS
Cash and cash equivalents                                                    $     18,749    $     12,667
Restricted cash (note 3)                                                            3,929           3,391
Short-term investments (note 4)                                                     2,523           2,633
Accounts receivable - concentrate                                                   3,027           6,622
Other receivables                                                                   9,369           6,488
Concentrate inventory                                                              47,501          56,215
Materials and supplies inventory                                                   21,388          23,863
Prepaid expenses and other current assets                                           3,934           5,022
Future income tax assets (note 14)                                                  6,517               -
-----------------------------------------------------------------------------------------------------------
                                                                                  116,937         116,901
DEFERRED FINANCING FEES (notes 8 and  9)                                              344               -
RECLAMATION DEPOSITS (note 5)                                                       6,808             100
MINERAL PROPERTIES AND FIXED ASSETS (note 6)                                      165,168         153,073
LONG-TERM INVESTMENT (note 7)                                                       5,615           5,615
RESTRICTED PROMISSORY NOTE (note 10)                                               62,285          11,785
-----------------------------------------------------------------------------------------------------------
                                                                             $    357,157    $    287,474
===========================================================================================================
LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities                                     $     32,797    $     35,558
Provisional payments for concentrate inventory shipped and not priced              14,807          22,962
Short-term debt including current portion of long-term debt (note 8)               14,585             256
Income and mining taxes payable                                                       164             441
Current portion of reclamation, closure cost accruals and other
environmental obligations (note 11)                                                10,165          21,081
-----------------------------------------------------------------------------------------------------------
                                                                                   72,518          80,298
DEFERRED INCOME (note 10)                                                           6,888           1,848
LONG-TERM LEASE OBLIGATIONS (notes 6 and 20)                                          984               -
ROYALTY OBLIGATION (note 10)                                                       62,479          11,696
LONG-TERM DEBT (note 9)                                                             4,143           1,424
RECLAMATION, CLOSURE COST ACCRUALS AND OTHER ENVIRONMENTAL
  OBLIGATIONS (note 11)                                                            40,099          42,673
EMPLOYEE FUTURE BENEFITS (note 12)                                                  5,379           6,446
FUTURE INCOMETAX LIABILITIES (note 14)                                              1,921           1,681
-----------------------------------------------------------------------------------------------------------
                                                                                  194,411         146,066
-----------------------------------------------------------------------------------------------------------
SHAREHOLDERS' EQUITY
Capital stock (notes 2 and 13)                                                    335,512         326,403
Warrants (notes 2 and 13)                                                           8,561           8,561
Contributed surplus (note 13(j))                                                    3,300           3,120
Deficit                                                                         (172,928)       (187,667)
Cumulative translation adjustments                                               (11,699)         (9,009)
-----------------------------------------------------------------------------------------------------------
                                                                                 162,746         141,408
-----------------------------------------------------------------------------------------------------------
                                                                             $   357,157     $   287,474
===========================================================================================================

The accompanying notes form an integral part of these consolidated financial statements.

Approved by the Board of Directors

/s/ Garth A.C. MacRae

DIRECTOR                    DIRECTOR

                                       3

BREAKWATER RESOURCES LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT
For the Years Ended December 31, 2005, 2004 and 2003
(Expressed in thousands of Canadian dollars except share and per share amounts)

------------------------------------------------------------------------------------------------------------

                                                                      2005           2004            2003
============================================================================================================

Gross sales revenue                                           $     312,965  $     240,299   $     207,591
Treatment and marketing costs                                       105,391         81,856          83,581
------------------------------------------------------------------------------------------------------------
Net revenue                                                         207,574        158,443         124,010
------------------------------------------------------------------------------------------------------------

OPERATING COSTS
Direct operating costs                                              144,297        101,922         103,239
Depreciation and depletion                                           23,229         25,896          25,964
Reclamation and closure costs                                        12,093          4,896           3,619
------------------------------------------------------------------------------------------------------------
                                                                    179,619        132,714         132,822
------------------------------------------------------------------------------------------------------------
CONTRIBUTION (LOSS) FROM MINING ACTIVITIES                           27,955         25,729          (8,812)
------------------------------------------------------------------------------------------------------------
OTHER EXPENSES (INCOME)
General and administrative                                            8,666          9,559           5,087
Stock-based compensation                                                809          1,253             274
Interest and financing                                                1,284            509           3,321
Investment and other income                                          (2,595)          (843)           (405)
Loss on gold loan (note 8)                                            1,787              -                -
Foreign exchange (gain) loss on US dollar denominated debt            (492)            431         (11,578)
Other foreign exchange loss (gain)                                      294          1,809            (206)
------------------------------------------------------------------------------------------------------------
                                                                      9,753         12,718          (3,507)
------------------------------------------------------------------------------------------------------------
EARNINGS (LOSS) BEFORE THE FOLLOWING:                                18,202         13,011          (5,305)
------------------------------------------------------------------------------------------------------------

Exploration costs                                                       535              -               -
Write-down of mineral properties and fixed assets (note 6)              879          1,178             279
Other non-producing property costs (income) (note 6)                  9,035          8,638          (5,394)
Income and mining (recovery) tax provision (note 14)                 (6,986)           571            (841)
------------------------------------------------------------------------------------------------------------
                                                                      3,463         10,387          (5,956)
------------------------------------------------------------------------------------------------------------
NET EARNINGS                                                         14,739          2,624             651
DEFICIT - BEGINNING OF YEAR                                        (187,667)      (190,291)       (190,942)
============================================================================================================
DEFICIT - END OF YEAR                                         $    (172,928) $    (187,667)  $    (190,291)
------------------------------------------------------------------------------------------------------------
BASIC EARNINGS  PER COMMON SHARE (note  23)                   $        0.04  $        0.01   $         0.00
============================================================================================================
DILUTED EARNINGS PER COMMON SHARE (note 23)                   $        0.04  $        0.01   $         0.00
============================================================================================================
BASIC WEIGHTED-AVERAGE NUMBER OF COMMON SHARES
OUTSTANDING (note 23)                                           369,190,000    353,508,000     211,411,000
============================================================================================================

The accompanying notes form an integral part of these consolidated financial statements.

                                                   4

BREAKWATER RESOURCES LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2005, 2004 and 2003
(Expressed in thousands of Canadian dollars)

=================================================================================================================================
                                                                                             2005            2004          2003
=================================================================================================================================
CASH PROVIDED BY (USED IN)
OPERATING ACTIVITIES
Net earnings                                                                         $     14,739   $       2,624  $        651
---------------------------------------------------------------------------------------------------------------------------------

Non-cash items:
     Depreciation and depletion                                                            23,229          25,896        25,964
     Gain on sale of investment                                                              (851)              -             -
     Gain on sale of property (note 6(i))                                                       -               -       (10,336)
     Write-down of mineral properties and fixed assets (note 6)                               879           1,178           279
     Unrealized loss on gold loan                                                           1,656               -             -
     Foreign exchange gain on US dollar denominated loans                                    (447)              -        (3,712)
     Other non-cash items                                                                      (9)           (133)         (761)
     Stock-based compensation (note 13(j))                                                    809           1,253           274
     Deferred income                                                                          (56)              -         1,340
     Future income taxes (note 14)                                                         (6,277)          1,909        (1,050)
     Reclamation closure cost accruals and other environmental obligations                 12,093           4,764         2,787
     Employee future benefits (note 12)                                                     1,773             553             -
---------------------------------------------------------------------------------------------------------------------------------
                                                                                           32,799          35,420        14,785
---------------------------------------------------------------------------------------------------------------------------------
Payment of reclamation, closure cost accruals and other environmental obligations         (25,162)         (7,879)         (728)
Payment of employee future benefits (note 12)                                              (2,840)           (968)            -
Changes in non-cash working capital items (note 22)                                         2,486          (5,045)        3,179
---------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                                  22,022          24,152        17,887
---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
     Increase in restricted cash (note 3)                                                   (538)          (3,036)         (355)
     Proceeds from sale of royalty interest (note 10)                                      50,500          12,204             -
     Issue of common shares for cash (note 13)                                              8,480          30,407        29,316
     Issue of warrants for cash (note 13)                                                       -           7,211             -
     Deferred Financing fees                                                                (344)               -             -
     Deferred income                                                                        5,096               -             -
     Increase (decrease) in short-term debt                                                11,874         (10,059)      (18,711)
     Increase (decrease) in long-term debt                                                  3,964         (14,095)      (29,821)
---------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                                        79,032          22,632       (19,571)
---------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
     Funds advanced on promissory note (note 10)                                         (50,500)         (11,785)            -
     Reclamation deposits                                                                 (6,708)               -         1,287
     Acquisition of Boliden Westmin (Canada) Limited, net of cash acquired (note 2)            -             (886)            -
     Mineral properties and fixed assets                                                 (37,978)         (27,689)      (10,621)
     Proceeds from sale of mineral properties                                                 214             210        10,616
---------------------------------------------------------------------------------------------------------------------------------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES                                       (94,972)        (40,150)        1,282
---------------------------------------------------------------------------------------------------------------------------------
INCREASE (DECREASE) IN CASH                                                                 6,082           6,634          (402)
---------------------------------------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS - BEGINNING OF YEAR                                        $     12,667   $       6,033  $      6,435
=================================================================================================================================
CASH AND CASH EQUIVALENTS - END OF YEAR                                              $     18,749   $      12,667  $      6,033
---------------------------------------------------------------------------------------------------------------------------------

Supplemental Disclosure of Cash Flow Information
Cash paid for:
     Interest                                                                        $        437   $         436  $      2,681
     Income and mining taxes                                                         $        634   $         358  $        339

The accompanying notes form an integral part of these consolidated financial statements.

                                                                     5

     (1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     GENERALLY ACCEPTED ACCOUNTING PRINCIPLES
     The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP").

     PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of the Company and all of its subsidiaries all of which are controlled through the ownership of majority voting interests. All inter-company accounts and transactions have been eliminated on consolidation.

     REVENUE RECOGNITION AND RECEIVABLES
     Revenue is recognized following the transfer of title and risk of metal concentrate and the determination of the final settlement price in accordance with the contractual arrangements with customers. Title is transferred on payment by the customer of provisional invoices or in some instances on receipt of the metal concentrate. Risk is transferred either when the metal concentrate is delivered to the discharge port or to the load port depending on the terms of the contract. Under a delivered ex-ship term, risk passes when the concentrate is delivered to the discharge (destination) port. Under a cost, insurance and freight term, risk passes when the concentrate is delivered to the load (departure) port. Generally, the final settlement price is computed with reference to the average quoted metal prices for a specified period of time, normally one to three months subsequent to shipment to the customer. Concentrate sales and receivables are subject to adjustment on final determination of weights and assays. Provisional payments made by customers upon receipt of shipments of metal concentrate are classified as current liabilities captioned as "Provisional payments for concentrate inventory shipped and not priced".

By-products such as gold and silver are often contained within concentrate ships to customers and revenue from these by-products is recognized when all of the above revenue criteria are meant and when the corresponding major metal is recognized in revenue.

     CASH AND CASH EQUIVALENTS
     Cash and cash equivalents include cash and highly liquid investments with original maturities of three months or less. The Company invests cash in term deposits maintained in high credit quality institutions.

     CONCENTRATE INVENTORY
     Concentrate inventory is valued at the lower of cost and net realizable value. Cost represents the average cost and includes direct labour and material costs, mine site overhead, depreciation and depletion.

     MATERIALS AND SUPPLIES INVENTORY
     Materials and supplies inventory is valued at the lower of average cost and replacement cost.

     SHORT-TERM INVESTMENTS
     Short-term investments are carried at the lower of cost and quoted market value.

     LONG-TERM INVESTMENT
     Long-term investment is valued at cost, net of any other than temporary impairment in value.

     EMPLOYEE FUTURE BENEFITS
     The employee future benefits plan relates only to the employees at the Myra Falls mine.
     The actuarial determination of the accrued benefit obligations for pensions and other retirement benefits uses the projected benefit method prorated on service (which incorporates management's best estimate of the expected future return of plan assets, cost escalations, retirement ages of employees and other actuarial factors).
     For the purpose of calculating the expected return on plan assets, those assets are valued at fair value.
     Actuarial gains (losses) arise from the difference between actual long-term rate of return on plan assets for a period and the expected long-term rate of return on plan assets for that period, or from changes in actuarial assumptions used to determine the accrued benefit obligation. The excess of the net accumulated actuarial gain (loss) over 10 percent of the greater of the benefit obligation and the fair value of plan assets is amortized over the lesser of the average remaining service period of active employees or to the date that Myra Falls mine operations are assumed to cease, December 31, 2011. The average remaining service period of the active employees covered by all plans is 10 years.
     Past service costs arising from plan amendments are deferred and amortized on a straight-line basis over the lesser of the average remaining service period of employees active at the date of amendment or to the date that mine operations are assumed to cease, December 31, 2011.

     MINERAL PROPERTIES AND FIXED ASSETS
     The Company records its interest in mineral properties at cost and defers exploration and development expenditures. When the properties are brought into commercial production, the deferred costs are amortized on a unit-of-production basis using current reserve estimates. Costs associated with exploration properties are deferred, on a project basis, until the economic viability of the project is determined.
     If the properties are abandoned, the cost of the mineral property and any related deferred expenditures are expensed as a write-down of mineral properties and fixed assets at that time. Administrative costs are expensed as incurred.
     The carrying values of producing mineral properties, including properties placed on a care and maintenance basis (see notes 6(b), 6(d), 6(f), 6(g) and 6(h)) and related deferred expenditures are reviewed regularly to determine if there is any impairment in the carrying value. An impairment loss would be recognized when the carrying amount of a long-lived asset is not recoverable and exceeds its fair value which would be determined based on the present value of expected future cash flows. Estimated future net cash flows, on an undiscounted basis, are calculated for each property using: estimated recoverable reserves; estimated future metal price realization (considering historical and current prices, price trends and related factors); and, operating, capital and other cash flows. Estimates of future cash flows are subject to risks and uncertainties. It is possible that changes could occur which may affect the recoverability of the carrying value of mineral properties.
     The carrying values of non-producing mineral properties and related deferred expenditures represent unamortized net costs incurred to date and do not necessarily reflect present or future values. The recoverability of these amounts is dependent upon the existence of economically recoverable reserves, upon the Company's ability to obtain the necessary financing to complete development and upon future profitable production. The company reviews these investments, in accordance with the requirements of EIC 126 - "Accounting by mining enterprises for exploration costs".
     Fixed assets are stated at cost. Fixed assets are depreciated over their useful lives. In calculating depreciation, the Company employs the straight-line method and the unit-of-production method. Principally, the rates of depreciation being applied using the straight-line method are intended to fully depreciate the related fixed assets over periods from 2 to 12 years.
     In accordance with EIC 152 - "Mining Assets - Impairment and Business Combinations" the Company includes value beyond proven and probable reserves in its estimate of future cash flows when testing for impairment and determining fair value.

     ASSET RETIREMENT OBLIGATIONS AND ASSET RETIREMENT COSTS
     The Company provides for the fair value of liabilities for asset retirement obligations in the year in which they are incurred. A corresponding increase in the carrying amount of the related asset is generally recorded and then depreciated over the life of the asset. Over time, the liability is accreted to its present value each year, and the capitalized cost is amortized over the useful life of the related asset.
     Asset retirement obligations are provided for obligations that are required to be settled as a result of an existing law, regulation or contract related to asset retirements.
     Collateral on deposit with third parties to fund reclamation costs is included in Reclamation Deposits and Restricted Cash on the balance sheet.

     TRANSLATION OF FOREIGN CURRENCIES
     DOMESTIC AND FOREIGN OPERATIONS
     The Company reports its financial statements in Canadian dollars, while the currency of measurement for the Company's operations varies depending upon location.
     The currency of measurement for the Company's operations domiciled in Canada is the Canadian dollar, while the currency of measurement for the Company's foreign operations is the US dollar, since all of the Company's revenue, and a substantial portion of its expenses relating to the foreign operations, are in US dollars. US dollar amounts for the Company's foreign operations are translated into Canadian dollars for reporting purposes using the current rate method. Under the current rate method, assets and liabilities are translated at the exchange rates in effect at the balance sheet date, revenues and expenses are translated at average rates for the year, and the resulting gains and losses are accumulated in a separate component of shareholders' equity, described in the consolidated balance sheet as cumulative translation adjustments.
     As indicated above, the currency of measurement for the Company's foreign operations, including those in Honduras, Chile and Tunisia, is the US dollar. In each of these operations, the temporal method is used to translate local currency amounts into US dollars. Under the temporal method, all non-monetary items and the related income statement amounts are translated at the historical rates. Monetary assets and liabilities are translated at actual exchange rates in effect at the balance sheet date, while revenues and expenses other than depreciation and depletion of capital assets are translated at the average rate of exchange for the year, and gains and losses on translation are reflected in income for the year.
     Monetary assets and liabilities of the Company's domestic operations in Canada, denominated in US dollars, are translated at the rates of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are translated at historical rates. Revenues and expenses are translated at the average rate of exchange for the year. Exchange gains and losses are included in income for the year.

     USE OF ESTIMATES
     The preparation of financial statements, in accordance with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the year. Management's estimates are made in accordance with mining industry practice. Actual results could differ significantly from those estimates. The assets and liabilities which require management to make significant estimates and assumptions in determining carrying values include accounts receivable, concentrate inventory, materials and supplies inventory, mineral properties and fixed assets, reclamation, closure cost accruals and other environmental obligations, future income tax assets and future income tax liabilities.

     FINANCIAL INSTRUMENTS
     The Company enters into derivative financial instrument contracts to manage certain market risks which result from the underlying nature of its business. When the Company chooses to apply hedge accounting, the Company formally documents all relationships between hedging instruments and hedged items, as well as its risk management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. The Company uses forward contracts to hedge exposure to commodity price risk for metals production, and foreign exchange forward contracts to hedge exposure to fluctuations in foreign currencies, relating primarily to the US dollar. The Company has written call options to minimize exposure to commodity price risk. Non-option derivative financial instruments are accounted for using the accrual method as management views the contracts as effective hedges and has designated the contracts as hedges of specific exposures. Hedge effectiveness is assessed based on the degree to which the cash flows on the derivative contracts are expected to offset the cash flows of the underlying position or transaction being hedged. The Company also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are, and continue to be, effective. Realized and unrealized gains or losses on derivative contracts that qualify for hedge accounting are deferred and recorded in income when the underlying hedge transaction is recognized. The premiums received at the inception of written call options are recorded as a liability and changes in the fair value of the liability are recognized currently in income. Gains or losses (realized or unrealized) for derivative contracts which no longer qualify as hedges for accounting purposes are deferred on the designation date and are recognized in income when the original hedged transaction affects income while changes in fair value are recorded in current period income. Gains or losses (realized or unrealized) for derivative contracts which relate to a hedged transaction that is no longer expected to occur are recorded immediately in income. Contracts for which hedge accounting has not been applied, are marked-to-market, and gains and losses are recognized in the relevant period and included in "Gross sales revenue" on the consolidated statements of operations and deficit.

     SHARE INCENTIVE PLAN
     The Company has a share incentive plan (the "Plan"), which consists of a share purchase plan, a share option plan and a share bonus plan, which is administered by the directors of the Company. The Plan provides that eligible persons thereunder include any director, employee (full-time or part-time), officer or consultant of the Company or any subsidiary thereof. The Plan is described in note 13. The Company uses the fair value method of accounting to recognize compensation expense for its stock-based compensation to employees. Shares issued under the Plan are recorded at the issue price.

     INCOME AND MINING TAXES
     The provisions for income and mining taxes are based on the liability method. Future income taxes arise from the recognition of the tax consequences of temporary differences by applying substantively enacted statutory tax rates applicable to future years to differences between the financial statement, carrying amounts and the tax basis of certain assets and liabilities. The Company records a valuation allowance against any portion of those future income tax assets that it believes will, more likely than not, fail to be realized. On business combinations, where differences between assigned values and tax basis of assets acquired and liabilities assumed exist, the Company recognizes the future income tax assets and liabilities for the tax effects of such differences, subject to an appropriate valuation allowance. Future withholding taxes are provided on the unremitted net earnings of foreign subsidiaries, to the extent that dividends or other repatriations are anticipated in the future and will be subject to such taxes.

     NEW PRONOUNCEMENTS

     On January 1, 2005, the Company adopted the Canadian Institute of Chartered Accountants ("CICA") Accounting Guideline No. 15 - "Consolidation of Variable Interest Entities" ("AcG-15") which requires that the Company consolidate a variable interest entity when the Company has a variable interest, or combination of variable interests, that will absorb the majority of the entity's expected losses, receive the majority of the entity's expected residual returns, or both. As at December 31, 2005, the Company had no entities which would qualify as a variable interest entity under AcG-15.

     2004 AND 2003 FIGURES
     Certain of the 2004 and 2003 figures have been reclassified to conform to the 2005 presentation.

2.   ACQUISITION OF BOLIDEN WESTMIN (CANADA) LIMITED

     On July 23, 2004, the Company acquired, through NVI Holdings Ltd., a wholly-owned subsidiary of the Company, 100% of the outstanding common shares of Boliden Westmin (Canada) Limited ("BWCL") which operates the Myra Falls Mine, a zinc, copper and gold mine located on Vancouver Island, British Columbia. Subsequently, the name of BWCL was changed to NVI Mining Ltd. The purchase price comprised:

     i) Cash of $4,194,000, including out-of-pocket expenses of $569,000 incurred by the Company to effect the acquisition;
     ii) 18,000,000 common shares ("Common Shares") of the Company at an ascribed value of $0.45 per share, for a total of $8,081,000, net of share issue expenses of $19,000. The value of the Common Shares issued was determined based on the weighted-average market price of the Company's Common Shares over the two-day period before and after July 8, 2004, which was the date the terms of the acquisition were agreed to and announced; and
     iii) 5,000,000 warrants exercisable at $1.00 per Common Share with an expiry date of January 28, 2009. The value ascribed of $0.27 per warrant, for a total of $1,350,000 was included in the amount for warrants on the balance sheet for December 31, 2004. The value of the warrants issued was determined based on the weighted-average market price of the Company's warrants over the two-day period before and after the date the terms of the acquisition were agreed to and announced.

     The acquisition was accounted for using the purchase method of accounting and the results of NVI Mining Ltd. and NVI Holdings Ltd. were consolidated into the Company's financial statements from July 23, 2004 onwards. The Company's interest in the net assets acquired was allocated as follows:

     ($000's)
     -----------------------------------------------------------------------
     Cash                                                             3,308
     Non-cash current assets                                         15,234
     Long-term investment                                             5,615
     Mineral properties and fixed assets                             46,146
     Current liabilities                                            (16,471)
     Reclamation and other environmental obligations                (33,155)
     Employee future benefits                                        (7,052)
     -----------------------------------------------------------------------
     Total                                                           13,625
     -----------------------------------------------------------------------
     Total consideration comprised of:
           Cash and out-of-pocket expenses                            4,194
           Common shares, net of share issue expenses                 8,081
           Warrants                                                   1,350
     -----------------------------------------------------------------------
     Total                                                           13,625
     -----------------------------------------------------------------------

3.   RESTRICTED CASH
     The restricted cash balance at December 31, 2005, of $3,929,000, includes $2,390,000 placed on deposit to cover certain reclamation costs (see note 5), $250,000 to guarantee an operating lease and $1,289,000 as collateral for the gold loan (see note 8). The restricted cash balance at December 31, 2004 of $3,391,000 included $2,625,000 placed on deposit for letters of credit to cover reclamation security bonds (see note 5), deposits for letters of credit of $90,000 and $250,000 to guarantee reclamation undertakings and an operating lease, respectively and a security deposit of $426,000 to guarantee reclamation undertakings.

4.   SHORT-TERM INVESTMENTS

     ($000's)                                                                          2005        2004
     ---------------------------------------------------------------------------------------------------
     Marketable securities (quoted market value - 2005: $421, 2004: $3,886)             218       2,633
     Gold bullion, at cost (quoted market value - 2005: $2,313)                       2,305           -
     ---------------------------------------------------------------------------------------------------
                                                                                      2,523       2,633

As at December 31, 2005, the Company held 3,867 ounces of gold bullion to facilitate an instalment payment for the Gold Loan. The payment was made on January 3, 2006 (see note 8).

5.   RECLAMATION DEPOSITS
     Cash collateral on deposit at December 31, 2005 of $6,808,000 (2004 - $100,000) with third parties to fund reclamation costs is shown separately on the balance sheet as Reclamation Deposits. The Reclamation Deposits at December 31, 2005 are in respect of reclamation costs at the Caribou mine, the Bouchard-Hebert mine, the Langlois mine and the Myra Falls mine. The Reclamation Deposit at December 31, 2004 was for reclamation costs at the Caribou mine.

6.   MINERAL PROPERTIES AND FIXED ASSETS

     ($000's)                                       2005                                        2004
     ---------------------------------------------------------------------- ---------------------------------------------
                                                Accumulated                                 Accumulated
                                                Depreciation    Net Book                    Depreciation      Net Book
                                     Cost      and Depletion      Value          Cost      and Depletion       Value
     ---------------------------------------------------------------------- ---------------------------------------------
     Equipment                      150,860      (103,465)        47,395         145,453      (104,170)        41,283
     Mineral properties,
        buildings and
        improvements                128,474       (77,112)        51,362         123,437       (69,245)        54,192
     Development                    101,081       (47,269)        53,812          85,315       (41,409)        43,906
     Exploration                     15,298        (4,170)        11,128          14,756        (2,939)        11,817
     Asset retirement cost           10,481        (9,010)         1,471          10,590        (8,715)         1,875
     ---------------------------------------------------------------------- ---------------------------------------------
                                    406,194      (241,026)       165,168         379,551      (226,478)       153,073

     Development costs are amortized using the unit-of-production method. The amortization expense for 2005 was $5,860 (2004 - $6,906; 2003 - $4,405)

     The following is an analysis of equipment under capital leases:

     ($000's)                                            Dec.31, 2005      Dec. 31, 2004
     ------------------------------------------------------------------------------------
     Equipment cost                                             2,416                774
     Less:  Accumulated amortization                             (464)              (145)
     ------------------------------------------------------------------------------------
                                                                1,952                629

     Equipment under capital lease is amortized on a straight-line basis over its economic life of 5 years.

     The amount of amortization charged to expense in 2005 is $319,000 (2004 - $111,000).

     Mineral properties and fixed assets of the Company, net of accumulated depreciation and depletion, comprise the following:

a)   El Mochito Mine $17,424,000 (2004 - $16,078,000)
The El Mochito mine is a zinc, lead and silver mine located in the Republic of Honduras. Deferred development costs were written down in 2005 by $187,000 (2004
- $Nil and 2003- $279,000 in respect of deferred exploration costs).

b)   Bougrine Mine $2,530,000 (2004 - $4,687,000)
The Bougrine mine is zinc and lead mine located 160 kilometres west of Tunis, Tunisia. The Bougrine mine ceased operations on September 10, 2005, due to the exhaustion of the known mineral reserves and is on care and maintenance. Care and maintenance costs incurred in 2005 of $778,000 are included in "Other non-producing property costs (income)" on the consolidated statement of operations and deficit.

c)   El Toqui Mine $28,816,000 (2004 - $27,728,000)
The El Toqui mine is a zinc and gold mine located 1,350 kilometres south of Santiago, Chile.

d)   Bouchard-Hebert Mine $3,504,000 (2004 - $5,155,000)
The Bouchard-Hebert mine is a zinc, copper, gold and silver mine located 30 kilometres northeast of Rouyn-Noranda, Quebec, Canada. The Bouchard-Hebert mine ceased on February 20, 2005, due to the exhaustion of the known mineral reserves and is on care and maintenance. Care and maintenance costs incurred in 2005 of $3,468,000 are included in "Other non-producing property costs (income)" on the consolidated statement of operations and deficit.

e)   Myra Falls Mine $55,920,000 (2004 - $46,853,000)
The Myra Falls mine is a zinc, copper and gold mine located on Vancouver Island, British Columbia.

f)   Langlois Mine $49,784,000 (2004 - $44,436,000)
The Langlois mine is a zinc, copper, gold and silver mine located 213 kilometres north of Val d'Or, Quebec, Canada. Mining activities at the Langlois mine were suspended in November 2000, pending the completion of a feasibility study, which was completed in August 2001. On November 8, 2005, the Company announced that it will develop the Langlois mine and it is expected that the mine will be in full commercial production by mid-2007. Development costs totaled $1,039,000 in 2005 (2004 - $698,000). In addition, pre-production costs and fixed assets, net of disposals, of $4,309,000 (2004 - $3,009,000) have been capitalized in anticipation of the mine reopening.

g)   Caribou Mine $Nil (2003 - $Nil)
The Caribou mine, a zinc, lead and silver mine, is located in the Province of New Brunswick, Canada. The Caribou mine was placed on care and maintenance in 1998. Care and maintenance costs incurred in 2005 of $1,813,000 (2004 - $1,641,000, 2003 - $1,521,000) are included in "Other non-producing property costs (income)" on the consolidated statement of operations and deficit.

h)   Nanisivik Mine $1,620,000 (2004 - $2,342,000)
The Nanisivik mine was a zinc and silver mine located on Strathcona Sound, Baffin Island, Nunavut, Canada. The fixed asset carrying value of $1,620,000 (2004 - $2,342,000) as at December 31, 2005, represents the net book value of plant and equipment located at the Nanisivik mine, which management plans to transfer to the Company's other mines or sell on the open market. The fixed assets were written down in 2005 by $692,000 (2004 - $Nil, 2003 - $Nil). The Nanisivik mine ceased operations on September 30, 2002. Care and maintenance costs incurred in 2005 of $2,526,000 (2004 - $4,734,000, 2003 - $3,386,000) and,
in 2004, an obsolescence provision of $2,100,000 for materials and supplies inventory, are included in "Other non-producing property costs (income)" on the consolidated statement of operations and deficit.

i)   Other Properties $5,570,000 (2004 - $5,794,000)
Other Properties comprise exploration properties and other capital assets. Management reviews the carrying values of these properties annually and in 2005 recorded a write-down of $Nil (2004 - $1,178,000, 2003 - $Nil), which is included in "Write-down of mineral properties and fixed assets" on the consolidated statement of operations and deficit.
     On June 16, 2003, the Company sold the Lapa exploration properties consisting of the Tonawanda and Zulapa properties, for US$7,925,000. The Company retains a 1.0 percent net smelter royalty from the Tonawanda property and a 0.5 percent net smelter royalty from the Zulapa property. The Company also received a non-refundable advance royalty of US$1,000,000 against the above net smelter royalty of the Lapa properties and will receive a further non-refundable advance royalty of US$1,000,000 when the total published inferred resource reaches 2,000,000 ounces of gold. The non-refundable advance royalty of $1,340,000 (US$1,000,000) received was deferred and will be included into income when earned.
     The Lapa properties were non-producing properties, and the gain on sale of $10,336,000 in 2003 was included in "Other non-producing property costs (income)" on the consolidated statement of operations and deficit.

7.   LONG-TERM INVESTMENT
     Long-term investment is valued at cost, net of any other than temporary impairment in value.

     ($000's)                                        December 31, 2005    December 31, 2004
     ----------------------------------------------------------------------------------------

     Taseko Mines Limited convertible debenture                   5,615                5,615

     A convertible debenture, with a face value of $17,000,000, from Taseko Mines Limited ("Taseko") was issued on July 21, 1999, and matures on July 21, 2009. The principal sum does not bear interest and is not secured by any charge or mortgage on any assets of Taseko.

     The debenture is convertible into common shares of Taseko over a ten-year period from the date of issuance commencing at a price of $3.14 per share escalating by $0.25 per year thereafter. From the fifth anniversary from the date of issue until the tenth anniversary, the outstanding principal may, at the election of Taseko, be converted into common shares of Taseko at the then prevailing market price. The fair value of the debenture as at December 31, 2005, was $5,203,000 (2004 - $8,055,000) and was calculated using the quoted market price of Taseko's shares. This decline in the value is considered to be temporary. Therefore, no impairment charge was recorded in 2005.

8.   SHORT-TERM DEBT

     ($000's)                                                               2005     2004
     -------------------------------------------------------------------------------------
     Gold loan (see note 4)                                               11,563        -
     Prepayment Facility, current portion (note 9)                         1,458        -
     Reimbursable government assistance, unsecured current portion         1,541        -
     (note 9)
     Other  - interest at floating rates                                      23      256
     -------------------------------------------------------------------------------------
                                                                          14,585      256

     On August 26, 2005, NVI Mining Ltd. ("NVI"), a wholly-owned subsidiary of the Company, signed a Gold Loan agreement ("Gold Loan") with Natexis Banques Populaires of France ("Natexis"). Under the terms of the agreement, NVI was provided with 23,200 ounces of gold bullion valued at $11,889,000 (US$10,000,000). The Gold Loan bears interest at 2.9% payable monthly. The principal will be repaid in six equal instalments, in the form of gold bullion, over thirteen months with the first payment made on October 31, 2005. The Gold Loan will be used to support reclamation, working capital requirements at NVI's Myra Falls mine and for general corporate purposes. Myra Falls mine's copper, zinc and gold concentrate inventories and related accounts receivable, a cash collateral account and unsecured guarantees of the Company and NVI Holdings Ltd. have been provided as security for the Gold Loan.
     The Company has chosen not to apply hedge accounting to this arrangement and accordingly, the obligation will be remeasured at each balance sheet date and any gains or losses will be recognized in income. As at December 31, 2005, 19,333 ounces of gold bullion remained outstanding and were marked to market, which resulted in an unrealized loss on remeasurement of $1,656,000.
     As at December 31, 2005, financing fees amounting to $242,000 had been deferred and are being amortized on a straight-line basis over the life of the Gold Loan.
     Interest expense on short-term debt during 2005 amounted to $74,000 (2004 -$34,000; 2003 - $797,000).

9.   LONG-TERM DEBT

     ($000's)                                                               2005     2004
     -------------------------------------------------------------------------------------
     Prepayment Facility                                                  5,101         -
      Reimbursable government assistance, unsecured, non-interest
        bearing                                                           2,041     1,424
     -------------------------------------------------------------------------------------
     Total                                                                7,142     1,424
     Less current portion                                                 2,999         -
     -------------------------------------------------------------------------------------
                                                                          4,143     1,424

     On May 17, 2005, NVI entered into a contract (the "Prepayment Facility") with a customer whereby the customer made a prepayment of US$5,000,000 against future deliveries of zinc concentrate for the years 2005 through 2009. The Prepayment Facility has been assigned to a third party by the customer. Under the terms of the Prepayment Facility interest is payable at six month LIBOR at the beginning of the period plus 3.5%. The Company has issued to the third party as security, eight promissory notes, each for US$625,000, plus interest, payable on demand if NVI fails to comply with its obligations to deliver the required amount of zinc concentrate in six-month consecutive periods which began on June 16, 2005. As at December 31, 2005, financing fees amounting to $102,000 had been deferred and are being amortized on a straight-line basis over the life of the Prepayment Facility.

     The current portion of the reimbursable government assistance of $1,541,000 is due in April 2006. The long term portion of $500,000 is payable when the Zone 97 at the Langlois mine is profitable.
     Interest expense on long-term debt during 2005 amounted to $270,000 (2004 - $38,000, 2003 - $1,432,000).

10.  ROYALTY OBLIGATION

     a) In December 2005, the Company entered into a Royalty Agreement ("the Second Agreement") with Red Mile Resources No. 4 Limited Partnership ("Red Mile") whereby the Company sold a "Basic Royalty" on a portion of the payable zinc production, over the life of the Myra Falls mine. The Company received cash of $56,500,000 which included royalty income of $50,500,000, indemnity fees of $1,141,000, interest of $4,469,000 and prepaid interest income of $390,000.
     Under the terms of the Second Agreement, the Company is required to make Basic Royalty payments at fixed amounts per pound of payable zinc produced, which escalates from $0.0016 per pound to $0.1373 per pound over the first 12 years of the agreement. In addition, the Company granted Red Mile a Net Smelter Return of 1.50%, 2.25% or 3.00% in years 2011 through 2015 if the price of zinc in a given calendar year averages US$2,600, US$2,800 or US$3,000 per tonne, respectively. $50,500,000 of the cash received was placed with a financial institution, for which the Company took back a restricted promissory note. The restricted promissory note earns interest at 6%, payable annually, and matures on February 15, 2015. The Company received and has deferred $390,000 of prepaid interest on the note in December 2005. Interest earned from the restricted promissory note and a portion of the principal must be used to fund the expected Basic Royalty payments during the first ten years of the Second Agreement. Over the remaining years of the Second Agreement, interest and principal from the restricted promissory note will be used to fund the Basic Royalty payments.
     Under certain circumstances the Company has the right, by way of a call option to acquire the partnership units of Red Mile for the lower of market value or for the outstanding amount of the restricted promissory note at the end of the tenth year of the Second Agreement.
     The balance of the funds of $6,000,000 will be used for working capital and capital requirements at the Myra Falls mine.
     On the balance sheet, the royalty received from Red Mile is included in "Royalty Obligation". These amounts are treated as debt and attract interest at a rate of 6% annum which is included in interest expense. The indemnity fee received of $1,141,000 was deferred and is included in "Deferred Income" on the balance sheet and is being recognized in income as earned over the life of the Second Agreement.

     b) In December 2004, the Company entered into a Royalty Agreement ("Agreement") with Red Mile Resources No. 5 Limited Partnership ("Red Mile No.5") whereby the Company sold a "Basic Royalty" on a portion of the payable zinc production, over the life of the Myra Falls Mine. The Company received cash of $13,540,000, which included royalty income of $11,979,000, indemnity fees of $564,000, interest of $520,000 and prepaid interest of $477,000.
     Under the terms of the Agreement, the Company is required to make Basic Royalty payments at fixed amounts per pound of payable zinc produced, which escalates from $0.003 per pound to $0.016 per pound over the first 12 years of the agreement. In addition, the Company granted Red Mile No.5 a Net Smelter Return of 0.4%, 0.5% or 0.7% in years 2010 through 2014 if the price of zinc in a given calendar year averages US$2,250, US$2,500 or US$2,750 per tonne, respectively. $11,785,000 of the cash received was placed with a financial institution, for which the Company took back a restricted promissory note. The restricted promissory note earns interest at 6%, payable annually, and matures on December 15, 2014. The Company received and has deferred $477,000 of prepaid interest on this note in December 2004. Interest earned from the restricted promissory note must be used to fund the expected Basic Royalty payments during the first five years of the Agreement. Over the remaining years of the Agreement, interest and principal from the restricted promissory note will be used to fund the Basic Royalty payments.
     The balance of the funds of $1,755,000 was used for working capital and capital requirements at the Myra Falls mine.
     Under certain circumstances the Company has the right, by way of a call option to acquire the partnership units of Red Mile No.5 for the lower of market value or for the outstanding amount of the restricted promissory note.
     On the balance sheet, the long-term portion of the royalties received from Red Mile No.5 of $11,696,000 was shown as "Royalty Obligation" and the current portion of $283,000 was included in "Accounts payable and accrued liabilities". These amounts are treated as debt and attract interest at a rate of 6.11% per annum which is included in interest expense. Of the indemnity fees received, $508,000 was deferred and as at December 31, 2005, $451,000 is still outstanding and is included in "Deferred Income" on the balance sheet. The deferred indemnity fees will be recognized in income as earned over the life of the Agreement. Interest expense for the year ended December 31, 2005 was $719,000 (2004 - $Nil).

     c) In accordance with AcG 15 - "Consolidation of Variable Interest Entities" and EIC 157 - "Implicit Variable Interests under AcG 15" the Company has determined that Red Mile and Red Mile No.5 are variable interest entities for which the Company holds variable interests. However, as the Company is not the primary beneficiary under these arrangements it is not required to consolidate these entities.

11.  RECLAMATION, CLOSURE COST ACCRUALS AND OTHER ENVIRONMENTAL OBLIGATIONS

     The Reclamation, Closure Cost Accruals and Other Environmental Obligations shown on the balance sheet comprise:

     ($000's)                                               December 31, 2005  December 31, 2004
     --------------------------------------------------------------------------------------------
     Asset retirement obligations                                      41,542             47,221
     Closure cost accruals                                              2,150              4,978
     Other environmental obligations (see note below)                   6,572             11,555
     --------------------------------------------------------------------------------------------
                                                                       50,264             63,754
     Less current portion                                              10,165             21,081
     --------------------------------------------------------------------------------------------
                                                                       40,099             42,673

     Other environmental obligations represent expenditures required to complete modifications to the tailings facility at the Myra Falls Mine. The Company expects to complete the work required by 2008. The estimated obligation was recorded and is being reduced by actual expenditures incurred. The actual expenditures since acquisition have been $8,292,000. The current portion of $2,001,000 is included in "Current portion of reclamation, closure cost accruals and other environmental obligations" on the balance sheet.

     Asset Retirement Obligations - ($000's)
     -------------------------------------------------------------------------------------------
     As at December 31, 2004                                                             47,221
     Change in cash flow estimate (included in reclamation and closure costs)             7,735
     Accretion (included in reclamation and closure costs)                                3,483
     Expenditures                                                                       (16,703)
     Impact of foreign exchange                                                            (194)
     -------------------------------------------------------------------------------------------
     As at December 31, 2005                                                             41,542
     Less: current portion included in Current portion of reclamation,
     closure cost accruals and other environmental obligations                            7,284
     -------------------------------------------------------------------------------------------
                                                                                         34,258

     The estimated amount of undiscounted cash flows required to satisfy the asset retirement obligations as at December 31, 2005, was $114,429,000 (2004 - $119,649,000). The expected timing of payments of the cash flows ranges from 2006 to 2117, and the credit-adjusted risk-free rates at which the estimated cash flows have been discounted to arrive at the obligation range from 7.17% to 7.89%. The estimated amount of undiscounted cash flows for December 31, 2005, includes an amount of $66,329,000 (2004 - $66,329,000), which is for treatment of water at the Myra Falls Mine, in perpetuity. At the end of the mine life, the Company has two options to fund the water treatment costs. The first would be to put on deposit $17,500,000, which amount is expected to generate sufficient cash flow to fully fund the water treatment costs. The second, subject to the necessary approvals from the government of British Columbia, would be to connect the hydroelectric generating facilities located at the Myra Falls mine to the BC Hydro electrical grid and sell electrical power to the market. The expected revenue would be more than sufficient to fund the water treatment costs. 12.

EMPLOYEE FUTURE BENEFITS

     The Company's unionized hourly employees at the Myra Falls mine have a defined benefit pension plan. The hourly employees' benefits under this plan are specified by a collective agreement. The pension plan is a flat benefit plan and there are no indexation features. Actuarial reports valuing this hourly plan are prepared every three years, with December 31, 2004 being the most recent valuation. The Company also provides extended health and dental benefits for certain employees of the Myra Falls mine.

     The details of the Company's benefit plans as at December 31, 2005, are as follows:

                                                                                  Post-retirement
                                                                    Pension       benefits other
                                                                    benefits        than pension            Total
                                                                 -------------------------------------------------------
     Expected long-term rate of return on plan assets                    7.00%                    N/A               N/A
     Discount rate on accrued pension obligations (December
       31, 2004 - 6.00%)                                                 5.00%                  5.00%               N/A
     Rate of compensation increase                                         N/A                    N/A               N/A
                                                                                 12% for the first 10
     Extended health care rate of expense increase                         N/A   years, 5% thereafter               N/A
     Dental care rate of expense increase                                  N/A                  4.00%               N/A

     ($000's)
     -------------------------------------------------------------------------------------------------------------------
     Pension expenses:
       Current service cost                                              1,200                     17             1,217
       Interest cost of accrued benefit obligation                       1,910                     66             1,976
       Expected return on pension fund assets                           (1,697)                     -            (1,697)
       Net amortization, deferrals and other                               216                     61               277
     -------------------------------------------------------------------------------------------------------------------
                                                                         1,629                    144             1,773
     ===================================================================================================================

     Plan assets:
        Fair value of plan assets, as at December 31, 2004              23,333                      -            23,333
       Return on plan assets                                             2,633                      -             2,633
       Employer contributions                                            2,776                     64             2,840
       Benefits paid                                                      (969)                   (64)           (1,033)
     -------------------------------------------------------------------------------------------------------------------
       Fair value of plan assets, at December 31, 2005                  27,773                      -            27,773
     ===================================================================================================================

     Accrued benefit obligation:
       Accrued benefit obligation, as at December 31, 2004              31,119                  1,104            32,333
       Current service cost                                              1,200                     17             1,217
       Interest cost                                                     1,910                     65             1,975
       Benefits paid                                                      (969)                   (63)           (1,032)
       Actuarial loss (gain)                                             6,244                   (328)            5,916

     -------------------------------------------------------------------------------------------------------------------
       Accrued benefit obligation, at December 31, 2005                 39,504                    795            40,299
     ===================================================================================================================

     Plan assets                                                        27,773                      -            27,773
     Accrued benefit obligation                                         39,504                    795            40,299
     -------------------------------------------------------------------------------------------------------------------
     Funding deficit                                                   (11,731)                  (795)          (12,526)
     Unamortized actuarial gain (loss)                                   5,818                   (332)            5,486
     Unamortized past service costs                                      1,296                    365             1,661
     -------------------------------------------------------------------------------------------------------------------
     Pension liability                                                  (4,617)                  (762)           (5,379)
     ===================================================================================================================

     The assumed health care cost trend rates can affect the amounts reported for the health care plan:

     -------------------------------------------------------- -------------------------- -------------------------
     $000's                                                     1 Percentage - Point       1 Percentage - Point
                                                                      increase                   decrease
     -------------------------------------------------------- -------------------------- -------------------------
     Effect on service cost                                                         0.5                     (0.1)
     -------------------------------------------------------- -------------------------- -------------------------
     Effect on interest cost                                                        1.3                     (1.3)
     -------------------------------------------------------- -------------------------- -------------------------
     Effect on year-end accrued benefit obligation                                 17.2                    (16.0)
     -------------------------------------------------------- -------------------------- -------------------------

     PLAN ASSETS
          The allocation of plan assets is set forth in the Investment Policy Statement. The Investment Policy Statement delegates authority to the Employee Benefits Committee to maintain and establish investment policies relating to the defined benefit plans. These policies and any changes to these policies are approved by the Board of Directors of the Company. The Company has adopted the following standards for the Employee Benefits Committee to follow when deciding how to invest the plan assets.

     ASSETS SHALL BE INVESTED:

     (a)  in the sole interest of the plan participants and beneficiaries;
     (b) with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and of like aims in compliance with Section 404(A) of ERISA, and other applicable provisions of ERISA; and
     (c) by diversifying the investments so as to minimize the risk of large losses as well as provide a reasonable rate of return on the assets.

     The following table summarizes the pension plan's weighted-average asset allocation percentages by asset category:

     ------------------------------------------------- -------------------------
     Asset Category                                                        2005
     ------------------------------------------------- -------------------------
     Short-term / Money market                                             7.0%
     ------------------------------------------------- -------------------------
     Fixed income                                                         38.5%
     ------------------------------------------------- -------------------------
     Canadian equity                                                      33.0%
     ------------------------------------------------- -------------------------
     U.S. equity                                                          11.5%
     ------------------------------------------------- -------------------------
     Non-U.S. Foreign equity                                              10.0%
     ------------------------------------------------- -------------------------

The benefit plan assets are managed by a major insurance company and the Company has chosen to invest in their diversified fund which has a target investment allocation of 15% - 20% in foreign equity, 20% - 40% in Canadian equity and 40%
- 60% in fixed income. The diversified fund invests in several of its segregated funds, which include Canadian and foreign stocks, Canadian bonds and mortgages to achieve diversification. The performance objective of the diversified fund is to exceed the median rate of return of a representative sample of comparable funds over rolling five-year periods. The assumption for the expected long-term rate of return on plan assets is based on the relative weighting of plan assets, the historical experience of the portfolio and the review of projected returns by asset class on broad, publicly traded equity and fixed-income indices.

     CONTRIBUTIONS
          The Company expects to contribute $2,952,000 to its defined benefit pension plan and $152,000 for its post-retirement benefit plans in 2006.

     ESTIMATED FUTURE BENEFIT PAYMENTS
     ------------------------------------------------------- ------------------- ------------------
     $000's                                                     Defined benefit
                                                                   Pension plan     Other Benefits
     ------------------------------------------------------- ------------------- ------------------
     2006                                                              1,300                152
     ------------------------------------------------------- ------------------- ------------------
     2007                                                              1,448                171
     ------------------------------------------------------- ------------------- ------------------
     2008                                                              1,591                184
     ------------------------------------------------------- ------------------- ------------------
     2009                                                              1,779                218
     ------------------------------------------------------- ------------------- ------------------
     2010                                                              2,091                265
     ------------------------------------------------------- ------------------- ------------------
     Aggregate of 5 years thereafter                                  41,675                252
     ------------------------------------------------------- ------------------- ------------------

          Benefit payments are expected to cease after December 31, 2011, for the retirement supplement plan and the non-pension post-retirement plan, as the obligation related to these plans will cease once the Myra Falls mine ceases operation. The expected payments for the registered pension plan in 2012 reflect the termination of the plan on December 31, 2011, and represent the pay out of all plan obligations.

13.  CAPITAL STOCK

          The Company is authorized to issue 200,000,000 preferred shares. No preferred shares were issued or outstanding on December 31, 2005 (2004 -
     Nil).

     The Company is authorized to issue an unlimited number of Common Shares.

     Common shares issued:
     Common shares
     (000's)                                                        Number of shares       Amount
     -------------------------------------------------------------------------------------------------
     As at December 31, 2003                                                 285,790         $287,790
     Common Shares issued for cash (c)                                        57,143           29,816
     Common Shares issued on acquisition of BWCL (see note 2)                 18,000            8,081
     Exercise of warrants                                                      1,250              242
     Adjustment to flow-through share costs                                                         3
     Employee share option plan - proceeds of options exercised                  493               93
     (g)
     Value ascribed to options exercised under stock-based
     compensation                                                                  -              125
     Employee share purchase plan (d)                                            480              253
     -------------------------------------------------------------------------------------------------
     As at December 31, 2004                                                 363,156          326,403
     Private placement (a) and (b)                                            13,000            7,081
     Exercise of warrants                                                      1,500              295
     Employee share option plan - proceeds of options exercised                2,841              899
     (g)
     Value ascribed to options exercised under stock-based
     compensation                                                                  -              629
     Employee share purchase plan (d)                                            420              205
     -------------------------------------------------------------------------------------------------
     As at December 31, 2005                                                 380,917         $335,512

     a) In August 2005, the Company issued an aggregate of 3,000,000 flow-through Common Shares by way of private placement at a price of $0.46 per Common Share exclusive of share issuance costs of $4,000 to CMP 2005 Resource Limited Partnership ("CMP") and Canada Dominion Resources 2005 Limited Partnership ("CDR"). The flow-through Common Shares have a four month hold period. The proceeds are being used to finance exploration activities in Quebec. CMP and CDR are managed by an affiliate of Dundee Corporation ("Dundee") which is a significant shareholder of the Company.

     b) In December 2005, the Company issued 10,000,000 flow-through Common Shares by way of private placement at a price of $0.60 per Common Share exclusive of share issuance costs of $295,000. The flow-through Common Shares have a four month hold period. The proceeds are being used to finance exploration activities in Quebec. A director of the Company purchased 145,586 of the flow-through Common Shares issued pursuant to the private placement.

     c) On January 28, 2004, the Company completed the sale of 57,142,858 units to a syndicate of underwriters at a purchase price of $0.70 per unit, for net proceeds of $37,027,000, net of costs of issue of approximately $2,973,000. Each unit consisted of one Common Share and one-half of one Common Share purchase warrant. Each whole warrant entitles the holder to acquire one Common Share at a price of $1.00 at any time until January 28, 2009. The fair value of the warrants, issued on completion of the sale in the amount of $7,211,000, net of costs of issue, was shown on a combined basis with the warrants issued on the BWCL acquisition, ($1,350,000; see note 2) within shareholders' equity on the balance sheet as "Warrants".

     d) Under the share purchase plan employees of the Company who fall under a certain classification can contribute up to 10% of their annual basic salary to purchase Common Shares. All other employees who qualify under the share purchase plan can contribute up to 5% of their annual basic salary to purchase Common Shares. The Company matches each participant's contribution. The purchase price per Common Share is the weighted-average of the trading prices of the Common Shares on The Toronto Stock Exchange (the "TSX") for the calendar quarter in respect of which the Common Shares are issued. Common Shares acquired with the Company's contribution are held in trust and delivered to employees 12 months following their date of issue. The Company issued 420,000 Common Shares pursuant to the Share Purchase Plan during 2005 (2004 - 480,000). The number of shares authorized for issue and available for issue under the share purchase plan as at December 31, 2005 was 7,500,000 (2004 - 7,500,000) and 2,431,206 (2004 -
     2,851,554) respectively.

     e) Pursuant to the share option plan, the board of directors have the authority to grant options and to establish the exercise price of the option at the time each option is granted, at a price not less than the closing price of the Common Shares on the TSX on the trading day immediately preceding the date of the grant of such option.
     Options issued after 2003 must be exercised no later than five years after the date of the grant, and options issued prior to 2003 must be exercised no later than ten years after the date of the grant and are subject to vesting provisions unless the directors of the Company determine otherwise. One third of the options granted become exercisable from the date of granting such options, and on a cumulative basis, one third at any time after the first anniversary date and the balance at any time after the second anniversary date.
          As at December 31, 2005, the outstanding share options which total 10,085,000 expire at various dates between August 19, 2006 and November 19, 2013, and are exercisable at prices ranging from $0.18 to $8.20 per Common Share. The number of shares authorized for grants of options under the share option plan as at December 31, 2005, was 23,000,000.

     f) The Company has a Share Bonus Plan that permits Common Shares to be issued as a discretionary bonus to any director, employee (full-time or part-time), officer or consultant of the Company, or any subsidiary thereof, who is designated under the Share Bonus Plan from time to time. As at December 31, 2005, 2004 and 2003, the Company had issued 1,200,000 Common Shares under the Share Bonus Plan. The number of shares authorized for issue under the share bonus plan as at December 31, 2005, was 4,000,000.

     g)   Share option transactions were as follows:

                                                                              Weighted-
                                                                Options         Average
                                                                (000's)  Exercise Price
     -----------------------------------------------------------------------------------
     As at December 31, 2003                                      8,885           1.25
     Granted                                                      6,335           0.64
     Exercised                                                     (494)          0.19
     Forfeited                                                   (1,000)          0.67
     Expired                                                        (56)          0.72
     -----------------------------------------------------------------------------------
     As at December 31, 2004                                     13,670          $1.06
     Granted                                                      2,250           0.45
     Exercised                                                   (2,841)          0.32
     Forfeited                                                     (934)          0.62
     Expired                                                     (2,060)          2.33
     -----------------------------------------------------------------------------------
     As at December 31, 2005                                     10,085          $1.02

     The following table summarizes information about the share options outstanding at December 31, 2005:

                                                 Options Outstanding                      Options Exercisable
     --------------------------------------------------------------------------- ------------------------------------
                                    Number             Weighted-                           Number
                               Outstanding               Average      Weighted-       Exercisable          Weighted-
                                     as at             Remaining        Average             as at            Average
     Range of                Dec. 31, 2005           Contractual       Exercise     Dec. 31, 2005           Exercise
     Exercise Prices               (000's)                  Life          Price           (000's)              Price
     --------------------------------------------------------------------------- ------------------------------------
     $0.18 - $0.50                  5,160       5 years 144 days          $0.32             3,598              $0.28
     $0.51 - $1.49                  3,617       3 years 199 days          $0.75             2,458              $0.77
     $1.50 - $2.99                    481       2 years 171 days          $2.36               481              $2.36
     $3.00 - $8.20                    827       2 years 254 days          $4.05               828              $4.05
                          -----------------                                      -----------------
                                   10,085                                                   7,365

     i) On June 1, 2004, the shareholders of the Company approved an amendment to the share incentive plan (the "Plan") which is described in note 1, to increase the maximum number of Common Shares that may be issued under the Plan to 34,500,000 Common Shares, of which 7,500,000 will be the maximum number that may be issued under the share purchase plan, 23,000,000 will be the maximum number that may be issued under the share option plan, and 4,000,000 will be the maximum number that may be issued under the share bonus plan.

     j) The Company's share option plan is described in note 13(e). Compensation expense for the stock-based compensation plan for employees has been determined based upon the fair value of awards granted on or after January 1, 2002. Stock-based compensation of $809,000 (2004 - $1,253,000)
     less the proceeds of options exercised of $629,000 (2004 - $124,000) for a net amount of $180,000 (2004 - $1,129,000), was credited to "Contributed Surplus" within shareholders' equity on the balance sheet. The proceeds of options exercised of $629,000 (2004 - $124,000), was credited to "Capital stock" within shareholders' equity on the balance sheet.
          The fair value of each option grant has been estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                                  2005         2004
      ----------------------------------------------------------------------------------------------
      Weighted-average exercise price per Common Share                           $0.45        $0.64
      Weighted quoted market price per Common Share at date of  grant            $0.46        $0.64
      Weighted-average grant-date fair value price per Common Share              $0.27        $0.39
      Expected life (years)                                                          5        3 - 5
      Risk free interest rate                                                    3.44%        4.49%
      Expected volatility                                                          69%          70%
      Dividend yield                                                                0%           0%

     k) In consideration for restructuring a debt facility in 2001 and 2002, the Company granted to the syndicate ("Lenders") warrants to purchase an aggregate of 1,000,000 Common Shares at $0.21 per share. The warrants were exercisable until May 8, 2005. No value was ascribed to these warrants on the date of issue. During the year ended December 31, 2005, 500,000 (2004 - 250,000, 2003 - 250,000) of the warrants issued to the Lenders were exercised and Nil (2004 - Nil) were cancelled. At December 31, 2005, none of these warrants remained outstanding.
          Dundee also received warrants to purchase an aggregate of 30,801,410 Common Shares at $0.20 per share. One-half of these warrants are exercisable until March 2, 2007 and the remainder are exercisable until May 2, 2007; no value was ascribed to these warrants on the date of issue. At December 31, 2005, the 30,801,410 warrants were outstanding.

     l) Under an agreement reached on December 23, 2002, with certain lenders and Dundee, the Company, in consideration for restructuring its existing credit facilities, granted to these lenders and Dundee the right to purchase 2,000,000 and 1,000,000 Common Shares, respectively, at an exercise price of $0.19 per Common Share with an expiry date of March 27, 2006. In 2005, 1,000,000 (2004 - 1,000,000) of these warrants were exercised by these lenders. At December 31, 2005, 1,000,000 of these warrants remain outstanding.

14.  INCOME AND MINING TAXES

          Income and mining taxes differ from the amount computed by applying the statutory federal income tax rate for the year ended December 31, 2005, of 36% (2004 - 37%, 2003 - 38%) to the net earnings (loss), excluding income and mining taxes. The differences are summarized as follows:

     ($000's)                                                                 2005         2004        2003
     ----------------------------------------------------------------------------------------------------------
     Tax provision (recovery) at statutory rate                               2,812        1,180       2,364
     Federal resource allowance                                                 608       (1,035)        119
     Unrecognized tax benefit relating to losses                              7,806        4,366         916
     Different effective tax rates on earnings (losses) in foreign
     subsidiaries                                                            (5,291)        (163)      1,630
     Benefit of previously unrecognized losses available for
       carry forward                                                        (13,231)      (5,107)     (5,984)
     Other                                                                      161          108         124
     Mining taxes (recovery)                                                    149        1,222         (10)
     ----------------------------------------------------------------------------------------------------------
                                                                             (6,986)         571        (841)

          As at December 31, 2005, the significant components of the Company's future tax assets (liabilities) were as follows:

     ($000's)                                                                             2005        2004
     -------------------------------------------------------------------------------------------------------
     Future tax assets
        Loss carry forwards                                                              60,420      72,415
        Mineral properties and fixed assets                                             227,435     137,833
        Reclamation and closure cost accruals                                            17,658      21,258
        Deferred income                                                                   2,518           -
     -------------------------------------------------------------------------------------------------------
     Future tax assets before valuation allowance                                       308,031     231,506
     Valuation allowance                                                                301,514     231,506
     -------------------------------------------------------------------------------------------------------
     Future tax assets                                                                    6,517           -

     Future tax liabilities
       Mineral properties - mining tax                                                   (1,921)     (1,681)
     -------------------------------------------------------------------------------------------------------
     Net future tax (liabilities) assets                                                  4,596      (1,681)


     ($000's)                                                             2005          2004           2003
     -------------------------------------------------------------------------------------------------------
     Income and mining (recovery) tax provision
        Current income and mining (recovery) tax provision                (709)         (148)           208
        Future income and mining (recovery) tax provision               (6,277)          719         (1,049)
     -------------------------------------------------------------------------------------------------------
                                                                        (6,986)          571           (841)

     a) At December 31, 2005, the Company has net operating loss carry forwards in Canada of approximately $160,200,000, which expire at various dates through 2015. In addition, the Company has approximately $229,000,000 of resource expenditures that are limited in their deduction to income from specific properties.

     b) At December 31, 2005, the Company has recognized net operating loss carry forwards in Chile of approximately $22,500,000, which do not expire.

     c) At December 31, 2005, the Company has the following loss carry forwards in Honduras of approximately $1,849,000 relating to operating losses and $16,530,000 relating to exchange rate losses. These losses will expire four years from 2005.

15.  FINANCIAL INSTRUMENTS

          The Company manages its exposure to fluctuations in commodity prices, foreign exchange rates and interest rates by entering into derivative financial contracts in accordance with the formal risk management policy approved by the Company's Board of Directors and managed by the Company's Hedge Committee. The Company does not hold or issue derivative contracts for speculation or trading purposes.
          The Company's short-term financial instruments, made up of cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, and short-term debt excluding the Gold Loan are carried at cost which, due to their short-term nature, approximates their fair value. The Gold Loan is carried at fair value as described in note 8. The fair value of the long-term debt also approximates its carrying value as set out in note 9.
          Such fair value estimates are management's best estimates not necessarily indicative of the amounts the Company might pay or receive in actual market transactions, though the amounts realized in an actual transaction may differ from these estimates. Potential taxes and other transaction costs have not been considered in estimating fair value.

     CREDIT RISK
          The Company is subject to credit risk through trade receivables. The Company manages this risk through evaluation and monitoring processes and carries credit insurance when necessary. Although the Company has a number of significant customers, they are all established and creditworthy customers. Credit risk is further mitigated through the use of provisional payment arrangements and the use of letters of credit where appropriate. Credit risk also relates to derivative contracts arising from the possibility that a counterparty to an instrument in which the Company has an unrealized gain fails to perform. The Company transacts only with counterparties that have strong credit ratings. The Company does not consider the credit risk associated with these financial instruments to be significant.

     FOREIGN EXCHANGE RISK
          The Company operates using principally the Canadian dollar and the US dollar, and as such may be negatively affected by fluctuations in foreign exchange rates. The Company manages this risk by minimizing the number of transactions that result in the settlement currency differing from the currency of the initial transaction. In addition, the Company's sales are denominated primarily in US dollars, while a significant percentage of its expenses are denominated in non-US dollars. This exposes the Company to increased volatility in earnings due to fluctuations in foreign exchange rates. The Company periodically uses forward foreign exchange contracts to hedge the exchange rates on identifiable foreign currency exposures. Gains and losses on these contracts when they are designated as hedges are reported as a component of the related transactions.
          The Company had no foreign exchange contracts outstanding at December 31, 2005 and 2004.

     COMMODITY PRICE RISK
          The profitability of the Company is directly related to the market price of metals produced. The Company reduces price risk by hedging against the price of metals for a portion of its production.
          The main tools available to protect against price risk are forward contracts and options. Various strategies are available using these tools including spot deferred and synthetic puts.
          The Company periodically enters into forward sales to effectively provide a minimum price for a portion of inventories and future production. These contracts are marked-to-market as hedge accounting has not been applied, and gains and losses are recognized in the relevant period. The Company also periodically enters into written call options which are marked-to-market through income as hedge accounting is not applied. In 2005 and 2004, the Company chose not to apply hedge accounting.

          The Company had the following contracts, which were outstanding as at December 31, 2005:

          December 31, 2005              Quantity              Average Price (US)               Maturity
     -------------------------------------------------------------------------------------------------------------
          Silver call options        1,050,000 ounces           $7.50 per ounce         January  - June 2006
          Gold call options            25,000 ounces            $455 per ounce          December  2006

     As at December 31, 2004 there were no outstanding contracts.

          In addition to the commodity risk related to revenues, the Company is exposed to commodity risk related to its Gold Loan. This risk is mitigated by the gold produced by the Company as well as ounces of gold purchased by the Company in advance of loan repayments as described in note 8.

     INTEREST RATE RISK

          The Company had various operating lines of credit that tie interest payments to the bank prime or LIBOR lending rates. Therefore, the Company was exposed to interest rate risk through fluctuations in these interest rates. In addition, the Gold Loan carries a fixed rate of interest of 2.9%, thus, the Company is also exposed to interest rate price risk. The Company does not enter into financial instruments to manage its interest rate risk.

16.  RELATED PARTY TRANSACTIONS

          All related party transactions are disclosed elsewhere in these consolidated financial statements (see notes 8 and 12) except for the following:

     a) The Company incurred management fees in 2005 of $Nil (2004 - $Nil, 2003 - $250,000) for services provided by Dundee. As at December 31, 2005, management fees totaling $500,000, relating to 2003 of $250,000 and 2002 of $250,000, are outstanding and are included in accounts payable and accrued liabilities on the balance sheet.

     b) For the years ended December 31, 2004 and 2003 the Company provided to Glencairn Gold Corporation ("Glencairn"), formerly Black Hawk Mining Inc. ("BHK"), a company that is related through common directorship, logistic and procurement services which enable both companies to reduce costs and negotiate favourable terms for the purchase of materials and supplies.
          For the year ended December 31, 2005, Glencairn was not considered to be a related party due to the change in the composition of the board of directors of Glencairn.
          Transactions for the year ended December 31, 2004, for sale of supplies and charges for administrative services to Glencairn totalled $652,000 (2003 - $574,000). These transactions have been reflected in the statements of operations as cost recoveries and accordingly, are reflected as reductions in either direct operating costs or general and administrative expenses. In addition, the Company did not sell any equipment to Glencairn in 2004 (2003 - $106,000).

          Other accounts receivable at December 31, 2004 included the following amounts due from Glencairn:

          ($000's)                                                 2004
         ---------------------------------------------------------------
         For:
            Supplies                                                315
            Services                                                 18

         ---------------------------------------------------------------
                                                                    333

         These amounts were collected in full in 2005.
         Interest was charged on overdue amounts receivable from BHK at commercial rates during 2004 and 2003.

17.  GUARANTEES

     a) As at December 31, 2005, the Company has an outstanding letter of credit in the amount of $250,000 which is renewable annually and relates to the operating lease at the Nanisivik mine (see note 6(h)). As at December 31, 2004, the Company had outstanding letters of credit totaling $2,965,000, of which, $2,715,000 was for security deposits for rehabilitation and restoration expenses and $250,000 was for the operating lease at the Nanisivik mine.

     b) In consideration for the receipt of an indemnity fee of $1,141,000 from Wilshire Financial Services Inc. ("Wilshire") related to the Second Agreement (note 10(a)), the Company has indemnified and holds harmless Wilshire from and against any and all losses based upon, arising out of, or otherwise in connection with or as a result of any claims relating to a breach or default by the Company under the Agreement. As at December 31, 2005, the maximum liability was $50,500,000. The indemnity fee of $1,141,000 was deferred and amortized on a straight-line basis over the term of the agreement.

     c) In consideration for the receipt of an indemnity fee of $564,000 from Wilshire related to the Agreement (note 10(b)), the Company has indemnified and holds harmless Wilshire from and against any and all losses based upon, arising out of, or otherwise in connection with or as a result of any claims relating to a breach or default by the Company under the Agreement. As at December 31, 2005, the maximum liability was $11,785,000. The indemnity fee of $564,000 was deferred and amortized on a straight-line basis over the term of the agreement.

18.  RECONCILIATION WITH UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

          The consolidated financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles ("Cdn. GAAP") which are different in some respects from those applicable in the United States of America ("U.S. GAAP") and from practices prescribed by the United States Securities and Exchange Commission.

          Variations between balance sheet items and statements of operations items as shown in the consolidated financial statements under Cdn. GAAP and the amounts determined using U.S. GAAP are as follows:

CONSOLIDATED BALANCE SHEETS

                                Mineral                                                                       Accounts
                              Properties                                                                     Payable and
(Expressed in thousands           and       Cash and Cash  Short-term   Long-term    Restricted  Intagible     Accrued
of Canadian dollars)          Fixed Assets   Equivalents   Investments  Investments     Cash       Assets    Liabilities
---------------------------------------------------------------------------------------------------------------------------
AS AT DECEMBER 31, 2005
As shown in the consolidated
  financial statements under
  Cdn. GAAP                       $165,168       $18,749      $2,523       $5,615      $ 3,929        $ -       $32,797
 Shares issued to promoters
  or shareholders in
  exchange (a)                        (735)
Adjustment relating to
  stock-based compensation (l)
Adjustment relating to
  stock-based compensation
  to non-employee
Adjustment relating to
  stock-based compensation
  to senior officer
Adjustment relating to
  write-down of
El Toqui mine (b)                   (1,458)
Adjustment relating to
  exploration expenditures
  (c)                               (7,602)
Adjustment relating to
  unrealized gains on
  short-term investments (e)                                     203
Adjustment relating to
  fair value on long-term
  investments (f)                                                            (412)
Adjustment relating to
  flow-through shares (i)                         (7,406)                                7,406                      940
Recognition of  minimum
  pension liability (k)                                                                             1,296
Adjustment to reclassify
  Cumulative Translation
  Adjustment (h)

---------------------------------------------------------------------------------------------------------------------------
According to U.S. GAAP            $155,373       $11,343      $2,726       $5,203      $11,335     $1,296       $33,737
===========================================================================================================================

(Continued)

                                              Accumulated
                                 Employee        Other                                 Cumulative
(Expressed in thousands           Future     Comprehensive              Contributed    Translation    Capital
of Canadian dollars)              Benefits       Income       Deficit     Surplus      Adjustment      Stock
-----------------------------------------------------------------------------------------------------------------

AS AT DECEMBER 31, 2005
As shown in the consolidated
  financial statements under
  Cdn. GAAP                         $5,379            $ -    ($172,928)     $3,300        ($11,699)    $335,512
 Shares issued to promoters
  or shareholders in
  exchange (a)                                                  13,471                                  (14,206)
Adjustment relating to
  stock-based compensation (l)                                     458         (28)                        (430)
Adjustment relating to
  stock-based compensation
  to non-employee                                                  (48)         48
Adjustment relating to
  stock-based compensation
  to senior officer                                               (156)        156
Adjustment relating to
  write-down of
El Toqui mine (b)                                               (1,458)
Adjustment relating to
  exploration expenditures
  (c)                                                           (7,602)
Adjustment relating to
  unrealized gains on
  short-term investments (e)                          203
Adjustment relating to
  fair value on long-term
  investments (f)                                                 (412)
Adjustment relating to
  flow-through shares (i)                                          142                                   (1,082)
Recognition of  minimum
  pension liability (k)              7,114         (5,818)
Adjustment to reclassify
  Cumulative Translation
  Adjustment (h)                                  (11,699)                                  11,699

-----------------------------------------------------------------------------------------------------------------
According to U.S. GAAP             $12,493       ($17,314)   ($168,533)     $3,476         $     -     $319,794
=================================================================================================================

                                Mineral                                                                       Accounts
                              Properties                                                                     Payable and
(Expressed in thousands           and       Cash and Cash  Short-term   Long-term    Restricted  Intagible     Accrued
of Canadian dollars)          Fixed Assets   Equivalents   Investments  Investments     Cash       Assets    Liabilities
---------------------------------------------------------------------------------------------------------------------------
AS AT DECEMBER 31, 2004
As shown in the consolidated
   financial statements
   under Cdn. GAAP               $153,073       $12,667       $2,633       $5,615       $3,391    $    -         $35,558
 Shares issued to promoters
   or shareholders in
   exchange (a)                    (1,028)
Adjustment relating to
   stock-based
   compensation (l)
Adjustment relating to
   stock-based compensation
   to non-employee
Adjustment relating to
   stock-based compensation
   to senior officer
Adjustment relating to
   write-down of
El Toqui mine (b)                  (1,862)
Adjustment relating to
   exploration expenditures
   (c)                             (7,595)
Adjustment relating to
   unrealized gains on
   short-term investments
   (e)                                                         1,253
Adjustment relating to
   fair value on long-term
   investments (f)                                                          2,440
Adjustment relating to
   flow-through shares (i)                         (742)                                   742                       142
Recognition of minimum
   pension liability (k)                                                                           1,512
Adjustment to reclassify
   Cumulative Translation
   Adjustment (h)

---------------------------------------------------------------------------------------------------------------------------
According to U.S. GAAP           $142,588       $11,925       $3,886       $8,055       $4,133    $1,512         $35,700
===========================================================================================================================

(Continued)

                                              Accumulated
                                 Employee        Other                                 Cumulative
(Expressed in thousands           Future     Comprehensive              Contributed    Translation    Capital
of Canadian dollars)              Benefits       Income       Deficit     Surplus      Adjustment      Stock
-----------------------------------------------------------------------------------------------------------------

AS AT DECEMBER 31, 2004
As shown in the consolidated
   financial statements
   under Cdn. GAAP                  $6,446          $  -     ($187,667)     $3,120       ($9,009)      $326,403
 Shares issued to promoters
   or shareholders in
   exchange (a)                                                 13,178                   (14,206)
Adjustment relating to
   stock-based
   compensation (l)                                                458        (410)          (48)
Adjustment relating to
   stock-based compensation
   to non-employee                                                 (48)         48
Adjustment relating to
   stock-based compensation
   to senior officer                                              (156)        156
Adjustment relating to
   write-down of
El Toqui mine (b)                                               (1,862)
Adjustment relating to
   exploration expenditures
   (c)                                                          (7,595)
Adjustment relating to
   unrealized gains on
   short-term investments
   (e)                                             1,253
Adjustment relating to
   fair value on long-term
   investments (f)                                               2,440
Adjustment relating to
   flow-through shares (i)                                                   (142)
Recognition of minimum
   pension liability (k)             2,022          (510)
Adjustment to reclassify
   Cumulative Translation
   Adjustment (h)                                 (9,009)                                  9,009

-----------------------------------------------------------------------------------------------------------------
According to U.S. GAAP              $8,468       ($8,266)    ($181,252)    $2,914           $  -       $312,007
=================================================================================================================

CONSOLIDATED STATEMENTS OF OPERATIONS

(Expressed in thousands of Canadian dollars, except for per share          2005         2004         2003
information)
----------------------------------------------------------------------------------------------------------
Earnings as shown in the consolidated financial
    statements under Cdn. GAAP                                          $14,739       $2,624         $651
Additional (expense) income:
Cumulative effect of change in accounting principle for ARO (m)               -            -     (11,903)
Adjustment to depletion in connection with shares
    issued to promoters or shareholders (a)                                 293          261          279
Adjustment relating to depreciation and depletion (b)                       404          268          158
Adjustment relating to write-off of exploration expenditures (c)            (7)        (807)        (837)
Adjustment stock-based compensation (l)                                       -            -          274
Adjustment to mark-to-market long-term investment (f)                   (2,852)            -            -
Adjustment to mark-to-market embedded option in long-term                     -        2,348            -
investment (f)
Adjustment  for interest on long-term investment                              -           92            -
Adjustment to reverse write-off of exploration properties under
Cdn. GAAP as these         properties were already expensed under
U.S. GAAP (c)                                                                 -        1,178            -
Adjustment relating to flow-through shares (i)                              142            -            -
==========================================================================================================
Net earnings (loss) under U.S. GAAP                                     $12,719       $5,964     ($11,378)
==========================================================================================================

Basic earnings (loss) per share under U.S. GAAP                           $0.03        $0.02      ($0.05)
Diluted earnings (loss) per share under U.S. GAAP                         $0.03        $0.02      ($0.05)
Effect of U.S. GAAP adjustments on basic earnings (loss) per share       ($0.01)       $0.01      ($0.05)

CONSOLIDATED STATEMENTS OF OPERATIONS PRESENTATION:
     Under U.S. GAAP, the measure "Contribution (Loss) from Mining Activities" is not a recognized term and would therefore not be presented. "Contribution
(Loss) from Mining Activities" when adjusted for the items in the table below is comparable to the terminology "Earnings (Loss) from operations" under U.S. GAAP.
     The following table reconciles "Contribution (Loss) from Mining Activities under Cdn. GAAP" to "Earnings (Loss) from operations under U.S. GAAP"

(Expressed in thousands of Canadian dollars)                          2005            2004           2003
------------------------------------------------------------------------------------------------------------
Contribution (Loss) from Mining Activities under Cdn. GAAP     $     27,955  $       25,729  $      (8,812)
General and administrative                                           (8,666)         (9,559)        (5,087)
Stock-based compensation                                               (809)         (1,253)          (274)
Exploration expense                                                    (535)              -              -
Write-down of mineral properties and fixed assets                      (879)         (1,178)          (279)
Other  non-producing property costs                                  (9,035)         (8,638)        (5,394)
Aggregate adjustments for U.S. GAAP                                  (2,162)          3,340        (12,029)
------------------------------------------------------------------------------------------------------------
Earnings (Loss) from operations under U.S. GAAP                $      5,869  $        8,441  $     (31,875)
============================================================================================================

For U.S. GAAP purposes, the components of non-operating income (loss) are as follows:
(Expressed in thousands of Canadian dollars)                          2005            2004           2003
------------------------------------------------------------------------------------------------------------

Interest and financing                                         $     (1,284) $         (509) $      (3,321)
Investment and other income                                           2,595             843            405
Loss on gold loan                                                    (1,787)              -              -
Foreign exchange gain (loss) on US dollar denominated debt              492            (431)        11,578
Other foreign exchange (loss) gain                                     (294)         (1,809)           206
Adjustment relating to flow-through shares                              142               -              -
------------------------------------------------------------------------------------------------------------
Non-operating income (loss) for U.S. GAAP                      $       (136) $       (1,906) $       8,868
============================================================================================================

                                       25

     The following table reconciles "Net earnings (loss) under U.S. GAAP" to "Comprehensive income (loss) under U.S. GAAP".

  (Expressed in thousands of Canadian dollars)                        2005            2004           2003
  ------------------------------------------------------------------------------------------------------------
    Net Earnings (Loss) under U.S. GAAP                             $12,719          $5,964       ($11,378)
    Change in cumulative translation adjustment account (h)          (2,690)         (5,688)       (17,727)
    Adjustment to recognise minimum pension liability (k)            (5,818)           (510)             -
    Adjustment relating to unrealized gains on short-term
    investments (e)                                                     203           1,253              18
  ------------------------------------------------------------------------------------------------------------
    Comprehensive income (loss) under U.S. GAAP                      $4,414          $1,019        ($29,087)
  ============================================================================================================

     There are no differences in cash flows provided from operating activities, financing activities and investing activities as presented in the statements of cash flows under Cdn. and U.S. GAAP except that, under U.S. GAAP the determination of cash provided from operating activities would reflect the net earnings (loss) under U.S. GAAP (as opposed to Cdn. GAAP) with appropriate adjustments to non-cash items and non-cash working capital items with respect to adjustments disclosed in the balance sheet and statement of operations schedules above to arrive at the same cash flow from operating activities amount under both Cdn. and U.S. GAAP. Also, the sub-total within the caption "Cash provided from (Used for) operating activities" under "Operating Activities" is not permitted; therefore the reader should disregard the sub-total of $32,799,000, $35,420,000 and $13,445,000 for 2005, 2004, and 2003, respectively for U.S. GAAP purposes. As well, changes in restricted cash would be shown as an investing activity rather than a financing activity.

DIFFERENCES BETWEEN CDN. GAAP AND U.S. GAAP

a) Transfer of Non-monetary Assets from Promoters or Shareholders in Exchange for Shares
     Under Cdn. GAAP, non-monetary assets acquired in exchange for common shares of the Company should be valued at the fair value of the consideration given, unless the fair value of the consideration given is not clearly evident, in which case the acquisition should be accounted for at the fair value of the net assets acquired.
     The Securities and Exchange Commission's interpretative response to U.S. Accounting Principles Board Opinion No. 29 requires that non-monetary assets transferred from promoters or shareholders in exchange for common shares of the Company be recorded at the transferor's historical cost.

b)   Write-down of Mineral Properties and Fixed Assets
     Following an evaluation of the Company's mineral properties and fixed assets on the basis set out in Note 1 of the Company's 2005 consolidated financial statements, the Company determined that no write-down was required in 2005, 2004 and 2003 as a result of applying SFAS 144, "Accounting for the Impairment or Disposal of Long-lived Assets". In 2002, differences in the amount of write-down arose, reflecting the requirement under U.S. GAAP to discount future cash flows from impaired properties to measure impairment. Under Cdn. GAAP at the time, future cash flows from properties were not discounted in determining the magnitude of any impairment. As a consequence of the difference in impairment write-downs, under U.S. GAAP, depreciation and depletion would be reduced in 2005 by $404,000 ($268,000 in 2004, and $158,000 in 2003).

c)   Exploration Expenditures
     Under Cdn. GAAP, the Company defers certain exploration expenditures. When the properties are brought into commercial production, the deferred costs are amortized on the unit-of-production basis. If the properties are abandoned, the deferred expenditures are expensed at that time. The Securities and Exchange Commission published interpretations with respect to the extractive industry and has stated that under U.S. GAAP exploration expenditures during the exploration stage prior to determination of the existence of commercially mineable ore bodies are required to be expensed as incurred. Under U.S. GAAP, the Company expenses exploration costs of non-producing properties as incurred.

d)   Comprehensive Income (Loss)
     Under SFAS No. 130, "Reporting Comprehensive Income", all components of comprehensive income (loss) are to be reported in the period in which they are recognized. It requires that an entity classify items of other comprehensive income by their nature in a financial statement and disclose the accumulated balance of other comprehensive income separately from retained earnings (deficit) and additional paid in capital.

e)   Short-term Investments

     Under Cdn. GAAP, short-term investments are recorded at the lower of cost and quoted market value. Under U.S. GAAP, unrealized gains (losses) on short-term investments classified as available for sale securities are recorded in other comprehensive income, until realized.

f)   Long-term Investment

     Long-term investment consists of a non-interest bearing convertible debenture from Taseko Mines Limited, which under Cdn. GAAP, is recorded at cost, net of any impairment in value. Under Cdn. GAAP the Company has not recorded any interest income or unrealized gains (losses) on this investment. Under U.S. GAAP, unrealized holding gains and losses on trading securities are recognized in earnings, in accordance with SFAS 115 "Accounting for Certain Investments in Debt and Equity Securities." In the current year, the Company has recorded a mark-to-market loss on the investment of $2,852,000.

g)   Derivative Instruments and Hedging Activities

     The Company applies Financial Accounting Standards Board ("FASB") Statement No.133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), and the corresponding amendments under FASB Statement No.138 ("SFAS 138"). SFAS 133 requires that all derivative financial instruments be recognized in the financial statements and measured at fair value regardless of the purpose or intent for holding them. Changes in the fair value of derivative financial instruments are either recognized periodically in income or in shareholders' equity (as a component of other comprehensive income), depending on whether the derivative is being used to hedge changes in the fair values or cash flows. SFAS 138 amended certain provisions of SFAS 133 to clarify four areas of implementation.

Under both Cdn. and U.S. GAAP, the Company has marked to market its derivative instruments and the resulting unrealized gains (losses) have been charged to income in the relevant year.

h)   Cumulative Translation Adjustment Account

     Under Cdn. GAAP, the unrealized translation gains and losses on the Company's net investment in self-sustaining operations translated using the current rate method accumulate in a separate component of shareholders' equity described as "Cumulative translation adjustment" on the consolidated balance sheet. Under U.S. GAAP, such unrealized foreign exchange gains and losses would not accumulate in a separate component of shareholders' equity but rather as an adjustment to other comprehensive income.

i)   Flow-through Shares

     Under Canadian income tax legislation, a company is permitted to issue shares whereby the company agrees to incur qualifying expenditures and provide the related income tax deductions to the investors. The Company has accounted for the issue of flow-through shares using the deferral method in accordance with Cdn. GAAP. At the time of issue, the funds received are recorded as share capital. When the company renounces its rights to the related tax deductions, the resulting future income tax liability ("FITL") is debited to share capital, and any related decrease of the valuation allowance against future income tax assets would be credited to income. Prior to 2004, Canadian GAAP did not require the FITL to be charged to share capital. For U.S. GAAP, the premium paid in excess of the market value of $940,000 (2004 - $Nil, 2003 - $142,000) is credited to accounts payable and accrued liabilities and will be included in income when the company renounces the deductions and the related FITL is charged to income. Qualifying expenditures were incurred in 2005 of $417,000 (2004 - $742,000, 2003 - $Nil) relating to the 2003 flow-through shares and the premium of $142,000 was brought into income in 2005. The flow-through fund, which is equivalent to the total unexpended proceeds of $7,406,000 (2004 - $742,000, 2003
- $742,000), and is considered to be restricted and is not considered to be cash or cash equivalents under U.S. GAAP.

j)   Accounts Payable and Accrued Liabilities

     Included in accounts payable and accrued liabilities are amounts for accounts payable and accrued expenses, respectively, as follows:

($000's)                                                     2005        2004
--------------------------------------------------------------------------------
Accounts payable                                          $16,266     $24,946
Payroll and severance accrual                               8,129       4,931
Utilities cost accrual                                        632         873
Management fees accrual                                       500         500
Mark-to-market of metal forward sale and call options       3,552         315
Capital lease - current portion                               657         375
Capital tax accrual                                           144         130
Premium paid on flow-through shares                           940         142
Other accruals                                              2,917       3,488
--------------------------------------------------------------------------------
                                                          $33,737     $35,700

k)   Minimum Pension Liability

     Under U.S. GAAP, if the accumulated pension plan benefit obligation which is the same as the accrued benefit obligation exceeds the market value of plan assets, a minimum pension liability for the excess is recognized to the extent that the liability recorded in the balance sheet is less than the minimum liability. Any portion of this additional liability that relates to unrecognized prior service cost is recognized as an intangible asset while the remainder is charged to Other Comprehensive Income. Cdn. GAAP does not require the Company to record a minimum pension liability and does not have the concept of Other Comprehensive Income. In 2005, the Company recorded a minimum pension liability of $7,114,000 (2004 - $2,022,000), an unrecognized prior service cost of $1,296,000 (2004 - $1,512,000), classified as "Intangible Asset" on the U.S. GAAP balance sheet, and a loss charged to Other Comprehensive Income of $5,818,000 (2004 - $510,000).

l)   Stock Based Compensation

     Under both Cdn. GAAP and U.S. GAAP, effective January 1, 2004, the Company recorded an expense for employee stock-based compensation using the fair value based method in accordance with the transitional provisions of Section 3870 and SFAS 123 as amended by SFAS 148. As a result of applying the modified prospective method for U.S. GAAP the stock-based compensation recognized under Cdn. GAAP for 2003 and 2002 has been reversed against contributed surplus and capital stock as, under US GAAP, recognition is not required for options granted before January 1, 2004.

     The fair value at grant date of stock options is estimated using the Black-Scholes option-pricing model. Compensation expense is recognized over the stock option vesting period.

     Under U.S. GAAP, options granted to non-employees would be fair valued and accounted as compensation expense. Under present Cdn. GAAP, effective January 1, 2002, options can be valued under either the intrinsic value method or the fair value method. In accordance with Cdn. GAAP in effect prior to January 1, 2002, the Company did not recognize compensation expense for options granted to non-employees. For purposes of determining compensation expense under U.S. GAAP, the fair value of each option grant has been estimated on the balance sheet date using Black-Scholes option-pricing model with assumptions of a 1.58 year expected life, risk free interest rate of 5.25%, an expected volatility of 136% and a dividend yield of 0%.

     During 2001 as part of an employment agreement with a former senior personnel, the Company had granted stock options to this individual, which fully vested on the date of the grant.

     Under Cdn. GAAP, the Company has accounted for the options in accordance with the Company's Accounting Policy for stock options. Under U.S. GAAP the direct award of stock would be accounted for at the fair value of the stock on the date of the award. The fair value of each option grant is estimated on the balance sheet date using Black-Scholes option-pricing model with assumptions of a 3-year expected life, risk free interest rate of 5.25%, an expected volatility of 136% and a dividend yield of 0%.

m)   Asset Retirement Obligations

     Effective January 1, 2004, under Cdn. GAAP the Company adopted Section 3110, "Accounting for Asset Retirement Obligations" which requires that the fair value of liabilities for asset retirement obligations associated with tangible long-lived assets be recognized in the period in which they are incurred. This Section harmonizes Cdn. GAAP with U.S. GAAP (SFAS 143) for the accounting for asset retirement obligations. There are no GAAP differences between Cdn. GAAP and U.S. GAAP related to the accounting for asset retirement obligations on a prospective basis. Under Section 3110, the transition provisions required the prior year comparatives to be restated. However, U.S. GAAP required a cumulative effect of accounting change to be recorded in the period of adoption for SFAS 143, which was recorded by the Company for the year ended December 31, 2003. The restatements under Cdn. GAAP have been reversed in 2002 and a cumulative adjustment has been recorded in 2003 under U.S. GAAP.

n)   Variable Interest Entities

     In December 2003, the FASB issued FIN 46R, which provides guidance on the identification and reporting for entities over which control is achieved through means other than voting rights. FIN 46R defines such entities as variable interest entities ("VIEs"). Application of this revised interpretation was required in financial statements for companies that have interests in VIEs or potential VIEs for periods ending after December 15, 2003. Application for all other types of entities is required in financial statements for periods ending after March 15, 2004. The adoption of this accounting standard did not have a material impact on the financial statements of the Company.

p)   Recent Accounting Pronouncements

     U.S. STANDARDS

     In December 2004, the FASB issued SFAS 153, "Exchanges of Nonmonetary Assets - an Amendment of APB Opinion No. 29". The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions", is based on the principle that exchanges of nonmonetary assets should be based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS 153 are effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. Early adoption is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company's results of operations or financial position.

     In March 2005, the FASB issued FIN 47, "Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143" ("FIN 47"), which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability's fair value can be reasonably estimated. FIN 47 was adopted by the Company during the year. The adoption of this standard did not have a material effect on the Company's results of operations, financial position or cash flows.

     The Financial Accounting Standards Board (FASB) has issued FASB Statement No. 151, Inventory Costs, an amendment of ARB No. 43, Chapter 4. The amendments made by Statement 151 will improve financial reporting by clarifying that abnormal amounts of idle facility expense, freight, handling costs, and wasted materials (spoilage) should be recognized as current-period charges and by requiring the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The guidance is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Earlier application is permitted for inventory costs incurred during fiscal years beginning after November 23, 2004. The provisions of Statement 151 should be applied prospectively. The Company does not expect the standard will have any impact on its financial statements.

     In December 2004, the FASB issued SFAS No. 123 (Revised 2004), "Share-Based Payments" ("SFAS 123R"), which requires all share-based payments to employees, including grants of employee stock options, to be recognized as compensation expense in the consolidated financial statements based on their fair values. SFAS 123R also modifies certain measurement and expense recognition provisions of SFAS 123, that will impact the Company, including the requirement to estimate employee forfeitures each period when recognizing compensation expense, and requiring that the initial and subsequent measurement of the cost of liability-based awards each period be based on the fair value (instead of the intrinsic value) of the award. This statement is effective for the Company as of January 1, 2006. SAB 107, "Share Based Payment" ("SAB 107") was issued by the SEC in March 2005, and provides supplemental SFAS 123R application guidance based on the views of the SEC. As described in "Accounting Changes" above, the Company is expensing stock-based compensation using the fair value method prospectively for all awards granted or modified on or after January 1, 2002 for Canadian GAAP, which is similar to SFAS 123R. This change is not expected to have a material impact on the calculated compensation expense and as a result, the adoption of SFAS No. 123R is not expected to have an impact on the Company's results of operations and financial condition.

     In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections" ("SFAS 154"), which relates to the accounting for and reporting of a change in accounting principles and applies to all voluntary changes in accounting principles. The reporting of corrections of an error by restating previously issued financial statements is also addressed by this statement. SFAS 154 applies to pronouncements in the event they do not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed. SFAS 154 requires retroactive application to prior periods' financial statements of changes in accounting principle, unless the period specific effects or cumulative effects of an accounting change are impracticable to determine, in which case the new accounting principle is required to be applied to the assets and liabilities as of the earliest period practicable, with a corresponding adjustment made to opening retained earnings. Prior to SFAS 154, most accounting changes were recorded effective at the beginning of the year of change, with the cumulative effect at the beginning of the year of change recorded as a charge or credit to earnings in the period a change was adopted. SFAS 154 will be effective on accounting changes and corrections of errors beginning in 2006. SFAS does not change the transition provisions of any existing accounting pronouncements, including those that are in the transition phase as of the effective date of SFAS 154.

     CANADIAN STANDARDS

     The terms "proven and probable reserves", "development" and "production" have the same meaning under both U.S. and Cdn. GAAP. In addition, mining related costs are only capitalized after proven and probable reserves have been designated under both U.S. and Cdn. GAAP.

19.  CONTINGENCIES AND COMMITMENTS

     CONTINGENCIES

     a) On October 10, 2002, the Nunavut Water Board ("NWB") issued to CanZinco Ltd. ("Canzinco"), a wholly-owned subsidiary of the Company a renewal of its water license, for a period of 5.5 years commencing on October 1, 2002. One of the conditions contained in the water license renewal was a requirement that the Company guarantee the financial security required by the license. The NWB established that the amount of security required by the license was $17,600,000. Of that amount $5,000,000 had been previously posted in the form of indemnity bonds pursuant to the expired water license. The issue of the outstanding balance of $12,600,000 was to have been addressed by the Company within 30 days of the issuance of the water license.

        In February 2003, the Company delivered to the Department of Indian Affairs and Northern Development ("DIAND"), the federal government agency responsible for the administration of financial security matters related to any water license issued by the NWB, an unsecured promissory note in the amount of $1,000,000 in order to satisfy the full requirement for financial security set out in the expired water license. On July 31, 2003, the indemnity bond in place in the amount of $5,000,000 to satisfy the previous water license expired, and it too was replace by an unsecured promissory note issued by the Company. These two unsecured promissory notes, taken in concert, satisfied the full requirement for financial security set out in the previous water license.

        Following the issuance of the new water license in October 2002, protracted discussions were held with DIAND regarding the form of security to be adopted to satisfy the financial security requirements of the new water license. Those discussions culminated in March 2005, when another unsecured promissory note was issued by the Company in the amount of $11,600,000 to satisfy the balance of the financial security requirement. With that transaction, the full amount of the financial security required, being $17,600,000, has been satisfied using unsecured promissory notes.

     b) In 2003, Kalwea Financial Corp., BVI ("Kalwea") commenced an action against the Company and CanZinco, for damages in the amount of $560,000 plus additional annual minimum royalty payments of $70,000 each quarter on October 1, January 1, April 1, and July 1, sequentially. Kalwea also claims a transfer of certain mining claims in Restigouche County, New Brunswick. The Company and CanZinco have filed a statement of defense and have counterclaimed for damages in the amount of $840,000 for overpayment of royalties. Kalwea alleges that it is a secured creditor of Marshall Minerals Corp. ("Marshall"), a company with which CanZinco has a royalty agreement arising from the purchase of mining claims in 1995. The Company and CanZinco are of the opinion that Kalwea's claims are without merit. This action was mediated on March 23, 2004, but the parties did not reach a definitive resolution. While the Company has preserved its legal rights, it continues to negotiate the terms of settlement with the plaintiff.

     c) Taseko Mines Limited ("Taseko"), the parent of Gibraltar Mines Ltd. ("Gibraltar"), has notified Boliden Westmin (Canada) Limited ("BWCL") (now NVI Mining, ("NVI"), a wholly owned subsidiary of the Company) in 2001 about indemnification claims made by Gibraltar pursuant to the purchase agreement entered into in 1999, whereby Gibraltar acquired certain assets from BWCL on July 21, 1999. The claims are (a) latent tax liabilities estimated to be $3,750,000 relating to the environmental reclamation deposit that was transferred to Gibraltar as a result of the purchase agreement; (b) potential tax liabilities with respect to an employee severance trust, which is in excess of $500,000. If this claim is successful, it exposes NVI to further direct liabilities which have not been quantified; and (c) a claim for tax loss deductions in the amount of $54,000,000 as a result of delays in signing a mineral exploration cumulative expenditure account. The Company believes, based on correspondence between Taseko and BWCL, that this claim may no longer be outstanding. No legal proceedings have been commenced with respect to any of these claims.

        The Alberta Energy Utilities Board has notified BWCL, now NVI, that it is required to post $280,000 as security for reclamation of a number of closed gas wells in Alberta. The notice is pursuant to the Licensee Liability Rating Program of the Alberta Energy and Utilities Board. NVI must also address non-compliance issues such as removal of vegetation. The Company believes that this estimated figure might be higher than required because some prior remediation work was carried out in 2000 by the predecessor company. No legal proceedings have been commenced with respect to this matter.

        NVI is involved in certain other legal actions. It is the opinion of the Company that these legal matters will be resolved without a material effect on the Company's financial position or results of operations.

     e) Tusk Energy Inc, Acanthus Resources Ltd., Bounty Developments Ltd., Cabre Exploration Ltd., Sunoma Energy Corp. and Trans World Oil & Gas Ltd. have filed a claim against multiple defendants including, Nanisivik Mines Ltd. ("Nanisivik"), a subsidiary of CanZinco, AEC West Ltd., Gulf Canada Resources Limited, et al. The claim arises from ownership or ownership interest of the Plaintiffs and Defendants in oil and gas producing properties in the Meekwap area of Alberta. It is alleged that Gulf Canada was responsible for measurement and processing of the plaintiffs' gas and natural gas liquids and failed to accurately measure and account for the plaintiffs' contributions from January 1990 to June, 1996, thereby resulting in allocations to all other defendants, including Nanisivik, in excess of their proper share and therefore have been unjustly enriched. The total claim against all defendants is approximately $6,000,000. It is not possible at this time to assess what portion, if any, of the misallocations, were actually received by Nanisivik. The action is subject to a standstill agreement, which expired on March 31, 2005. The plaintiffs are determining if they intend to pursue the action further.

     f) The Company is also involved in other legal proceedings and claims, which arise in the ordinary course of its business. The Company believes these claims are without merit and is vigorously defending them. In the opinion of the management, the amount of ultimate liability with respect to these actions will not materially affect the financial position, results of operations or cash flows of the Company.

     g) The Company's mining and exploration activities are subject to various federal, provincial and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and generally becoming more restrictive. The Company conducts its operations so as to protect public health and the environment and believes its operations are materially in compliance with all applicable laws and regulations. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations.

20.  LEASE COMMITMENTS

     The Company is committed to operating leases for business premises and equipment as follows:

     ($000's)
     ----------------------------------------------------
     2006                                            979
     2007                                            698
     2008                                            590
     2009                                            399
     2010                                            354
     2011 and thereafter                              29

     The following is a schedule of future minimum lease payments under the capital lease expiring September 27, 2010 together with the balance of the obligation under capital lease.

     ($000's)
     -----------------------------------------------------------------------
     2006                                                              725
     2007                                                              542
     2008                                                              303
     2009                                                              146
     2010                                                              109
     -----------------------------------------------------------------------
     Total minimum lease payments                                    1,825
        Less: amount representing interest at
        rates ranging from 5.9% -9.0%                                 (183)
     -----------------------------------------------------------------------
     Balance of the obligation                                       1,642

SEGMENT INFORMATION

     The Company operates in the mining industry. Operations in the Americas and Tunisia include the production and sale of zinc, lead and copper concentrates which also contain silver and gold.

     The accounting policies adopted by these segments are the same as those described in the Summary of Significant Accounting Policies (see note 1).

     As the products and services in each of the reportable segments, except for corporate activities, are essentially the same, the reportable segments have been determined at the level where decisions are made on the allocation of resources and capital, and where internal financial statements are available.


SEGMENT INFORMATION

For the Year Ended December 31, 2005
($000's)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Corporate  Consoli-
Geographic location         Latin America                           Canada                             Tunisia  and Other   dated
------------------------------------------------------------------------------------------------------------------------------------
                         El       El                                 Myra   Bouchard
                       Mochito   Toqui           Nanisivik  Caribou  Falls  -Hebert  Langlois          Bougrine
Operating Segment       Mine     Mine    Total     Mine      Mine    Mine     Mine     Mine    Total     Mine
------------------------------------------------------------------------------------------------------------------------------------
Gross sales revenue    85,418   49,634   135,052        -       -   113,725   25,129       -   138,854   41,976  (2,917)    312,965
Treatment and
  marketing costs     (29,439) (18,989)  (48,428)       -       -   (34,674)  (6,853)      -   (41,527) (15,436)      -    (105,391)
                      --------------------------------------------------------------------------------------------------------------
Net revenue            55,979   30,645    86,624        -       -    79,051   18,276       -    97,327   26,436  (2,917)    207,574
Direct operating
  costs               (29,814) (22,197)  (52,011)       -       -   (67,125) (10,334)      -   (77,459) (14,827)      -    (144,297)
Depreciation and
  depletion            (5,711)  (4,308)  (10,109)       -       -    (8,135)  (1,000)      -    (9,135)  (3,895)   (180)    (23,229)
Reclamation and
  closure costs          (648)    (295)     (943)  (8,578)   (394)   (1,371)    (283)    (92)  (10,718)    (432)      -     (12,093)
                      --------------------------------------------------------------------------------------------------------------
Contribution (loss)
  from mining
  activities           19,806    3,845    23,651   (8,578)   (394)    2,420    6,659     (92)       15    7,386  (3,097)     27,955
General and
  administrative            -        -         -        -       -         -        -       -         -        -  (8,666)     (8,666)
Stock-based
  compensation              -        -         -        -       -         -        -       -         -        -    (809)       (809)
Interest and
  financing                 -        -         -        -       -         -        -       -         -        -  (1,284)     (1,284)
Investment and other
  income                    -        -         -        -       -         -        -       -         -        -   2,595       2,595
Loss on remeasurement
  of gold loan              -        -         -        -       -    (1,787)       -       -    (1,787)       -       -      (1,787)
Foreign exchange
  gain on US dollar
  denominated debt          -        -         -        -       -         -        -       -         -        -     492         492
Other foreign
  exchange loss             -        -         -        -       -         -        -       -         -        -    (294)       (294)
Exploration costs           -        -         -        -       -         -     (535)      -      (535)       -       -        (535)
Write-down of mineral
  properties and
  fixed assets           (187)       -      (187)    (692)      -         -        -       -      (692)       -       -        (879)
Other non-producing
property costs              -        -         -   (2,526) (1,813)        -   (3,468)   (466)   (8,273)    (778)     16      (9,035)
Income and mining
  (taxes) recovery      5,453    1,003     6,456       72       -      (105)    (248)     27      (254)       -     784       6,986
                      --------------------------------------------------------------------------------------------------------------
Net earnings (loss)    25,072    4,848    29,920  (11,724) (2,207)      528    2,408    (531)  (11,526)   6,608 (10,263)     14,739
                      --------------------------------------------------------------------------------------------------------------

Capital expenditures    8,202    7,095    15,297      (30)      -    17,795      571   5,216    23,552       68      45      38,962
Identifiable assets    37,711   44,684    82,395    3,622   1,227   168,138    4,373  51,990   229,350    6,294  39,118     357,157

Capital expenditures for Myra Falls mine include fixed assets purchased through capital leases of $984,000.

INFORMATION ABOUT MAJOR CUSTOMERS
Of the Company's total consolidated net revenue for the year ended December 31, 2005, revenue from one customer of $37,959,000 originated from the Myra Falls mine, revenue from a second customer of $28,312,000 consisted of $15,162,000 that originated from the El Toqui mine, $6,443,000 that originated from the Bougrine mine and $6,707,000 that originated from the El Mochito mine, revenue from a third customer of $27,591,000 consisted of $18,088,000 that originated from the El Mochito mine, $3,312,000 that originated from the Bougrine mine, $3,239,000 that originated from the El Toqui mine and $2,952,000 that originated from the Myra Falls mine, and revenue from a fourth customer of $24,390,000 consisted of $19,604,000 that originated from the El Mochito mine and $4,786,000 that originated from the Myra Falls mine.


SEGMENT INFORMATION

For  the Year Ended December 31, 2004
($000's)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Corporate  Consoli-
Geographic location         Latin America                           Canada                             Tunisia  and Other   dated
------------------------------------------------------------------------------------------------------------------------------------
                         El       El                                 Myra   Bouchard
                       Mochito   Toqui           Nanisivik  Caribou  Falls  -Hebert  Langlois          Bougrine
Operating Segment       Mine     Mine    Total     Mine      Mine    Mine     Mine     Mine    Total     Mine
------------------------------------------------------------------------------------------------------------------------------------
Gross sales revenue    62,005   38,670   100,675        -       -    18,012   88,112       -   106,124   33,449      51     240,299
Treatment and
  marketing costs     (21,547) (15,463)  (37,010)       -       -    (6,262) (25,937)      -   (32,199) (12,647)      -     (81,856)
                      --------------------------------------------------------------------------------------------------------------
Net revenue            40,458   23,207    63,665        -       -    11,750   62,175       -    73,925   20,802      51     158,443
Direct operating
  costs               (25,684) (13,589)  (39,273)       -       -   (13,007) (32,034)      -   (45,041) (17,608)      -    (101,922)
Depreciation and
  depletion            (3,599)  (3,161)   (6,760)       -       -    (3,290)  (7,255)      -   (10,545)  (7,716)   (875)    (25,896)
Reclamation and
  closure costs          (605)    (294)     (899)    (715)   (365)     (542)  (1,625)    (86)   (3,333)    (664)      -      (4,896)
                      --------------------------------------------------------------------------------------------------------------
Contribution (loss)
  from mining
  activities           10,570    6,163    16,733     (715)   (365)   (5,089)  21,261     (86)   15,006   (5,186)   (824)     25,729
General and
  administrative            -        -         -        -       -         -        -       -         -        -  (9,559)     (9,559)
Stock-based
  compensation              -        -         -        -       -         -        -       -         -        -  (1,253)     (1,253)
Interest and
  financing                 -        -         -        -       -         -        -       -         -        -    (509)       (509)
Investment and
  other income              -        -         -        -       -         -        -       -         -        -     843         843
Foreign exchange
  loss on US dollar
  denominated debt          -        -         -        -       -         -        -       -         -        -    (431)       (431)
Other foreign
  exchange loss             -        -         -        -       -         -        -       -         -        -  (1,809)     (1,809)
Write-down of
  mineral properties
  and fixed assets          -        -         -        -       -         -        -       -         -        -  (1,178)     (1,178)
Other non-producing
  property costs            -        -         -   (6,834) (1,641)        -        -    (108)   (8,583)       -     (55)     (8,638)
Income and mining
  (taxes) recovery        (91)       -       (91)       -       -         -   (1,234)     11    (1,223)       -     743        (571)
                      --------------------------------------------------------------------------------------------------------------
Net earnings (loss)    10,479    6,163    16,642   (7,549) (2,006)   (5,089)  20,027    (183)    5,200   (5,186)(14,030)      2,624
                      --------------------------------------------------------------------------------------------------------------

Capital expenditures    6,762   10,981    17,743     (200)      -     3,997    1,219   4,008     9,024      428     494      27,689
Identifiable assets    38,165   43,756    81,921    6,954   1,210    97,825   14,351  46,189   166,529   16,320  22,704     287,474

INFORMATION ABOUT MAJOR CUSTOMERS
Of the Company's total consolidated net revenue for the year ended December 31, 2004, revenue from one customer of $53,966,000 was generated from the Bouchard-Hebert mine and revenue from a another customer of $23,307,000 consisted of $13,290,000 that was generated from the El Mochito Mine, $5,099,000 that was generated from the El Toqui Mine, $3,099,000 that was generated from the Myra Falls mine and $1,819,000 that was generated from the Bougrine mine.

SEGMENT INFORMATION

For  the Year  Ended  December 31, 2003
($000's)
(Restated - note 1)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                        Corporate  Consoli-
Geographic location         Latin America                           Canada                     Tunisia  and Other   dated
-----------------------------------------------------------------------------------------------------------------------------
                         El       El                                Bouchard
                       Mochito   Toqui           Nanisivik  Caribou -Hebert  Langlois          Bougrine
Operating Segment       Mine     Mine    Total     Mine      Mine     Mine     Mine    Total     Mine
-----------------------------------------------------------------------------------------------------------------------------
Gross revenue          53,940   34,290    88,230   11,454       -    75,677        -  87,131    33,350   (1,120)    207,591
Treatment and
  marketing costs     (21,352) (16,896)  (38,248)  (5,794)      -   (26,391)       - (32,185)  (13,148)             (83,581)
                      -------------------------------------------------------------------------------------------------------
Net revenue            32,588   17,394    49,982    5,660       -    49,286        -  54,946    20,202   (1,120)    124,010
Direct operating
  costs               (23,951) (16,594)  (40,545)  (5,860)      -   (38,918)       - (44,778)  (17,916)       -    (103,239)
Depreciation and
  depletion            (4,025)  (2,220)   (6,245)       -       -   (10,725)       - (10,725)   (8,595)    (399)    (25,964)
Reclamation and
  closure costs         (680)     (293)     (973)    (667)   (338)   (1,251)       -  (2,256)     (390)       -      (3,619)
                      -------------------------------------------------------------------------------------------------------
(Loss) contribution
  from mining
  activities            3,932   (1,713)    2,219     (867)   (338)   (1,608)       -  (2,813)   (6,699)  (1,519)     (8,812)
General and
  administrative            -        -         -        -       -         -        -       -         -   (5,087)     (5,087)
Stock-based
  compensation              -        -         -        -       -         -        -       -         -     (274)       (274)
Interest and
  financing                 -        -         -        -       -         -        -       -         -   (3,321)     (3,321)
Investment and
  other income              -        -         -        -       -         -        -       -         -      405         405
Foreign exchange
  gain on US dollar
  denominated debt          -        -         -        -       -         -        -       -         -   11,578      11,578
Other foreign
  exchange gain             -        -         -        -       -         -        -       -         -      206         206
Write-down of mineral
  properties and
  fixed assets           (279)       -      (279)       -       -         -        -       -         -        -        (279)
Other non-producing
  property income
  (costs)                   -        -         -   (3,386) (1,521)        -     (83)  (4,990)        -   10,384       5,394
Income and mining
  taxes (recovery)        (83)       -       (83)       -       -      (141)       5    (136)      145      915         841
Net earnings (loss)     3,570   (1,713)    1,857   (4,253) (1,859)   (1,749)     (78) (7,939)   (6,554)  13,287         651

Capital expenditures    2,586    5,748     8,334      (36)      -        27    1,659   1,650       606       31      10,621
Identifiable assets    35,332   35,111    70,443    7,266   1,499    22,117   42,268  73,150    24,974   11,026     179,593

INFORMATION ABOUT MAJOR CUSTOMERS
Of the Company's total consolidated net revenue for the year ended December 31, 2003, revenue from one customer of $48,795,000 originated from the Bouchard-Hebert Mine, and revenue from another customer of $15,126,000 consisted of $7,719,000 that originated from the Bougrine mine and $7,407,000 that originated from the El Toqui mine.

22.  ANALYSIS OF CHANGES IN NON-CASH WORKING CAPITAL ITEMS

    ($000's)
                                                        -------------------------------------------
                                                               2005          2004          2003
                                                        -------------------------------------------
    Accounts receivable - concentrate                         3,161           583         8,376
    Other receivables                                        (2,881)         (282)        1,271
    Concentrate inventory                                     8,590       (31,784)          708
    Materials and supplies inventory                          2,049         2,251         1,833
    Short-term investments                                      961            30            20
    Prepaid expenses and other current assets                 1,308           752          (165)
    Provisional payments for concentrate inventory
    shipped and not priced                                   (8,220)       21,779        (6,105)
    Accounts payable and accrued liabilities                 (2,205)        1,437        (2,630)
    Income and mining taxes payable                            (277)          189          (129)

                                                        -------------------------------------------
                                                              2,486       ($5,045)        3,179
                                                        -------------------------------------------

23.  EARNINGS PER SHARE
          Basic Earnings per Share ("EPS") has been calculated using the weighted-average number of shares outstanding during the year. The diluted EPS gives effect to the exercise of all outstanding options and warrants. Diluted earnings per common share data is not presented in 2003, as the exercise of options would not have been dilutive in the year.
          The calculation of diluted earnings per share has been computed using the treasury stock method which assumes that options and warrants with an exercise price lower than the average quoted market price were exercised at the later of the beginning of the period, or time of issue. In applying the treasury stock method, options and warrants with an exercise price greater than the average quoted market price of the Common Shares are not included in the calculation of diluted earnings per share as the effect is anti-dilutive. The average quoted market price of the Common Shares during 2005 was $0.48 (2004 - $0.53, 2003 - $0.32).

                                                                                2005          2004        2003
     ----------------------------------------------------------------------------------------------------------
     Earnings per share                                                        $0.04         $0.01       $0.00
     Diluted earnings per share                                                $0.04         $0.01         N/A

     Basic weighted-average number of shares outstanding (000's)             369,190       353,508     211,411
     Incremental  shares on assumed exercise of options and
       warrants (000's)                                                       20,300        23,292      10,259
     ----------------------------------------------------------------------------------------------------------
     Weighted-average number of Common Shares used for diluted
       earnings per share (000's)                                            389,490       376,800     221,670
     ----------------------------------------------------------------------------------------------------------

24.  SUBSEQUENT EVENT

          On January 31, 2006, the Company completed negotiations for a loan facility of US$12,000,000 (the "Facility") from Standard Bank PLC, an English and Welsh bank. The Facility bears an interest rate of LIBOR plus 2.0% per annum and has been secured by, and will be repaid from, deliveries of concentrate to a customer between January 31, 2006 and July 31, 2007.
          The funds were used to satisfy certain obligations to the government of British Columbia in connection with environmental security requirements for the Myra Falls mine.

CORPORATE INFORMATION

DIRECTORS

GARTH A. C. MACRAE (1), (3)
Chairman

DONALD K. CHARTER (2)

GRANT A. EDEY (1)

JONATHAN C. GOODMAN

NED GOODMAN

GEORGE E. PIRIE

A. MURRAY SINCLAIR, JR. (1), (2)

(1)   Member of Audit Committee
(2)   Member of Compensation Committee
(3)   Member of Hedging Committee


CORPORATE AND
REGISTERED OFFICE

95 Wellington Street West
Suite 950
Toronto, ON
M5J 2N7

Tel: (416) 363-4798
Fax: (416) 363-1315

E-MAIL:
investorinfo@breakwater.ca


SHARES AND WARRANTS

Toronto Stock Exchange (TSX)
Symbols - BWR & BWR.WT

WEBSITE

www.breakwater.ca


OFFICERS

GEORGE E. PIRIE
President and Chief Executive Officer

WILLIAM M. HEATH
Executive Vice President

RICHARD R. GODFREY
Vice President, Finance and Chief Financial Officer

BERT BOIVIN
Vice President, Canada

ROBERT L. BYRD, JR.
Vice President, Latin America

ROBERT R. CARREAU
Vice President, Environment

DR. ROBERT H. CUTTRISS
Vice President, Technical Services

J. STEVEN HAYES
Vice President, Commercial

TORBEN JENSEN
Vice President, Engineering

E. ANN WILKINSON
Vice President, Investor Relations

PRIYA PATIL
Corporate Counsel and Corporate Secretary

LEROY A. FONG
Controller

TRANSFER AGENT AND REGISTRAR

COMPUTERSHARE TRUST COMPANY OF CANADA
100 University Ave.,
9th Floor
Toronto, ON
M5J 2Y1

NORTH AMERICA TOLL-FREE
Tel: (800) 564-6253
Fax: (888) 453-0330

INTERNATIONAL
Tel: (514) 982-7555
Fax: (416) 263-9524

E-MAIL:
service@computershare.com
www.computershare.com


CO-TRANSFER AGENTS

COMPUTERSHARE TRUST COMPANY OF CANADA
510 Burrard Street
2nd Floor
Vancouver, BC
V6C 3B9

COMPUTERSHARE TRUST COMPANY INC.
350 Indiana Street,
Suite 800
Golden, Colorado
U.S.A. 80401

Tel: (303) 262-0600
Fax: (303) 262-0603


Printed in Canada on recycled paper using vegetable based inks.

Production
Walter J. Mishko & Co. Inc.

Design
Goodhoofd Inc.

WWW.BREAKWATER.CA



THIS REPORT INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS REGARDING THE INTENT, BELIEF OR CURRENT EXPECTATIONS OF THE COMPANY AND MEMBERS OF ITS SENIOR MANAGEMENT TEAM, INCLUDING, WITHOUT LIMITATION, EXPECTATIONS REGARDING PROSPECTIVE PERFORMANCE AND OPPORTUNITIES. INVESTORS ARE CAUTIONED THAT ANY SUCH FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND INVOLVE RISKS AND UNCERTAINTIES, AND THAT ACTUAL RESULTS AND FUTURE EVENTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN SUCH STATEMENTS.